Filed Pursuant to Rule 424(b)(5)

Registration No. 333-287875

PROSPECTUS

111,732 Shares

NeOnc Technologies Holdings, Inc.

This prospectus relates to the offer and sale from time to time by the selling stockholders identified herein of up to 111,732 of our shares (the “Shares”) of common stock, par value $0.0001 (“common stock”) of NeOnc Technologies Holdings, Inc, a Delaware corporation (the “Company”).

On December 1, 2025, the Company entered into a securities purchase agreement with the selling stockholder. See “Description of Private Placement”, and the section titled “Selling Stockholders” for additional information regarding the Selling Stockholder. For more information on possible methods of offer and sale by the Selling Stockholder, please see the section entitled “Plan of Distribution” beginning on page 111 of this prospectus. We will bear all fees and expenses incident to our obligation to register the offer and sale of the shares of common stock.

Our common stock is listed on The Nasdaq Global Market under the symbol “NTHI”. On December 9, 2025, the last reported sale price of our common stock on The Nasdaq Global Market was $8.96 per share.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our common stock involves a high degree of risk. See the “Risk Factors” section beginning on page 6 of this prospectus for the risks and uncertainties you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated December 23, 2025

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission. Neither we nor the Selling Stockholder have authorized anyone to provide any information different from, or in addition to, the information contained in this prospectus and in any free writing prospectuses we have prepared or that have been prepared on our behalf or to which we have referred you. Neither we nor the Selling Stockholder take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Stockholder is offering to sell, and seeking offers to buy, shares of their common stock only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

For investors outside the United States: Neither we nor the Selling Stockholder have done anything that would permit the use of or possession or distribution of this prospectus or any related free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock by the Selling Stockholder and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus relates to the offer and sale by the Selling Stockholder from time to time of 111,732 of common stock. We are not selling any shares of common stock under this prospectus, and we will not receive any proceeds from the sale of shares of common stock offered hereby by the Selling Stockholder.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to this offering. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information.”

Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained, or incorporated by reference, in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholder take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any applicable prospectus supplement is delivered, or securities are sold, on a later date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under “Where You Can Find Additional Information.”

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PROSPECTUS SUMMARY

This summary highlights certain significant aspects of our business and is a summary of information contained elsewhere in this prospectus. This summary is not complete and may not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our consolidated financial statements and related notes thereto included in this prospectus, before making an investment decision.

Unless otherwise indicated, all share and per share information in this prospectus has been retroactively restated to give effect to a 1.222 for-1 forward split of our outstanding shares of common stock in April 2023 and the subsequent issuance of 10,500,000 shares of our common stock to shareholders of NeOnc Technologies, Inc. in April 2023 in a share exchange.

Unless the context otherwise requires, the terms “NeOnc”, “Company”, “we”, “us” and “our” refer to NeOnc Technologies Holdings, Inc., a Delaware corporation, and its wholly-owned subsidiary NeOnc Technologies, Inc., and “this prospectus” refers to the offering contemplated this prospectus.

General

Our company (f/k/a NAS-ONC, Inc.) was formed in 2008, devoted to developing new drugs with new delivery modes. As a clinical-stage biopharmaceutical company, we have focused on establishing treatments for intracranial malignancies, i.e., aggressive cancers located in the brain. These cancer types include primary brain cancers, such as glioblastoma, and secondary brain cancers, that have arrived through metastatic spread from other cancers throughout the body, such as melanoma or breast and lung cancer. Brain-localized malignancies are particularly difficult to treat because the blood-brain barrier prevents efficient entry of most pharmacotherapeutic agents into the brain. As a result, these patients are faced with poor prognoses and shortened average life expectancy. NeOnc is developing novel drug delivery methods to be used in combination with novel drug candidates.

NeOnc has two lead products in development: NEO100 and NEO212. NEO100 is a purified form of perillyl acid (“POH”) which is administered to brain cancer patients via intranasal delivery. Ongoing activities for intranasal delivery of NEO100:

●	We have completed human testing in a Phase I clinical trial and are currently conducting a Phase IIa trial with recurrent malignant glioma (Grade IV, IDH1 mutant and Grade III Astrocytoma, IDH1 mutant) patients.

●	A similar Phase IIa trial of intranasal NEO100 (NEO 100-02) for patients with malignant skull-based meningioma is also ongoing. Meningiomas are slow-growing tumors originating in the meninges, the membranous layers surrounding the brain and spinal cord. We initiated this because these patients lack effective treatment options. These tumors are notoriously difficult to access, and conventional methods like surgery often lead to significant neurological deficits. Additionally, radiation therapy has shown limited effectiveness. The trial was officially launched in July 2023. As NEO100 uses the same treatment platform as the malignant gliomas, we bypassed the Phase I trial and received FDA approval for a Phase II trial within just 30 days.

●	Separate from this single-drug application, NEO100 is further being investigated as a drug delivery vehicle, where the results of NeOnc’s preclinical studies suggest evidence that the combination of NEO100 with other drugs may enable a patient’s improved brain tumor delivery via the intranasal route. Intranasal NEO100, mixed with levodopa (L-DOPA), is in the planning stages for a clinical trial in patients with Parkinson’s disease (PD). NeOnc’s laboratory experiments showed that intranasal NEO100 mixed with levodopa was able to reverse PD symptoms in mice. A Phase I clinical trial is planned to study the impact on human patients.

Our initial application for the Phase I/IIa trial for NEO 100 focused on an enrollment population with recurrent glioblastoma. Based on our Phase I results, NEO 100 showed more promise in patients with IDH1,2 mutant Grade IV astrocytomas. However, this patient population represented less than 5-10 percent of all patients with recurrent glioblastoma. As we planned for a total of 31 patients for Phase IIa in our initial analysis, enrollment of recurrent Grade IV, IDH1,2 mutants was limited due to the fact that only 5-10 percent of Grade IV astrocytomas have IDH1,2 mutations. Independent biostatistical review of clinical progression patterns of recurrent IDH1,2 mutated Grade III astrocytomas compared to recurrent IDH1,2 mutated Grade IV astrocytomas revealed that these two tumors have the same prognosis. As a result, in June 2023 we requested that the FDA not object to the inclusion of patients with recurrent Grade III IDH1,2 mutant astrocytomas in the Phase IIa trial. The FDA did not object and, as a result, the population of patients available to be enrolled is now much larger. Because the prognosis of recurrent Grade III IDH1,2 mutants is similar to recurrent IDH1,2 Grade IV astrocytomas, the number of patients needed to be enrolled in the Phase IIa trial to assess the clinical efficacy of NEO100 in the population of high grade astrocytomas did not change. The expanded patient population means that there are a significant number of additional patients that can be targeted for potential enrollment in the Phase IIa study; in an initial review, we have identified approximately 80 grade III IDH1,2 mutation-positive candidates. Patients with residual measurable disease are now followed via MRI scans to determine if there is progression, (recurrent disease), making them eligible for enrollment. We believe this targeted enrollment of both Grade III and IV IDH1,2 mutants may significantly expedite our trial process and we project that the readout for our Phase II studies with respect to NEO100 could now be feasibly delivered by the end of 2024, advancing our original timeline by a full year from 2025.

Our second lead product, NEO212, a covalently conjugated molecule combining the chemotherapeutic drug temozolomide with perillyl alcohol, has completed preclinical testing and has received investigational new drug (IND) approval from the United States Food and Drug Administration (FDA), i.e., it has been authorized to proceed to clinical testing in cancer patients. We have designed a Phase I/II trial for oral NEO212, which began in the fourth quarter of 2023. In this trial, NEO212 will be administered orally to patients with primary brain tumors (i.e., malignant gliomas) and secondary brain tumors (i.e., brain metastases derived from peripheral tumors, such as tumors of the lung, breast, skin/melanoma, etc.). Furthermore, NEO212 is undergoing development towards intranasal application specifically for patients with uncontrolled brain metastases derived from peripheral tumors (lung, breast, skin, etc.), but has not yet been studied in human patients.

Currently, none of our product candidates have been approved for sale in the United States or elsewhere. We have no commercial products nor do we have a sales or marketing infrastructure. In order to market and sell our products we must conduct clinical trials on patients and obtain regulatory approvals from appropriate regulatory agencies, like the FDA in the United States, and similar organizations elsewhere in the world.

We have not generated any revenue from product sales and from January 1, 2023 to September 30, 2025 have only generated revenue of $39,990. We do not anticipate generating significant revenues for the foreseeable future. We had net loss of $11,898,464 and $14,921,065 for the years ended December 31, 2024 and 2023, respectively. At December 31, 2024, we had an accumulated deficit of $50,608,445. Our net loss was $46,622,106 and $9,645,482 for the nine months ended September 30, 2025 and 2024, respectively. We had an accumulated deficit of $97,230,551 at September 30, 2025.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we are eligible to take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies and may elect to take advantage of other exemptions from reporting requirements in our future filings with the Securities Exchange Commission (“SEC”). In particular, in this prospectus, these exemptions include:

●	presenting only two years of audited consolidated financial statements and only two years of related selected financial data and Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in our registration statement of which this prospectus forms a part;

●	reduced disclosure about our executive compensation arrangements;

●	exemption from the requirements to hold non-binding advisory votes on executive compensation (“Say on Pay”);

●	extended transition periods for complying with new or revised accounting standards;

●	exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”); and

●	the auditor not being required to comply with the requirement in Public Company Accounting Oversight Board Auditing Standard 3101, The Auditor’s Report on an Audit of Financial Statements When the Auditor Expresses an Unqualified Opinion, to communicate critical audit matters in the auditor’s report.

We may take advantage of these exemptions up until the last day of the fiscal year following the fifth anniversary our direct listing on Nasdaq or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.235 billion in annual revenue, we have more than $700 million in market value of our stock held by non-affiliates (and we have been a public company for at least 12 months and have filed one annual report on Form 10-K) or we issue more than $1 billion of non-convertible debt securities over a three-year period. We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of certain reduced reporting obligations in this prospectus. Further, pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock, and our consolidated financial statements may not be comparable to the consolidated financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies. See “Risk Factors-Risks Related to Ownership or Our Common Stock” which describes that we are an emerging growth company, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

Corporate Information

NeOnc Technologies, Inc. was incorporated in Delaware in 2008 as NAS-ONC, Inc. In April 2023, shareholders of NeOnc Technologies, Inc. completed a share exchange (the “Share Exchange”) with NeOnc Technologies Holdings, Inc. pursuant to which all shareholders of NeOnc Technologies, Inc. became shareholders of NeOnc Technologies Holdings, Inc. and NeOnc Technologies, Inc. became a wholly-owned subsidiary of NeOnc Technologies Holdings, Inc. Our executive offices are located at 23975 Park Sorrento, Suite 205, Calabasas, CA 91302 and our telephone number is (310) 633-7831. Our corporate website is www.neonctech.com. Information appearing on our corporate website is not incorporated as part of this prospectus.

Summary Financial Data

The summary financial data set forth below should be read together with our financial statements and the related notes to those statements, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus. The consolidated statements of operations data for the years ended December 31, 2024 and 2023, and the consolidated balance sheet data as of December 31, 2024, have been derived from our audited financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the nine months ended September 30, 2025 and 2024 (unaudited) and the consolidated balance sheet data as of September 30, 2025 (unaudited), have been derived from our interim financial statements included elsewhere in this prospectus. The unaudited interim financial statements were prepared on a basis consistent with our audited financial statements and include in management’s opinion, all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements.

Consolidated Statements of Operations Data

	For the Nine Months Ended September 30,		For the Year ended December 31,
	2025	2024	2024	2023
Revenues:
Revenue	$39,990	$63,000	$83,000	$70,462

Operating Expenses:
Research and development	2,390,592	1,965,726	3,045,239	1,534,114
Legal and professional	1,754,287	1,652,141	2,000,623	1,907,687
General and administrative	2,736,732	973,923	1,638,410	1,488,557
Share based compensation	25,964,096		-	-
Advisory fees	11,737,806	500,000	500,000	500,000
Litigation settlement expense, net	-	-	41,250	4,100,000
License expense	-	-	-	2,737,773
Total Operating Expenses	44,583,513	5,091,790	7,225,522	12,268,131
Loss From Operations	(44,543,523)	(5,028,790)	(7,142,522)	(12,197,669)

Other Income and Expense:
Interest income	327,377	12,687	16,133	-
Amortization of debt issuance costs	(798,311)	-	(145,097)	-
Interest expense - related parties	(1,227,487)	(2,559,456)	(2,557,055)	(2,723,396)
Loss on extinguishment of Bridge loan	-	(2,069,923)	(2,069,923)	-
Loss on change in fair value of derivative liability related to sales of common stock through equity line of credit	(380,162)	-	-	-
Net Loss	$(46,622,106)	$(9,645,482)	$(11,898,464)	$(14,921,065)

Loss per share:
Net loss per share - basic and diluted	$(2.48)	$(0.56)	$(0.69)	$(1.02)
Weighted average number of common shares outstanding during the period - basic and diluted	18,787,603	17,353,327	17,342,755	14,681,111

Consolidated Balance Sheet Data

As of September 30, 2025
Cash	$1,513,224
Deferred offering costs	$99,302
Debt issuance costs - current	$671,804
Debt issuance costs – net of current portion	$694,654
Prepaid expenses and other	$677,246
Accounts payable	$1,640,833
Accounts payable related - parties	$499,900
Litigation settlement payable	$4,746,250
Convertible Promissory Note	$4,700,794
Accrued compensation	$255,099
Additional Paid-in capital	$85,414,333
Accumulated deficit	$(97,230,551)
Shareholders’ (deficit) equity	$(11,814,270)

Risk Factors

Investing in our common stock involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus, and under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, which is incorporated by reference, as well as the other information in this prospectus, before deciding whether to invest in shares of our common stock. If any of the following risks actually occurs, our business, results of operations and financial condition could be materially adversely affected. In this case, the trading price of our common stock would likely decline, and you might lose part or all your investment in our common stock. Additional risks not currently known to us or which we consider immaterial based on information currently available to us may also materially adversely affect us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that can involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, future revenue, timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated products and prospects, plans and objectives of management are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

●	the timing, progress and results of preclinical studies and clinical trials for our current and future product candidates, including statements regarding the timing of initiation and completion of studies or trials and related preparatory work, the period during which the results of the trials will become available and our research and development programs;

●	the timing, scope or likelihood of regulatory submissions, filings, and approvals, including final regulatory approval of our product candidates;

●	our ability to develop and advance product candidates into, and successfully complete, clinical trials;

●	our expectations regarding the size of the patient populations for our product candidates, if approved for commercial use;

●	the implementation of our business model and our strategic plans for our business, product candidates and technology;

●	our commercialization, marketing and manufacturing capabilities and strategy;

●	the pricing and reimbursement of our product candidates, if approved;

●	the rate and degree of market acceptance and clinical utility of our product candidates, in particular, and cell therapy, in general;

●	our ability to establish or maintain collaborations or strategic relationships or obtain additional funding;

●	our competitive position;

●	the scope of protection we and/or our licensors are able to establish and maintain for intellectual property rights covering our product candidates;

●	developments and projections relating to our competitors and our industry;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

●	the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements; and

●	the impact of laws and regulations.

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein until after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

MARKET AND INDUSTRY DATA

This prospectus includes estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity, and market size, are based on our management’s knowledge and experience in the markets in which we operate, together with currently available information obtained from various sources, including publicly available information, industry reports and publications, surveys, our customers, trade and business organizations, and other contacts in the markets in which we operate. Certain information is based on management estimates, which have been derived from third-party sources, as well as data from our internal research.

In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. While we believe the estimated market and industry data included in this prospectus is generally reliable, such information is inherently uncertain and imprecise. Market and industry data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process, and other limitations inherent in any statistical survey of such data. In addition, projections, assumptions, and estimates of the future performance of the markets in which we operate are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us. Accordingly, you are cautioned not to place undue reliance on such market and industry data or any other such estimates.

TRADEMARKS, SERVICE MARKS AND TRADENAMES

We own or otherwise have rights to the trademarks, including those mentioned in this prospectus, used in conjunction with the operation of our business. This prospectus includes our own trademarks, which are protected under applicable intellectual property laws, as well as trademarks, service marks and tradenames of other entities, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, service marks and tradenames. We do not intend our use or display of other entities’ trademarks, service marks or tradenames to imply a relationship with, or endorsement or sponsorship of us by, any other entities.

USE OF PROCEEDS

The Selling Stockholder may, or may not, elect to sell shares of our common stock covered by this prospectus. To the extent the Selling Stockholder chooses to sell shares of our common stock covered by this prospectus, we will not receive any proceeds from any such sales of our common stock. See “Selling Stockholder.”

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings to fund the development, commercialization and growth of our business, and therefore we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors. Any such determination will also depend upon our business prospects, operating results, financial condition, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our future ability to pay cash dividends on our common stock may also be limited by the terms of any future debt securities or credit facility.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2025, as follows.

This table should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements and related notes appearing elsewhere in this prospectus.

As of September 30, 2025
Cash	$1,513,224
Stockholders’ equity/(deficit):
Preferred Stock, $0.0001 par value per share; 10,000,000 total shares authorized, no shares issued and outstanding	-
Common Stock, $0.0001 par value per share; 100,000,000 shares authorized, 19,474,303 shares issued and outstanding	1,948
Additional paid-in capital	85,414,333
Accumulated deficit	(97,230,551)
Total stockholders’ deficit	$(11,814,270)

The total number of shares of our common stock reflected in the discussion and table above excludes the following:

●	3,010,000 shares of common stock issuable upon the vesting of restricted stock.

●	4,764,507 shares of common stock (which include the 3,010,000 shares issuable upon the vesting of the restricted stock described above) currently reserved for future grant or issuance under our 2023 Plan of which, 1,754,507 shares would be available for grants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes thereto included elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from these forward-looking statements as a result of certain factors. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this prospectus, including those set forth in the sections of this prospectus entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements”.

Overview

Our company (f/k/a NAS-ONC, Inc.) was formed in 2008, devoted to developing new drugs with new delivery modes. As a clinical-stage biopharmaceutical company, we have focused on establishing superior treatments for intracranial malignancies, i.e., aggressive cancers located in the brain. These cancer types include primary brain cancers, such as glioblastoma, and secondary brain cancers, that have arrived through metastatic spread from other cancers throughout the body, such as melanoma or breast and lung cancer. Brain-localized malignancies are particularly difficult to treat because the blood-brain barrier prevents efficient entry of most pharmacotherapeutic agents into the brain. As a result, these patients are faced with poor prognoses and shortened average life expectancy. NeOnc is developing novel drug delivery methods to be used in combination with novel drug candidates.

NeOnc’s lead product candidate is NEO100. NEO100 is administered to patients via intranasal delivery. We have completed human safety testing in a Phase 1 clinical trial and are currently conducting preliminary efficacy testing in a Phase 2a trial with recurrent malignant glioma (Grade IV IDH1 mutant and Grade III Astrocytoma IDH1 mutant) patients. NeOnc is also developing a second product candidate, NEO212, which has completed preclinical testing and an investigational new drug (IND) application has been filed and accepted with the United States Food and Drug Administration (FDA). The company has started Phase 1 clinical trials with patients harboring primary and secondary malignant brain cancer types. Several additional drug candidates are in the pipeline and are undergoing preclinical development.

Since inception, our operations have focused on organizing and staffing our company, business planning, raising capital, acquiring and developing our technology, establishing our intellectual property portfolio, identifying potential product candidates and undertaking preclinical and clinical studies and manufacturing. We do not have any products approved for sale and have not generated any revenue from product sales other than for humanitarian usage.

Since its inception, we have incurred significant operating losses. Our net loss was $11,898,464 and $14,921,065, for the years ended December 31, 2024 and 2023, respectively. We had an accumulated deficit of $50,608,445 at December 31, 2024. Our net loss was $46,622,106 and $9,645,482 for the nine months ended September 30, 2025 and 2024, respectively. We had an accumulated deficit of $97,230,551 at September 30, 2025. We expect to continue to incur significant and increasing expenses and operating losses for the foreseeable future, as we advance our current and future product candidates through preclinical and clinical development, manufacture drug product and drug supply, seek regulatory approval for our current and future product candidates, maintain and expand our intellectual property portfolio, hire additional research and development and business personnel and operate as a public company.

We will not generate revenue from product sales unless and until we successfully complete clinical development and obtain regulatory approval for our product candidates. In addition, if we obtain regulatory approval for our product candidates and do not enter into a third-party commercialization partnership, we expect to incur significant expenses related to developing our commercialization capability to support product sales, marketing, manufacturing, and distribution activities.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of public or private equity offerings and debt financings or other sources, such as potential collaboration agreements, strategic alliances and licensing arrangements. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on acceptable terms, or at all. Our failure to raise capital or enter into such agreements as, and when needed, could have a material adverse effect on our business, results of operations and financial condition.

The report of our independent registered public accounting firm on our financial statements as of and for the year ended December 31, 2024 and 2023 included an explanatory paragraph indicating that there was substantial doubt about our ability to continue as a going concern. See Note 1 to our annual financial statements appearing at the end of this prospectus for additional information on our assessment.

In December 2022, the Company signed a Letter of Intent (“LOI”) with an investment advisory firm AFH Holdings and Advisory, LLC (“AFH”) to create a newly formed corporation called NeOnc Technologies Holding Company, Inc. (“NTHI”) to facilitate future fundraising transactions. On April 7, 2023, the Company entered into share exchange agreements whereby all of the common shareholders of NTI exchanged all of their stock in NTI for a total of 10,500,000 shares of NTHI common stock in the share exchange (“Share Exchange”). At the consummation of the Share Exchange transaction, AFH and its affiliated entities, individuals, or assignees owned an aggregate of 34.4% (5,500,000 shares) of the fully diluted issued and outstanding common shares of the Company. For a period of two years after an initial public offering (“IPO”) or a direct listing, AFH will also act as an investment advisor in future financing transactions.

On October 11, 2024, the Company entered into an agreement with RBW Capital Partners LLC, a division of Dawson James Securities, Inc. (“Broker”) to serve as placement agent and provide broker services in connection with the possible sale of common stock up to $10 million. During the year ended December 31, 2024, we entered into agreements with investors to sell 624,999 shares of common stock at the private placement price of $16.00 per share for gross proceeds of approximately $10,000,000 (the “Private Placement”).

On October 11, 2024, the Company entered into a Line of Credit Agreement (“the Agreement”) with HCWG for borrowings of up to $10.0 million. No amounts have been borrowed under the facility through December 31, 2024.

On October 22, 2024, we entered into an equity purchase agreement (the “Equity Purchase Agreement”) with Mast Hill Fund, LP (“Mast Hill”) pursuant to which the Company may sell and issue to the investor, and the investor may purchase from the Company, up to $50,000,000 of Company’s common shares. The Company cannot draw down any funds under the Equity Purchase Agreement until the Company has an effective registration statement.

In October 2024 we issued HCWG LLC a five-year warrant to purchase up to 312,500 shares of our common stock at a per share exercise price of $12.00. In March 2025, we issued 162,500 shares of common stock to HCWG upon the cashless exercise of a common stock purchase warrant held by it.

In February 2025, our Executive Chairman advanced the Company approximately $300,000. The advances carry a 50% (or 1 times amounts borrowed) original issue discount (“OID”) on the principal. In the event of default, interest is payable at on any unpaid balance at a rate of 10% per annum. In March 2025, further to the terms of such advance, the Executive Chairman was paid a total of $600,000 upon repayment of such advances, including OID.

In March 2025, prior to our Direct Listing, we issued 625,000 shares of common stock to various unaffiliated third parties in a private placement at a price of $16.00 per share for gross proceeds of approximately $10,000,000. In March 2025, we issued to Dawson James 30,000 shares of common stock upon the time of our Direct Listing.

On March 25, 2025, the Company’s common stock was listed on the Nasdaq Global Market under the stock ticker “NTHI”.

In March 2025, we issued 102,750 shares of common stock to various unaffiliated third parties in a private placement at a price of $16.00 per share for gross proceeds of approximately $1,644,000.

In March 2025 we issued 162,500 shares of common stock to HCWG upon the cashless exercise of a common stock purchase warrant held by it.

In July 2025, the Company sold 132,342 shares of common stock at $3.73 per share for gross proceeds of approximately $489,000 pursuant to Equity Purchase Agreement with Mast Hill Fund, LP.

In September 2025, the Company sold 315,185 shares of common stock at $7.60 – 9.53 per share for gross proceeds of approximately $2,710,000 pursuant to Equity Purchase Agreement with Mast Hill Fund, LP.

On November 4, 2025, the Company sold 76,665 shares of common stock at $9.78 per share for gross proceeds of approximately $750,000 pursuant to Equity Purchase Agreement with Mast Hill Fund, LP.

On December 1, 2025, the Company entered into a Securities Purchase Agreement with Saad Naja pursuant to which the Company agreed to issue 111,732 shares of its common stock, par value $0.0001 per share, at a price of $8.95 per share, representing the closing price of the Company’s common stock on the Nasdaq Global Market on November 28, 2025, raising a total of $1.0 million.

In August 2025, the Company entered into a Share Exchange Agreement with the members (the “Members”) of JandB Holdings, LLC (“JandB”). Pursuant to the Share Exchange Agreement, the Company acquired 100% of the issued and outstanding membership interests of JandB in exchange for an amount of shares of Company common stock equal to (a) 120,000 shares of Company common stock with an attributed value of $25 per share, less (b) an amount of shares equal to (x) the aggregate transaction fees incurred by the Company in connection with all of the transactions related to the Agreement divided by (y) $25.00, rounded up to the nearest whole share. The Company remitted the cash payment for the patent on October 3, 2025 and received assignment of the patent effective October 8, 2025. As of December 12, 2025, the shares have yet to be issued.

In November 2025, 1,200,000 shares of restricted stock were granted to Amir Heshmatpour. One-half of the shares of restricted stock will vest on January 2, 2025. The remaining one-half of the shares of restricted stock will vest thereafter in twelve (12) equal monthly installments. 70,000 shares of restricted stock were granted to Grace Fisher, with half vesting immediately, and the remaining shares will vest two months later with ten (10) equal monthly installments. Dr. Henry Friedman as was also granted 15,000 additional shares of restricted stock, with half vesting immediately, and the remaining shares will vest two months later with ten (10) equal monthly installments. Dr. Henry Friendman was previously granted 10,000 shares of restricted stock in September 2025, with half vesting immediately, and the remaining shares vesting in equal installments over a ten (10) month period.

Components of Results of Operations

Revenue

We occasionally receive a fee from a patient for a “right to try” humanitarian program. Such revenues are not part of our core business.

Operating Expenses

Our operating expenses consist of (i) research and development expenses and (ii) legal and professional expenses and (iii) general and administrative expenses.

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for our research and development activities, including our product candidate discovery efforts and preclinical and clinical studies under our research programs, which include:

●	employee-related expenses, including salaries, benefits and stock-based compensation expense for our research and development personnel;

●	costs of funding research performed by third parties that conduct research and development and preclinical and clinical activities on our behalf;

●	costs of manufacturing drug product and drug supply related to our current or future product candidates;

●	costs of conducting preclinical studies and clinical trials of our product candidates;

●	consulting and professional fees related to research and development activities, including equity-based compensation to non-employees;

●	costs of maintaining our laboratory, including purchasing laboratory supplies and non-capital equipment used in our preclinical studies;

●	costs related to compliance with clinical regulatory requirements; and

●	facility costs and other allocated expenses, which include expenses for rent and maintenance of facilities, insurance, depreciation and other supplies.

Research and development costs are expensed as incurred. Costs for certain activities are recognized based on an evaluation of the progress to completion of specific tasks using data such as information provided to us by our vendors and analyzing the progress of our pre-clinical and clinical studies or other services performed.

The successful development of our product candidates is highly uncertain. We cannot reasonably estimate or know the nature, timing, and estimated costs of the efforts that will be necessary to complete development of our current or future product candidates. We are also unable to predict when, if ever, material net cash inflows will commence from the sale of our product candidates, if they are approved. This is due to the numerous risks and uncertainties associated with developing product candidates, including the uncertainty of:

●	the scope, rate of progress, and expenses of our ongoing research activities as well as any preclinical studies and clinical trials and other research and development activities;

●	establishing an appropriate safety profile;

●	successful enrollment in and completion of clinical trials;

●	whether our product candidates show safety and efficacy in our clinical trials;

●	receipt of marketing approvals from applicable regulatory authorities;

●	establishing commercial manufacturing capabilities or making arrangements with third-party manufacturers;

●	obtaining and maintaining patent and trade secret protection and regulatory exclusivity for our product candidates;

●	commercializing product candidates, if and when approved, whether alone or in collaboration with others; and

●	continued acceptable safety profile of the products following any regulatory approval.

A change in the outcome of any of these variables with respect to the development of our current and future product candidates would significantly change the costs and timing associated with the development of those product candidates.

Research and development activities are central to our business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect research and development costs to increase significantly for the foreseeable future as we commence clinical trials and continue the development of our current and future product candidates. However, we do not believe that it is possible at this time to accurately project expenses through commercialization. There are numerous factors associated with the successful commercialization of any of our product candidates, including future trial design and various regulatory requirements, many of which cannot be determined with accuracy at this time based on our stage of development. Additionally, future commercial and regulatory factors beyond our control will impact our clinical development programs and plans.

Legal and Professional Expenses

Legal and professional expenses consist of costs related to corporate and intellectual property legal costs and accounting and auditing fees. We also anticipate increased expenses associated with being a public company, including costs for audit, legal, regulatory and tax-related services related to compliance with the rules and regulations of the Securities and Exchange Commission, or the SEC, and listing standards applicable to companies listed on a national securities exchange, director and officer insurance premiums, and investor relations costs.

General and Administrative Expenses

General and administrative expenses include salaries and other compensation-related costs, including stock-based compensation, for personnel in executive, finance and accounting, business development, operations and administrative roles. Other significant costs include insurance costs, travel costs, facility and office-related costs not included in research and development expenses.

We anticipate that our general and administrative expenses will increase in the future as our business expands to support expected growth in research and development activities, including our future clinical programs. These increases will likely include increased costs related to the hiring of additional personnel and fees to outside service providers, among other expenses. In addition, if we obtain regulatory approval for any of our product candidates and do not enter into a third-party commercialization collaboration, we expect to incur significant expenses related to building a sales and marketing team to support product sales, marketing and distribution activities.

Advisory Fee Expenses

The advisory fee expenses result from the advisory arrangement with AFH.

Interest Expense

Interest expense results from the bridge loan from a related party. Borrowings under the note carry a 50% (or 1 times amounts borrowed) original issue discount (“OID”) on principal. The OID to be earned under the bridge loan is recognized ratably over the term of each draw-down under the loan through the maturity date.

Amortization on Debt Issuance Costs

Amortization on debt issuance costs resulted from the grant of warrants for a line of credit commitment. The fair value of the warrants was determined using the Black Scholes valuation method and the fair value is being amortized over the term of the line of credit commitment.

Comparison of the nine months ended September 30, 2025 and 2024:

Results of Operations

The following table summarizes our results of operations for the periods presented:

	For the Nine Months Ended September 30,
	2025	2024	Change
Revenues:
Revenue	$39,990	$63,000	$(23,010)
Cost of Revenues
Operating Expenses:
Research and development	2,390,592	1,965,726	424,866
Legal and professional	1,754,287	1,652,141	102,146
General and administrative	2,736,732	973,923	1,762,809
Share based compensation	25,964,096	-	25,964,096
Advisory fees	11,737,806	500,000	11,237,806
Total Operating Expenses	44,583,513	5,091,790	39,491,723
Loss From Operations	(44,543,523)	(5,028,790)	(39,514,733)

Other Income (Expense):
Interest and other income	327,377	12,687	314,690
Amortization expense	(798,311)	-	(798,311)
Interest expense	(1,227,487)	(2,559,456)	1,331,969
Loss on extinguishment of Bridge loan - related party	-	(2,069,923)	2,069,923
Loss on settlement of common share purchases	(380,162)	-	(380,162)
Net Loss	$(46,622,106)	$(9,645,482)	$(36,976,624)

Revenue

Revenue was generated for fees for a “right to try” humanitarian program during 2025 and 2024.

Research and Development Expenses

The following table summarizes the components of our research and development expenses for the periods presented:

	For the Nine Months Ended September 30,
	2025	2024
Research and development costs by project:
NEO100-01	$851,664	$693,328
NEO100-02	327,373	203,075
NEO212	798,997	549,249
Pediatric	169,663	103,338
Laboratory	192,377	362,858
Other	50,518	53,878
Total	$2,390,592	$1,965,726

	For the Nine Months Ended September 30,
	2025	2024	Change
Clinical trial expense	$2,147,697	$1,548,990	$598,707
Research and laboratory	242,895	416,736	(173,841)
Total research and development expense	$2,390,592	$1,965,726	$424,866

Research and development expenses were $2,390,592 and $1,965,726 for the nine months ended September 30, 2025 and 2024, respectively. A portion of these expenses amounting to approximately $242,895 and $416,736 for the nine months ended September 30, 2025 and 2024, respectively are from the University of Southern California (USC), where Dr. Chen is a member of the faculty. The total increase of $424,866 was primarily due to:

●	The addition of clinical trial sites for NEO100’s clinical trial.

●	The recruitment for NEO212.

●	The start of the clinical trial for NEO100-03for a Pediatric Indication

●	Increased patient recruitment efforts.

Legal and Professional Expenses

Legal and professional expenses were $1,754,287 and $1,652,141 for the nine months ended September 30, 2025 and 2024, respectively. The increase of $102,146 was primarily due to completion of the direct listing process.

General and Administrative Expenses

General and administrative expenses were $2,736,732 and $973,923 for the nine months ended September 30, 2025 and 2024, respectively. The increase of $1,762,809 was primary due to a marketing campaign, increased employee headcount and resultant compensation and benefits, rent and travel expenses.

Share Based Compensation

Share based compensation resulted from the granting of RSUs and is the recognition of the expense from the grant date (which included a catch up period from the original date of issuance of the RSU’s through the Listing Date, due to the removal of the contingency which occurred on the Listing Date) through September 30, 2025.

Advisory Fee

The advisory fee was earned on the Listing Date March 26, 2025.

Interest Expense

Interest expense was $1,227,487 and $2,559,456 for the nine months ended September 30, 2025 and 2024, respectively. The interest for the nine months ended September 30, 2025 relates to the short-term loan in March from a related party in the amount of $300,000 and $146,250 interest for a litigation matter, and the accretion of the convertible note payable of $820,794. The OID interest for the nine months ended September 30, 2024 relates to the OID for the related party bridge loan that was converted into common stock in June of 2024.

Amortization of Debt Issuance and Deferred Offering Costs

The amortization of debt issuance costs was $798,311 and $0 for the nine months ended September 30, 2025 and 2024, respectively. This represents the amortization of the warrants issued for the HCWG line of credit and deferred offering costs relating to the Mast Hill agreement.

Loss on Change in Fair Value of Derivative Liability

Loss on change in fair value of derivative liability was $380,162 and $0 for the nine months ended September 2025 and 2024, respectively. The loss on settlement is related to the discount offered investors who purchased shares of common stock under the equity line of credit, which commenced in July 2025.

Cash Flows

The following table summarizes our cash flow for the periods indicated:

	For the Nine Months Ended September 30,
	2025	2024	Change
Net cash provided by (used in):
Operating activities	$(16,772,777)	$(3,259,512)	$(13,513,265)
Financing activities	18,221,108	4,562,277	13,658,831
Net increase (decrease) in cash	$1,448,331	$1,302,765	$145,566

Operating Activities

During the nine months ended September 30, 2025, net cash used in operating activities was $16,772,777 consisting primarily of our net loss of $46,622,106, offset by share based compensation of $25,964,096, accretion of original issue discounts of $820,794, amortization of assets of $1,161,331 and the accrued advisory fee of $3,675,569. These were offset by decreases in accrued compensation in the amount of $479,775 and prepaid expenses in the amount of $267,161.

During the nine months ended September 30, 2024, net cash used in operating activities was $3,259,512 consisting primarily of our net loss of $9,645,482 less the non-cash charge of the accretion of the original issue discount on the bridge loan in the amount $2,558,241, less the non-cash charge for the loss on extinguishment of convertible debt of $2,069,923 and an increase in accounts payable of $957,162.

Comparison of the years ended December 31, 2024 and 2023:

Results of Operations

The following table summarizes our results of operations for the periods presented:

	For the years ended December 31,
	2024	2023	Change
Revenues
Revenue	$83,000	$70,462	$12,538

Operating expenses:
Research and development	3,045,239	1,534,114	1,511,125
Legal and professional	2,000,623	1,907,687	92,936
General and administrative	1,638,410	1,488,557	149,853
Advisory fee	500,000	500,000	-
Litigation settlement expense, net	41,250	4,100,000	(4,058,750)
License expense	-	2,737,773	(2,737,773)
Total operating expenses	7,225,522	12,268,132	(5,042,610)
Loss from operations	(7,142,522)	(12,197,669)	5,055,147

Other expense:
Interest income	16,133	-	16,133
Amortization on debt issuance costs	(145,097)	-	(145,097)
Interest expense	(2,557,055)	(2,723,396)	166,340
Loss on extinguishment of Bridge loan	(2,069,923)	-	(2,069,923)
Net loss	$(11,898,464)	$(14,921,065)	$3,022,601

Revenue

Revenue was generated for fees for a “right to try” humanitarian program during 2024 and 2023 and sale of product to a licensee.

Research and Development Expenses

The following table summarizes the components of our research and development expenses for the periods presented:

	For the year ended December, 31,
	2024	2023
Research and development costs by project:
NEO100-01	$1,200,624	$702,226
NEO100-02	320,987	-
NEO212	870,634	279,859
Pediatric	191,593	169,777
Laboratory	460,559	326,272
Other	841	55,980
Total	$3,045,238	$1,534,114

	For the years ended December 31,
	2024	2023	Change
Clinical trial expense	$2,583,838	$1,207,842	$1,375,996
Research and laboratory	461,400	326,272	135,128
Total research and development expense	$3,045,238	$1,534,114	$1,511,124

Research and development expenses were $3,045,239 and $1,534,114 for the years ended December 31, 2024 and 2023, respectively. A portion of these expenses amounting to approximately $460,559 and $326,272 for the years ended December 31, 2024 and 2023, respectively are from the University of Southern California (USC), where Dr. Chen is a member of the faculty. The total increase of $1,511,124 was primarily due to:

●	The addition of clinical trial sites for NEO100’s clinical trial.

●	The completion of the IND for NEO212 and the start of the clinical trial.

●	The completion and filing of the IND for NEO100-03 for a Pediatric Indication and preparation for the start of the clinical trial.

●	The start of a new clinical trial NEO100-02 for Meningiomas.

●	Increased patient recruitment efforts.

Legal and Professional Expenses

Legal and professional expenses were $2,000,623 and $1,907,687 for the years ended December 31, 2024 and 2023, respectively. The increase of $92,936 was primarily due to ending the IPO process and preparing a direct listing resulting in a writing off deferred professional fees in the amount of approximately $704,000, offset by legal expense related to litigation matters in the prior year, which were non-recurring in the current year.

General and Administrative Expenses

General and administrative expenses were $1,638,410 and $1,488,557 for the years ended December 31, 2024 and 2023, respectively. The increase of $149,853 was primary due to the rent expense related to a new lease and advertising and public relations costs. The Company did not have a lease in the prior year.

Advisory Fee

Advisory fee expenses resulting from the advisory arrangement with AFH for the years ended December 31, 2024 and 2023 were $500,000 and $500,000, respectively.

Litigation Settlement Expense

Litigation settlement expense of $4,100,000 for the year ended December 31, 2023 resulted from the settlement of legal matters with two former licensees in the amount of $4,100,000, in part offset by write off of $500,000 of deferred revenue related to one of the licenses. No such settlements were incurred during the year ended December 31, 2022.

License Expense

For the year ended December 31, 2023, the license expense of $2,737,773 is equal to the estimated fair value of the shares to be issued to USC in accordance with the USC amended license agreement. For the year ended December 31, 2024, no additional license expense has been incurred.

Cash Flows

The following table summarizes our cash flow for the periods indicated:

	For the year ended December 31,
	2024	2023	Change
Net cash provided by (used in):
Operating activities	$(4,213,916)	$(1,880,012)	$(2,333,904)
Financing activities	4,246,947	1,278,576	2,968,371
Net increase (decrease) in cash	$33,031	$(601,436)	$634,467

Operating Activities

During the year ended December 31, 2024, net cash used in operating activities was $4,213,916 consisting primarily of our net loss of $11,898,464 less the non-cash charge of the accretion of the original issue discount on the bridge loan in the amount of $2,557,055, loss on the extinguishment of the bridge loan in the amount of $2,069,923 the write off of deferred offering costs in the amount of $703,796, and an increase in accounts payable of $1,798,583. We have primarily used the proceeds of the bridge loan to prepare the company for an offering of its securities and activities related thereto, while payment for operating activities has been deferred. During the year ended December 31, 2023, net cash used in operating activities was $1,880,012 consisting primarily of our net loss of $14,921,065 less the non-cash charge for license expense payable in stock of $2,507,773, increase in the bridge loan – expenses paid by the bridge loan provider on behalf of the Company of $1,997,775, and accretion of original issue discount of $2,721,747 and an offset by an increase in accounts payable of $1,059,789, accrued compensation of $678,743 and litigation settlement expense of $4,100,000.

Financing Activities

During the year ended December 31, 2024, cash provided by financing activities was $4,246,947 consisting primarily of net proceeds of $4,615,789 from the sale of common stock and $892,028 from the bridge loan, offset by the repayment of bridge loans of $791,077. During the year ended December 31, 2023, cash provided by financing activities was $1,278,576 consisting primarily of net proceeds of $3,507,972 from the bridge loans, offset by the repayment of bridge loans of $2,135,277.

Liquidity and Capital Resources

Sources of Liquidity/Going Concern

Since our inception, we have funded our operations through the sale and issuance of preferred and common stock and debt financing rounds from related and third parties.

In March 2025 prior to our direct listing we issued 625,000 shares of common stock in a private placement at a price of $16.00 per share for gross proceeds of approximately $10,000,000. In March 2025 after our direct listing we issued 102,750 shares of common stock in a private placement at a price of $16.00 per share for gross proceeds of approximately $1,644,000.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Since our inception, we have not generated any revenue from product sales or any other sources, except humanitarian use, and we have incurred significant operating losses. We have not yet commercialized any products and we do not expect to generate revenue from sales of any product candidates for a number of years, if ever. As reflected in the accompanying consolidated financial statements, we have incurred recurring net losses since our inception. For the year ended December 31, 2024, we incurred a net loss of $11,898,464 and used cash in operations of $4,213,916 and had a shareholders’ deficit of $5,504,961 as of December 31, 2024. For the nine months ended September 30, 2025, the Company incurred a net loss of $46,622,106 and has an accumulated deficit of $97,230,551 at September 30, 2025. At September 30, 2025, the Company had cash totaling $1,513,224. These factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to raise additional funds and implement our strategies, such as executing additional licensing contracts. The consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

The ability to continue as a going concern is dependent on us raising additional capital and attaining and maintaining profitable operations in the future to meet our obligations and repay our liabilities arising from normal business operations when they come due. Since inception, we have funded our operations primarily through equity and debt financings and licensing income and we expect to continue to rely on these sources of capital in the future.

No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to us. Even if we are able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our shareholders, in the case of equity financing, or grant unfavorable terms in licensing agreements.

Funding Requirements

We expect our expenses to increase in connection with our ongoing activities, particularly as we continue our research and development, initiate and conduct preclinical studies and clinical trials, and seek marketing approval for our current and any of our future product candidates. In addition, if we obtain marketing approval for any of our current or our future product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution, which costs we may seek to offset through entry into collaboration agreements with third parties. Furthermore, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce or eliminate our research and development programs or future commercialization efforts.

We expect to finance our operations over the next 12 months primarily through existing cash balances and the proceeds from the aforementioned private placements and supplemented as necessary by funds available through our Line of Credit Agreement with HCWG and sales under the Equity Purchase Agreement, each as described below. We have based this estimate on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Our future capital requirements will depend on a number of factors, including:

●	the costs of conducting preclinical studies and clinical trials;

●	the costs of manufacturing;

●	the scope, progress, results and costs of discovery, preclinical development, laboratory testing, and clinical trials for product candidates we may develop, if any;

●	the costs, timing, and outcome of regulatory review of our product candidates;

●	our ability to establish and maintain collaborations on favorable terms, if at all;

●	the achievement of milestones or occurrence of other developments that trigger payments under any license or collaboration agreements we might have at such time;

●	the costs and timing of future commercialization activities, including product sales, marketing, manufacturing and distribution, for any of our product candidates for which we receive marketing approval;

●	the amount of revenue, if any, received from commercial sales of our product candidates, should any of our product candidates receive marketing approval;

●	the costs of preparing, filing and prosecuting patent applications, obtaining, maintaining and enforcing our intellectual property rights, and defending intellectual property-related claims;

●	our headcount growth and associated costs as we expand our business operations and research and development activities; and

●	the costs of operating as a public company.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through public or private equity offerings and debt financings or other sources, such as potential collaboration agreements, strategic alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interests may be diluted, and the terms of these securities may include liquidation or other preferences that could adversely affect your rights as a common stockholder. Additional debt financing, if available, may involve agreements that include restrictive covenants that limit our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends, that could adversely impact our ability to conduct our business.

If we raise funds through potential collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates, or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Controls and Procedures

A company’s internal control over financial reporting is a process designed by, or under the supervision of, that company’s principal executive and principal financial officers, or persons performing similar functions, and effected by that company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness in future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of September 30, 2025. Based upon their evaluation, and due to material weaknesses in our internal control over financial reporting related to; controls over segregation of duties, entity level controls over the risk assessment, information and communication and monitoring process, financial controls over all significant transaction classes, controls over authorization and tracking of related party transactions and controls over information technology over user access and provisioning, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were not effective as of September 30, 2025.

We have initiated various remediation efforts, including the hiring of additional financial personnel/consultants with the appropriate public company and technical accounting expertise and other actions that are more fully described below. As such remediation efforts are still ongoing, we have concluded that the material weaknesses have not been fully remediated. Our remediation efforts to date have included the following:

We have assessed our current accounting personnel, financial reporting, and information system environments and capabilities. Based on our preliminary findings, we have found these resources and systems lacking and have concluded that these resources and systems will need to be supplemented and/or upgraded. We have hired a Chief Financial Officer and implemented accounting procedures and controls, such as a two-signature policy for all disbursements and vendor invoice/contract review processes. We have also instituted procedures to store and maintain vendor invoices, contracts and agreements for efficient retrieval, and analysis of financial reporting requirements.

We engaged external consultants with public company and technical accounting experience to facilitate accurate and timely accounting closes and to accurately prepare and review the financial statements of NeOnc Technologies Holdings, Inc. and related footnote disclosures. We plan to retain these financial consultants until such a time that our internal resources have been upgraded and the required financial controls have been fully implemented.

We have also commenced remediation steps to improve our internal control over financial reporting. Specifically, we expanded and improved our review process for complex securities and related accounting standards. We plan to further improve this process by enhancing access to accounting literature, identification of third-party professionals with whom to consult regarding complex accounting applications and consideration of additional staff with the requisite experience and training to supplement existing accounting professionals. Additionally, we have initiated an accounting system migration to Oracle NetSuite, and hired a third-party consulting firm to facilitate the implementation of the new system.

The actions that have been taken are subject to continued review, implementation, and testing by management, as well as audit committee oversight. While we have implemented a variety of steps to remediate these weaknesses, we cannot assure you that we will be able to fully remediate them, which could impair our ability to accurately and timely meet our public company reporting requirements.

Notwithstanding the assessment that our internal controls over financial reporting are not effective and that material weaknesses exist, we believe that we have employed supplementary procedures to ensure that the financial statements contained in this filing fairly present our financial position, results of operations, and cash flows for the reporting periods covered herein in all material respects.

Critical Accounting Estimates and Significant Judgments

We account for stock-based compensation, including restricted stock units (RSUs), in accordance with ASC 718. RSUs are measured at fair value on the grant date based on our common stock price and expense over the vesting period. For awards with performance or market conditions, expense is recognized based on the probability of achievement and may be accelerated. We estimate forfeitures based on historical data and adjust these estimates periodically. Changes in forfeiture rates, stock price, or performance assumptions can materially affect stock-based compensation expenses. Management reviews these assumptions quarterly and updates estimates as necessary. We consider the accounting for RSUs a critical estimate due to the judgment involved and its material impact on our financial results.

Off-Balance Sheet Arrangements

During the years ended December 31, 2024 and 2023, and the nine months ended September 30, 2025, we did not have, and we do not currently have, any off-balance sheet arrangements (as defined under SEC rules).

Quantitative and Qualitative Disclosures about Market Risk

We are not currently exposed to significant market risk related to changes in foreign currency exchange rates. However, we have contracted with and may continue to contract with foreign vendors that are located in Europe. Our operations may be subject to fluctuations in foreign currency exchange rates in the future.

Inflation generally affects us by increasing our cost of labor. We do not believe that inflation had a material effect on our business, financial condition or results of operations during the years ended December 31, 2024 or 2023.

BUSINESS

General

Our company was originally formed in Delaware in 2008 under the name NAS-ONC, Inc. and was renamed to NeOnc Technologies, Inc. in 2009. In 2015, the Delaware entity was merged with and into NeOnc Technologies California, Inc., a California corporation, and the surviving California corporation was renamed to NeOnc Technologies, Inc. Our company is devoted to developing new drugs with new delivery modes. As a clinical-stage biopharmaceutical company, we have focused on establishing treatments for intracranial malignancies, i.e., aggressive cancers located in the brain. These cancer types include primary brain cancers, such as glioblastoma, and secondary brain cancers, that have arrived through metastatic spread from other cancers throughout the body, such as melanoma or breast and lung cancer. Brain-localized malignancies are particularly difficult to treat because the blood-brain barrier prevents efficient entry of most pharmacotherapeutic agents into the brain. As a result, these patients are faced with poor prognoses and shortened average life expectancy. NeOnc is developing novel drug delivery methods to be used in combination with novel drug candidates.

NeOnc has two lead products in development: NEO100 and NEO212. NEO100, a purified form of perillyl alcohol (“POH”), is planned to be administered to brain cancer patients via intranasal delivery. Ongoing activities for intranasal delivery of NEO100:

●

We have completed human testing in a Phase I clinical trial and are currently conducting a Phase IIa trial with recurrent malignant glioma (Grade IV, IDH1 mutant) patients (further details are provided below).

●	A similar Phase IIa trial of intranasal NEO100 (NEO100-02) for patients with malignant skull based meningioma is also ongoing. Meningiomas are slow-growing tumors originating in the meninges, the membranous layers surrounding the brain and spinal cord. We initiated this because these patients lack effective treatment options. These tumors are notoriously difficult to access, and conventional methods like surgery often lead to significant neurological deficits. Additionally, radiation therapy has shown limited effectiveness. The trial was officially launched in July 2023. As NEO100 uses the same treatment platform as the malignant gliomas, we bypassed the Phase I trial and received FDA approval for a Phase II trial within just 30 days.

●	Separate from this single-drug application, NEO100 is further being investigated as a drug delivery vehicle, where the results of NeOnc’s preclinical studies suggest evidence that the combination of NEO100 with other drugs may enable a patient’s improved brain tumor delivery via the intranasal route. Intranasal NEO100, mixed with levodopa (L-DOPA), is in the planning stages for a clinical trial in patients with Parkinson’s disease (PD). NeOnc’s laboratory experiments showed that intranasal NEO100 mixed with levodopa was able to reverse PD symptoms in mice. A Phase I clinical trial is planned to study the impact on human patients.

In our ongoing effort to streamline our clinical trials, we have identified approximately 80 grade III IDH1 mutation-positive patients as potential candidates for our clinical trial. We believe this targeted enrolment pool may significantly expedite our trial process. With this refined focus, we are revising our protocol inclusion criteria to include Residual Measurable Disease (RMD) grade III IDH1 mutant patients. We believe this amendment to our enrolment criteria may markedly accelerate patient accrual, enhance the efficiency of our trials and may lead to quicker results. As a result of these changes, we project that the readout for our Phase II studies with respect to NEO100-01 could now be feasibly delivered by the end of first quarter of 2026.

Separate from this single-drug application, NEO100 is further being investigated as a drug delivery vehicle, where the results of NeOnc’s preclinical studies suggest that the combination of NEO100 with other drugs may enable a patient’s improved brain tumor delivery via the intranasal route. Our second lead product, NEO212, a covalently conjugated molecule combining the chemotherapeutic drug temozolomide with perillyl alcohol, has completed preclinical testing and has received investigational new drug (IND) approval from the United States Food and Drug Administration (FDA), i.e., it has been authorized to proceed to clinical testing in cancer patients. We have designed a Phase I/II trial for oral NEO212, which began in the fourth quarter of 2023. In this trial, NEO212 will be administered orally to patients with primary brain tumors (i.e., malignant gliomas) and secondary brain tumors (i.e., brain metastases originating from peripheral tumors, such as tumors of the lung, breast, skin/melanoma, etc.). Furthermore, NEO212 is undergoing development towards intranasal application specifically for patients with uncontrolled brain metastases derived from peripheral tumors (lung, breast, skin, etc.), but has not yet been studied in human patients.

The Pipeline of NeOnc Drug

Development & Clinical Pipeline

NEONC TECHNOLOGIES HOLDINGS, INC.

Important Disclaimer: This development & clinical pipeline is subject to regulatory approval, risk and uncertainties, as well as potential changes to the pipeline and other factors that are beyond our control.

Drug Candidate	Application	Indication	Preclinical	IND Enabling*	FDA Authorized Clinical Trials			Commercialization
					Phase I	Phase II	Phase III	
NEO100-01	Intranasal	Recurrent Grade III & Grade IV Astrocytoma Brain Cancer w/ IDH1 Mutation				Phase 2a		
NEO100-02	Intranasal	Meningioma Brain Tumors				Phase 2		
NEO212	Oral	All Brain Tumors			Phase 1			
NEO100-03 Pediatric Application	Intranasal NEO100 & Combined with Chemotherapy	Pediatric Brain Tumors			Phase 1			

* IND Enabling: Research to establish whether a compound is reasonably safe for initial use in humans and exhibits pharmacological activity that justifies commercial development.

Our Clinical Pipeline Continues to Expand to Include Other Applications of NEO100 & NEO212

Lead Product: NEO100

NEO100 is our most advanced product candidate based on perillyl alcohol (POH). This naturally occurring monoterpenoid can be found as a constituent of essential oils from various botanicals, including peppermint, spearmint, lavender, bergamot, lemongrass, sage, thyme, cherries, and others. POH has been used in cosmetics, fragrances, and some cleaning products and as an ingredient in baked goods, frozen dairy, gelatine, puddings, beverages, and candies. However, clinical trials by other companies with an oral POH formulation administered to cancer patients were not successful for two presumed reasons: (i) after ingestion, not enough POH entered the bloodstream, because the liver (portal vein) quickly metabolized and thereby eliminated POH; in fact, it was not possible to demonstrate the presence of POH in the blood of these patients; and (ii) in an effort to overcome the rapid depletion of POH, physicians attempted to administer increasing amounts of oral POH, which resulted in significant gastrointestinal toxicity that became dose-limiting. As a result, efforts to introduce oral POH into the clinic were abandoned.

Under the direction of NeOnc, a novel manufacturing and delivery pathway was investigated which we believe may avoid the drawbacks of oral POH. Using derivatization of POH with a crystalline intermediate enabled the production of ultra-pure, pharmaceutical-grade NEO100. NEO100 received fast-track status in 2016 and orphan-drug designation in 2011 from the FDA. NeOnc’s novel approach uses intranasal, rather than oral, delivery. Our completed Phase I trial of intranasal NEO100 suggested that when given via the intranasal route: (i) the drug appeared to be well tolerated with no severe adverse effects being observed, despite consistent treatment over several months; and (ii) patients’ reported quality of life was unchanged. In one patient, we were able to obtain brain tumor tissue (based on surgery immediately following intranasal delivery of a dose of NEO100), which we analyzed for the presence of NEO100 (POH). The presence of NEO100 (POH) was confirmed in the tumor tissue, thus providing proof of principle that intranasal delivery of NEO100 reaches its tumor target in the brain. This is in contrast to the above-mentioned studies with oral POH, where the presence of drug could not be demonstrated in blood or tumor tissue of any patient. Among the group of 12 patients in our Phase I trial, there were several long-term survivors: At two years after start of intranasal NEO100 treatment, five patients (37%) were still alive, which is noteworthy, because recurrent glioblastoma patients (that is, patients where the tumor has returned after one or more rounds of traditional treatment) have an average life expectancy of about six months, and 24-month survival is rare. Another result from our Phase I trial is the fact that three patients (i.e., 25% of the original cohort of 12 patients), were still alive after 3 years. These outcomes will have to be investigated with a larger number of patients to establish statistical significance. This is currently being pursued in our Phase IIa trial, where we are planning to expand our clinical trial sites and potentially enrolling the remaining Phase IIa patients. A data read out for any patient enrolled in the clinical trial is expected beginning six months from the enrollment of such patient.

NEO100 Potential Mechanism of Action
NEONC
NEO100
1
2
3
RAS Oncoprotein Inhibition
Na/K-ATPase Inhibition
Cytoplasmic Membrane Disruption
Electrolyte Imbalance (Na⁺, K⁺, Ca⁺⁺)
Endoplasmic Reticulum Stress
(Unfolded Protein Response)
Cell Cycle Arrest
Apoptosis (Cell Death)

The above chart illustrates what is currently known about NEO100’s mechanism of action. The manner by which NEO100 may block tumor growth is thought to result from its pleiotropic (multi-faceted) impact on tumor cells. In in vitro tests: (i) NEO100 has been shown to inhibit the activity of the Ras protein. Ras is a (proto)onco-protein that stimulates mitogenic (growth-stimulatory) pathways inside cells. In tumor cells, it is often mutated, resulting in its increased activity and uncontrolled cell growth. Inhibition of Ras by NEO100 is thought to remove this aberrant growth stimulus from tumor cells, causing cell cycle arrest. (ii) NEO100 has been shown to block the activity of sodium/potassium (Na/K) adenosine triphosphatase (ATPase). Na/K-ATPase is an ion pump that sits in the plasma membrane and regulates the flux of ions across the membrane. In cancer cells, it can have abnormal activity and not only helps cancer cells resist chemotherapy, but also stimulates them to spread to other locations in the body. We believe that NEO100 may stunt these advantages for cancer cells. (iii) NEO100 has been shown to intercalate into the plasma membrane to disturb membrane fluidity and the function of some proteins that are located at or near the plasma membrane (including Ras and Na/K-ATPase). Among the consequences is an electrolyte imbalance that triggers endoplasmic reticulum (ER) stress. Cancer cells in general are less resistant to withstand prolonged ER stress. As a result, in combination with cell cycle arrest, they undergo apoptosis (cell death).

Therapeutic applications of NEO100 that are under development by NeOnc:

●	Intranasal delivery that we hypothesize may bypasses the blood-brain barrier (BBB), which could permit delivery of drugs to the brain via cranial nerves I and V, and possibly allow delivery of other pharmaceutics to the brain. Proof of this principle has been observed in animal models, but has not yet been tested in human patients.

●

At high concentrations, we are investigating whether intranasal NEO100 may be used as a therapeutic for treating brain cancers. In a Phase I trial there were preliminary signs of activity, based on several (25%) patients who have survived for at least 4 years, but validation of activity will have to await results from the ongoing Phase IIa and possible additional clinical trials.

●	At low concentrations, NEO100 might act as a solvent and delivery vehicle for traditional large-molecule pharmaceutics, which could potentially bypass the BBB and enter the brain. Proof of this principle has been observed in animal models but has not yet been tested in human patients.

●	Intra-arterial delivery of NEO100 could possibly create a temporary opening in the BBB, which might allow traditional large-molecule pharmaceutics to pass through and enter the brain. Proof of this principle has been observed in animal models, but has not yet been tested in human patients.

●	NEO100 could potentially be covalently conjugated with other pharmaceutics to create novel fusion compounds that might enable superior BBB penetration ability and, potentially higher activity against brain cancer. Proof of this principle has been observed in animal models but has not yet been tested in human patients.

Intranasal NEO100 for the treatment of malignant glioma:

The FDA granted NEO100 Orphan Drug Designation (ODD) for treating malignant glioma in 2011. Orphan drug designation qualifies sponsors for incentives including tax credits for qualified clinical trials, exemption from user fees, and potential seven years of market exclusivity after approval. Upon approval, the exclusivity granted to orphan drugs provides seven years during which FDA may not approve any other sponsor’s application for the same drug for the same designated orphan disease or condition, regardless of whether such other sponsor files an Abbreviated New Drug Application (ANDA) for a generic version of the drug, or if another sponsor files a “full” new drug application (NDA). Orphan Drug Exclusivity does not, however, prevent FDA approval of applications for the same drug for a different indication, nor applications for a different drug for the same orphan indication. In limited circumstances, such as showing clinical superiority to the product with orphan drug exclusivity, FDA may approve a competing application during the Orphan Drug Exclusivity period. However, the process of clinical development is inherently uncertain and there is no guarantee that orphan drug designation will accelerate the timeline for approval or make it more likely that NEO100 will be approved.

For clinical testing of NEO100, a combined Phase I/IIa trial was conducted, with the first patient enrolled in April 2017. NEO100 was administered intranasally 4-times a day to patients with recurrent glioblastoma. Patients enrolled in this trial had already undergone standard therapy, but the disease had returned and was deemed untreatable.

Among the inclusion criteria were the following: (i) Radiographically confirmed progression or recurrent grade IV glioma, and on a stable dose of steroid for at least 5 days; (ii) Patients must have failed previous radiation and temozolomide treatment; (iii) Age ≥ 18 years; (iv) ECOG performance status of 0-2, or KPS ≥ 60; (v) An expected survival of at least 3 months; (vi) Baseline MRI with gadolinium within two weeks of entry into the trial; and (vii) Seizures controlled on a stable dose of anti-epileptics for two weeks prior to enrollment. Furthermore, patients were screened with MR perfusion scan if there was a possibility that progression seen on a MRI scan represented pseudo-progression. Response assessment was performed by gadolinium-enhanced MRI and assessment by RANO (Response Assessment in Neuro-Oncology) criteria every two months. Adverse events were graded for severity using NCI Common Terminology Criteria for Adverse Events v.4.0.

The institutions that participated in the trial were Cleveland Clinic, University of Washington/Seattle, University of Wisconsin, and the University of Southern California. It was sponsored by NeOnc Technologies, Inc. (Los Angeles, CA) with ClinDatrix, Inc. (Irvine, CA), as the Clinical Data Management CRO (Contract Research Organization). A total of 12 patients were enrolled in Phase I, which was completed in 2020. The patients were divided into four cohorts, three patients per cohort in a dose escalating trial (384-1152 mg/day). Patients received the intranasal dosage using a nebulizer mask four times a day. The results suggested that intranasal NEO100, even at the highest dose given, appeared to be well tolerated, and there were no serious adverse events reported in any of the patients, i.e., there were only minor side effects, such as a runny nose or nasal discomfort.

Results from Phase I preliminarily suggested that intranasal NEO100 might have exerted therapeutic activity in some of these patients, although statistical analysis was limited by the small number of 12 patients, which means that statistically firm conclusions cannot be drawn. Most patients (55%) survived for more than one year, four patients (33%) survived for over two years, and three patients (25%) remained alive at the 3-year mark.

Primary endpoints for Phase I were to determine maximum tolerated dose (MTD) and progression free survival (PFS). NEO100 did not reach MTD, as results suggested that NEO100 was well tolerated by the cohort 4 patients. The recommended Phase II dose was therefore at 1152 mg/day. PFS at 6 months was 33%.

Survival Data from NeOnc’s Phase I Clinical Trial with Intranasal NEO100

NEO100 Phase I Survival Data

NEO100 OVERALL SURVIVAL RATES

Survival %
OS12 55%
MEDIAN OS
OS24 37%
100
80
60
40
20
0
5
10
15
20
25
Months Following Start of Treatment

Chart shows the survival rate of all patients within first 24 months of the trial.

Shows specific highlights of survival at 12 months (OS-12) and 24 months (OS-24) vs. Median Overall Survival (OS) rate at 15 months.

NEO100 TREATMENT CYCLE SURVIVAL RATES

Survival %
100
80
60
40
20
0
5
10
15
20
25
COMPLETED MORE THAN 5 TREATMENT CYCLES
COMPLETED LESS THAN 5 TREATMENT CYCLES
Months Following Start of Treatment

Chart shows survival rate of all patients in first 24 months based on number of treatment cycles.

Patients who completed more than 5 cycles of NEO100 treatment demonstrated higher survival rate.

NEO100 TREATMENT OF PATIENTS WITH IDH1 MARKER

Survival %
100
80
60
40
20
0
5
10
15
20
25
HAS IDH1 MUTATIONS
NO IDH1 MUTATION
Months Following Start of Treatment

Chart shows survival rate of patients based on indication of **IDH1 biomarker** in patient profile.

Studies demonstrate that patients with IDH1 do better with disease resistance.

Results Demonstrate Greater Survival Rates with NEO100,
Particularly for Patients Receiving Additional Treatments Cycles and Those with IDH1 Marker

Source: Neuro-Oncology, September 2, 2020. NEO100 enables brain delivery of blood-brain barrier impermeable therapeutics.

17

Patient Survival: NeOnc’s Phase I Trial

Secondary endpoints were evaluated for: a) pharmacokinetic endpoints of POH and perillic acid (PA) metabolism, b) objective tumor response according to RANO criteria, and c) adverse events.

Pharmacokinetic measurements were performed in patients at the time of trial entry and used to measure the ability of patients to properly inhale NEO100. All patients had the expected rapid elimination of NEO100 within 30 minutes from serum, and elimination of its PA within 2 hours.

Objective tumor response to NEO100 was determined by RANO criteria. NEO100 performance by RANO criteria was reported as follows:

Table 3. Cohorts, Dosages, and Results

Patient ID	Cohort	Dosage (mg/day)	Completed Number of Cycles[a]	RANO[b]	Survival After Start of NEO100 (Months)	IDH1 Status	Current Status	NEO100Tx Ongoing
104	1	384	2	PD	18	Wild type	Deceased	N/A
105	1	384	2	PD	9	Mutated	Deceased	N/A
106	1	384	2	PD	33	Mutated	Deceased	N/A
202	2	576	33	SD	33	Mutated	Alive	Yes
203	2	576	2	PD	11	Wild type	Deceased	N/A
204	2	576	1	N/A	2	Wild type	Deceased	N/A
301	3	768	24	SD	24	Mutated	Alive	Yes
302	3	768	11	SD	27	Mutated	Alive	No
303	3	768	2	PD	10	Wild type	Deceased	N/A
401	4	1152	4	PD	>4	Wild type	Unknown	No
402	4	1152	2	PD	15	Wild type	Deceased	N/A
403	4	1152	8	SD	9	Wild type	Deceased	N/A

[a]Each cycle is 28 days.
[b]Performed at end of even-numbered cycles and 6 month final.

The third secondary endpoint was adverse events, as characterized by type, frequency, and severity (NCI common terminology for adverse events were reported as follows:

Table 2. Adverse Events Attributable to NEO100 Administration

Number of Events, According to Body System and Grade	NEO100 Dose Level (mg/day)				
	384	576	768	1152	Causality
General disorder or administration-site condition:					
Fatigue, grade 1	1	–	–	–	Possibly related
Nervous system disorder:					
Headache, grade 1	1	–	–	–	Probably related
Skin and subcutaneous tissue disorders:					
Piloerection, grade 1	1	–	–	–	Possibly related
Skin irritation around nose, grade 1	–	–	1	–	Definitely related
Respiratory, thoracic and mediastinal disorders:					
Rhinorrhea, grade 1	2	–	–	1	Definitely related
Nasal dryness, grade 1	1	–	1	–	Probably related
Nasal pruritus, grade 1	1	–	–	–	Probably related
Nasal discomfort, grade 1	1	1	–	–	Probably related
Cough, grade 1	–	–	–	1	Definitely related
Blood and lymphatic system disorders:					
Leukopenia, grade 2	–	2	–	–	Possibly related
Total no. of patients with an event:	**3**	**2**	**1**	**1**

Moreover, our Phase I clinical trial indicated that patients harboring an IDH1 mutation in their tumor cells responded to treatment more favorably than those without the mutation. Among the 12 patients, five presented with IDH1 mutant status. Among these five, four patients (80%) survived longer than the seven patients without IDH1 mutation. As of February 12, 2021 three of them were still alive four years after the recurrence of their original tumor and initiation of NEO100 treatment.

A potential advantage of intranasal NEO100 is that intranasal delivery via a nebulizer device does not require surgeries, infusions, or other invasive procedures that would require medical visits. Rather, intranasal delivery could be done conveniently at home (or while traveling) by the patients themselves. Compared to the well-known toxicities of many chemotherapeutic agents, NEO100 appeared to be well tolerated at the doses tested in the limited Phase I trial, and none of the typical side effects of other cancer pharmaceutics (nausea, debilitating fatigue, anemia, infections, diarrhea, hair loss, etc.) were observed. It, therefore, suggests that NEO100 may not lead to deterioration of quality of life for patients (Schönthal AH et al., Neuro-Oncol. Adv. 3:1, 2021).

NeOnc Phase IIa studies describe the first time NEO100 is given to the intended treatment population. The studies are undertaken to confirm dosing requirements identified in Phase I testing (such as how much, how often and to whom the drug should be given) are correct. They are sufficiently powered (statistically) to determine how well the drug performs at the prescribed dose and for the intended outcome. Work in future trials may be needed to further understand results obtained in Phase IIa testing (i.e., dosing, effect on a patient sub-population) and randomized, controlled Phase III testing may be required prior to marketing authorization. Details regarding the ongoing Phase IIa trials of NEO100 and the ongoing Phase I/II trial of oral NEO212 are as follows:

1.	“An Open-Label, Phase I/IIa Dose Escalation Study of Safety and Efficacy of NEO100 in Recurrent or Progressive Grade III or IV Gliomas with IDH1 Mutation” (NEO100-01)

Enrollment

Number of Patients to be Treated: 24

Patient Sub-Populations Tested: Radiographically-confirmed progression of, or recurrent, primary or secondary Grade IV glioma (the original study population) and radiographically-confirmed progression of, or recurrent, primary or secondary Grade III astrocytoma.

Primary Endpoint:

1. Progression free survival at six months.

NEO100 Performance – Cannot be reported until completion of the Phase IIa portion of the study.

Secondary Endpoints:

1. Objective tumor response to NEO100 as determined by RANO criteria.

NEO100 Performance – Cannot be reported until completion of the Phase IIa portion of the study.

2. Progression free survival.

NEO100 Performance – Cannot be reported until completion of the Phase IIa portion of the study.

3. Overall survival.

NEO100 Performance – Cannot be reported until completion of the Phase IIa portion of the study.

4. Perillic acid measurement.

NEO100 Performance – Cannot be reported until completion of the Phase IIa portion of the study.

Safety Endpoint:

1. Adverse Events characterized by type, frequency, severity, as graded by National Cancer Institute Common Terminology Criteria for Adverse Events (NCI CTCAE v. 5.0), seriousness and relationship to study therapy NEO100.

NEO100 Performance – Cannot be reported until completion of the Phase IIa portion of the study.

2. Changes from baseline in vital signs and clinical laboratory parameters (hematology and chemistry), as well as ECOG performance status will be assessed.

NEO100 Performance – Cannot be reported until completion of the Phase IIa portion of the study.

Number of Patients Currently Enrolled: 20

2.	“An Open-Label, Phase II Study of NEO100 in Participants with Residual, Progressive or Recurrent High-Grade Meningioma” (NEO100-02)

Number of Patients to be Treated: 29

Patient Sub-Populations Tested: Radiographically-confirmed progression of, or recurrent, WHO Grade II or III meningioma

Primary and Secondary Endpoints:

Primary Endpoint: Progression free survival at 6 months

Secondary Endpoint:

1. Objective tumor response by RANO criteria

2. Progression free survival

3. Overall survival

4. Perillic acid measurement and level

Number of Patients Currently Enrolled: 6

3.	“An Open-Label, Phase I/II Dose Finding, Safety and Efficacy Study of Oral NEO212 in Patients with Astrocytoma IDH-Mutant, Glioblastoma IDH-Wildtype or Uncontrolled Metastasis to the Brain in Patients with Select Solid Tumors (NEO212-01)

Number of Patients to be Treated:

Phase I: Up to 36

Phase IIa: 12

Phase IIb: 27 per cohort

Patient Sub-Populations Tested:

Phase I: Radiographically-confirmed astrocytoma IDH-mutant, glioblastoma IDH-wildtype following previously radiation therapy or treatment with temozolomide and radiation or a select solid tumor with uncontrolled brain metastases (e.g., melanoma, NSCLC, SCLC, HNSCC, urothelial carcinoma, gastric cancer, renal cell cancer, colorectal cancer)

Phase IIa: Radiographically-confirmed astrocytoma IDH-mutant, glioblastoma IDH-wildtype following previously radiation therapy or treatment with temozolomide and radiation

Phase IIb: Select solid tumor with uncontrolled brain metastases (e.g., melanoma, NSCLC, SCLC, HNSCC, urothelial carcinoma, gastric cancer, renal cell cancer, colorectal cancer)

Primary and Secondary Endpoints

Primary Objectives

1. Assess the safety and tolerability of increasing dose levels of orally administered NEO212 in patients with Astrocytoma IDH-mutant, Glioblastoma IDH-wildtype and patients with select solid tumors with uncontrolled metastases to the brain.

2. Identify the maximum tolerated dose (MTD) of NEO212.

3. Determine the recommended Phase II dose (RP2D) of NEO212.

Secondary Objectives

1. Characterize the pharmacokinetics (PK) of NEO212.

2. Evaluate anti-tumor activity of NEO212 in patients with Astrocytoma IDH-mutant, Glioblastoma IDH-wildtype and patients with select solid tumors with uncontrolled brain metastases.

Number of Patients Currently Enrolled:

Phase I: 12

Phase IIa: Not Open to Accrual

Phase IIb: Not Open to Accrual

Pipeline Product Candidates

NEO212

NEO212 (chemical structure shown on the right) was designed as a hybrid compound where NEO100 was covalently conjugated to temozolomide (TMZ), an alkylating agent that represents the current standard of chemotherapeutic care for patients with glioblastoma. Based on the recognition that amphipathic NEO100 in research has suggested it may permeate biological barriers and cellular membranes, we hypothesized that this novel covalent molecule might penetrate the blood-brain barrier, possibly enabling a dual approach against malignant lesions in the brain. Our preclinical characterization of NEO212 in various mouse tumor models suggests that this multifunctional agent may show activity against a variety of cancer types. In preclinical studies, results suggested that NEO212 demonstrated activity against primary and secondary brain cancers as well as cancer types that were chemoresistant to other commonly used cancer therapeutics (Chen TC et al., Molecular Cancer Therapeutics 13:1181, 2014; Chen TC et al., Cancer Letters 358:144, 2015; Chen TC et al., Journal of Biomedical Sciences 22:71, 2015; Cho HY et al., Molecular Cancer Therapeutics 13:2004, 2014; Jhaveri N et al., Cancer Letters 371:240, 2016; Marin-Ramos NI et al., Oncoscience 5:148, 2018; Marin-Ramos NI et al., Molecular Cancer Therapeutics 17:625, 2018). So far, the activity of NEO212 has not yet been studied in humans.

NEO212 demonstrates an interesting feature that its demonstrated activity in preclinical studies may be greater than the sum of its parts. That is: merely applying its individual constituents, NEO100 and TMZ, as a mix of two independent compounds (akin to the conventional combination therapy mode) may not mimic the potential of the conjugated hybrid molecule. The toxicological studies in rodents and dogs suggest that NEO212 was tolerated. When administered at the same dosages as those that suggest activity in mouse cancer models, there were no detectable side effects in mice, rats, or dogs.

The demonstrated activity in preclinical studies of NEO212, along with its low toxicity profile, contributed to our IND application for oral administration that was approved by the FDA in 2023. FDA approval provides an opportunity for Phase I/IIa clinical trials, primarily focusing on patients with intracranial malignancies. We are designing clinical trials that evaluate two different modes of NEO212 delivery: oral and intranasal. Oral NEO212 during Phase I will be administered to patients with brain malignancies that include primary and secondary brain cancers (so-called “all comers”). Phase IIa will focus on newly diagnosed, primary glioblastoma. Intranasal NEO212 will be used in a Phase I/IIa trial in patients with metastatic brain cancer, i.e., where brain lesions originated from cells that were disseminated by tumors from outside the brain, such as lung cancer, breast cancer, or melanoma. All these patients represent a cohort in dire need of better therapies, and NEO212 may hold the potential that might improve their prognosis and survival.

The FDA granted NEO212 Orphan Drug Designation (ODD) for three different indications: (i) glioma (2014), (ii) brain metastases from breast cancer (2017), and (iii) nasopharyngeal carcinoma (2017). As stated above, if a product that has ODD subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan drug exclusive approval (or exclusivity), which means that the FDA may not approve any other applications to market the same drug for the same indication for seven years (except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity). However, the process of clinical development is inherently uncertain and there is no guarantee that orphan drug designation will accelerate the timeline for approval or make it more likely that NEO212 will be approved.

Three Drug Delivery Pathways Potentially Enabled by NEO100

Cancerous tissue in the brain is protected from systemically circulating drugs by the blood-brain barrier (BBB), which prevents the brain entry of most pharmaceutical agents. We are using NEO100 to develop three different methods of overcoming the obstacle placed by the BBB:

●	Intranasal delivery: As part of a direct nose-to-brain route, this pathway could potentially allow direct brain access without interference from the BBB.

○	Monotherapy with NEO100: At higher dosages, intranasal delivery of NEO100 is in clinical testing for patients with glioblastoma.

○	Combination therapy with NEO100: At lower dosages, intranasal NEO100 might be used as a carrier for the co-delivery of established therapeutics to the brain. This has been observed in animal models, but it has not yet been studied in humans.

●

Conjugated delivery: Stable conjugation of NEO100 to other therapeutic agents (such as temozolomide, creating NEO212) indicated a possible increase in the ability of the fused compound to penetrate the BBB and enter the brain. This has been observed in animal models, but it has not yet been studied in humans.

●

Permeable delivery: Intra-arterial delivery of NEO100 may create temporary (up to 4 hours) openings in the BBB, that we believe could potentially enable drugs (Adriamycin®, Velcade®, etc.) and therapeutic antibodies (Herceptin®, Opdivo®, etc.) to enter the brain and reach the tumor bed. This has been observed in animal models, but it has not yet been studied in humans.

All three drug delivery pathways potentially enabled by NEO100 are being investigated by NeOnc and are at different stages of development. Only one of these pathways, monotherapy with intranasal NEO100, has moved into clinical testing, where Phase I studies have been completed and Phase IIa studies are ongoing. The other pathways, including combination therapy with NEO100, conjugated delivery (e.g., NEO212), and permeable delivery have not yet reached the clinical stage and have not yet been studied in humans. In these latter pathways, preclinical studies are currently ongoing to provide further results and IND-enabling data, so that in the future these principles can be studied in human cancer patients.

We believe these three delivery areas (details below) may be key to a potential shift in physicians’ ability to treat brain diseases. They represent potential pathways for possible reliable delivery of pharma-therapeutics to the brain, potentially mitigating problems and side effects from current methodologies, and potentially providing an alternative treatment protocols to existing pharma manufacturers for their drugs.

Intranasal Delivery of NEO100: Administration of NEO100 into the nose is accomplished by a standard nebulizer that aerosolizes NEO100 into fine particles that reach the olfactory mucosa and its embedded nerve endings in the nasal cavity. Uptake by these and other nerve cells enables direct nose-to-brain transport of NEO100 so it can reach the tumor sites without interference from the BBB. This direct mode of brain-targeted drug administration is thought to deliver higher levels of the drug to the brain tumor site as compared to oral delivery of a given drug, also because this route of transport avoids drug breakdown in the liver. It also lowers total drug exposure to the rest of the body; therefore, it’s hypothesized there may be fewer side effects. This principle was observed in the Phase I clinical trial with glioblastoma patients above-mentioned (Schönthal AH et al., Neuro-Oncol. Adv. 3:1, 2021). And the actual presence of NEO100 (perillyl alcohol), along with its major metabolite, perillic acid, has been observed in brain tumor tissue (Schönthal AH et al., J. Neurosurg. Case Lessons 4:case22215, 2022).

Ongoing activities for intranasal delivery of NEO100:

●	The Phase IIa component of our clinical trial is ongoing in patients with recurrent Grade IV glioma (further details are provided below).

●	A similar Phase IIa trial of intranasal NEO100 (NEO100-02) for patients with malignant skull based meningioma is also ongoing. Meningiomas are slow-growing tumors originating in the meninges, the membranous layers surrounding the brain and spinal cord. We initiated this because these patients lack effective treatment options. These tumors are notoriously difficult to access, and conventional methods like surgery often lead to significant neurological deficits. Additionally, radiation therapy has shown limited effectiveness. The trial was officially launched in July 2023. As NEO100 uses the same treatment platform as the malignant gliomas, we bypassed the Phase I trial and received FDA approval for a Phase II trial within just 30 days.

●	Intranasal NEO100, mixed with levodopa (L-DOPA), is in the planning stages for a clinical trial in patients with Parkinson’s disease (PD). NeOnc’s laboratory experiments showed that intranasal NEO100 mixed with levodopa was able to reverse PD symptoms in mice. A Phase I clinical trial is planned to study the impact on human patients.

Stable Conjugation of NEO100 to Other Therapeutic Agents: Many drugs work quite well for diseases in the rest of the body but do not reach the brain due to the BBB obstacle. Our pre-clinical results suggested that stable conjugation of several such drugs to NEO100 may increase their ability to reach lesions located in the brain. Temozolomide (TMZ) is widely used to treat malignant glioma—even though it enters the brain sub-optimally, its modest therapeutic impact is an expression of this limitation. However, when conjugated to NEO100, creating NEO212, the molecule may cross the BBB, and in preclinical mouse models, various types of brain malignancies have shown therapeutic activity. NEO212’s IND application was approved by the FDA in May 2023. (Further details on NEO212 are provided below.)

Intra-arterial Injection of NEO100: Our preclinical studies in mouse models with brain cancer suggest that intra-arterial delivery of NEO100 might open the BBB up to four hours, which could allow other therapeutic agents to enter the brain from the bloodstream or a catheter in those models. The mechanism appears to be via a transient opening of the tight junctions between the brain endothelial cells. Catheters can be used to deliver NEO100 to specific parts of the brain, particularly to the sites where the tumor bed is located, so that co-delivered pharmaceutics can immediately access the malignant tissue. In this manner, NEO100 and any other co-delivered therapeutic agent might impact the tumor. While this principle has been established in our preclinical studies, it has not yet been tested in human patients., Well-known side effects of the brain cancer agent temozolomide (TMZ) are bone marrow suppression and resulting infections. We believe these side effects may be reduced or possibly avoided if the bone marrow can be spared from whole-body exposure to TMZ, as is a consequence of the typical oral ingestion of TMZ. This catheter-based approach is based on the co-delivery of another agent (as a mix). It is distinct from the above described stable conjugation of NEO100 to another compound, such as TMZ, which creates a single fusion molecule (as in NEO212).

Our Markets

The global central nervous system (CNS) treatment market is expected to grow at 8.6% CAGR to reach $267.6 billion by 2034, and the global brain tumor drug market is expected to grow at CAGR of 9.8% reach $4.6 billion by 2032, according to Fortune Business Insights.

Radiation therapy still accounts for 38% of the brain cancer treatment market, while drug treatment remains second mostly due to current inefficiencies of drug delivery, according to Grandview Research.

We also address the malignant glioblastoma multiforme (GBM) treatment market. The GBM drug market is expected to grow at 9.8% CAGR to $4.4 billion by 2023, according to iHealthcare Analyst, with the market being driven by rising geriatric population, growing incidence cases, and a pipeline of new products.

GBM accounts for up to 54% of gliomas and 16% of all primary brain cancers, according to research published in the journal, Glioblastoma. By creating an alternative delivery mechanism for GBM drug therapy, we believe we can significantly impact market demand in this sector.

Our Strategy

Our goal is to change the cancer therapeutic landscape by developing novel therapeutic approaches leveraging dual approaches of novel drug delivery methods in combination with novel drug candidates that potentially lead to better therapeutic results with low side effects.

The following five clinical applications of our drugs are at different stages of preclinical or clinical development:

1.	Intranasal delivery of NEO100 to patients with IDH mutant malignant glioma (Phase IIa clinical trial has started).

2.	Intranasal delivery of NEO212 to patients with brain metastasis (IND approved).

3.	Intranasal delivery of NEO100 alone, and in combination with doxorubicin for pediatric brain tumors (IND approved).

4.	Intranasal co-delivery of NEO100 with levodopa for Parkinson’s disease (preclinical stage).

5.	Intra-arterial delivery of NEO100 to open the patient’s blood-brain barrier, allowing brain entry of BBB-impermeable pharmaceuticals or biologics (preclinical stage).

6.	Oral NEO212 for primary brain cancer, including glioblastoma (IND approved).

Details: 1. Intranasal delivery of NEO100 to patients with IDH mutant malignant glioma (Phase IIa clinical trial has started).

NEO100 is our most advanced product candidate. Its chemical structure (Figure 1) is based on the natural compound perillyl alcohol (POH). We have investigated a novel manufacturing and delivery pathway that avoided the drawbacks of oral POH and capitalized on its recognized properties. The FDA granted NEO100 Orphan Drug Designation (ODD) for treating malignant glioma.

Figure 1: Chemical structure of NEO100

NeOnc sponsored a Phase I clinical trial, where NEO100 was administered to patients with recurrent glioblastoma. All enrolled patients had already undergone standard therapy for this disease, consisting of radiation treatment combined with chemotherapy. Still, this standard therapy had stopped working, and patients were no longer benefiting from it. At this stage of the re-emerging glioblastoma disease, there is no clear clinical recommendation for specific further treatment because effective treatments do not exist for this patient group. Rather, the prognosis is dismal, and the average median survival is only 6-9 months.

After enrollment in our study, patients received intranasal NEO100 four times daily, using a standard nebulizer and nasal mask. After initial instructions by a nurse, patients can self-administer this treatment at the convenience of their home. Four cohorts of 3 patients each received the following dosages: 96 mg/dose (384 mg/day), 144 mg/dose (576 mg/day), 192 mg/dose (768 mg/day), and 288 mg/dose (1152 mg/day). Completion of 28 consecutive days of treatment was recorded as one cycle. Adverse events were documented, and radiographic response via RANO criteria was evaluated every two months. Progression-free and overall survival were determined after 6 and 12 months, respectively (PFS-6, OS-12).

The trial was completed in 2020, and after peer review, the results obtained from these 12 patients were published in 2021 (Schönthal AH et al., Neuro-Oncology Advances 3(1):1-12, 2021). Data analysis suggested that intranasal NEO100 may be well tolerated at all four dose levels, and even at the highest dose levels, no severe adverse events were noted. Minor side effects included a runny nose or nasal discomfort. PFS-6 was 33%, OS-12 was 55%, and of the three cohorts’ median survival was 15 months (Figure 2, left panel). Four patients (33%) survived >24 months. Thus, compared to historical controls and what is commonly observed in clinical practice, average patient survival in our clinical trial with these 12 patients might be improved (see further comparison details below). As important, there were none of the typically harsh side effects of many conventional chemotherapies, such as nausea, debilitating fatigue, anemia, infections, diarrhea, hair loss, etc.). Treatment with intranasal NEO100, therefore, did not lead to deterioration of quality of life for patients. However, further research is needed to confirm these results.

Figure 2: Survival of all 12 patients (left) and survival in relation to IDH status (right).

From: Schönthal AH et al., Neuro-Oncology Advances 3(1):1-12, 2021

Detailed further analysis of our Phase I trial suggested that patients with the highest response to intranasal NEO100 were those whose tumor harbored a mutation in the gene for isocitrate dehydrogenase 1 (IDH1) (Figure 2, right panel). In the five patients with this mutation, 4 (80%) survived a minimum of 24 months while being treated with intranasal NEO100. In contrast, seven patients without this mutation succumbed to disease earlier—although their average median survival of 11 months was still longer than what might have been expected based on historical experience in the clinic.

Prompted by these observations from our Phase I clinical trial, a Phase IIa continuation of intranasal NEO100 was started in 2021 for high-grade glioma patients with IDH1 mutations. As with Phase I, the trial is being conducted as a multicenter study. A total of 12 institutions will be recruited to enroll 31 patients for our Phase IIa trial, of which five have been recruited. The potential mechanism by which these IDH1 mutant patients may have a specific survival advantage in response to NEO100 is the subject of our current laboratory investigations.

Details: 2. Intranasal delivery of NEO212 to patients with brain metastasis (IND submission scheduled for late 2023).

NEO212 is a hybrid compound where NEO100 is covalently conjugated to temozolomide (TMZ) via a carbamate bridge (Figure 3). While TMZ has been widely used as the standard of care for the treatment of glioblastoma, it does not penetrate the BBB effectively; unsurprisingly, its clinical efficacy is relatively modest. Also, its activity could be further reduced when applied to tumors that are positive for O6-methylguanine methyltransferase (MGMT). This DNA repair protein protects tumor cells from killing by TMZ. Our preclinical studies suggest that NEO212 may potentially be able to overcome these drawbacks and exert its activity even against tumor cells that are positive for MGMT. The FDA granted NEO212 Orphan Drug Designation (ODD) for three different indications: (i) glioma, (ii) brain metastases from breast cancer, and (iii) nasopharyngeal carcinoma.

Figure 3: Chemical structure of NEO212: NEO100 conjugated to temozolomide.

NEO212 was initially designed as a therapeutic molecule with potential enhanced capability of crossing the blood-brain barrier to address the urgent clinical need for better treatments of intracranial malignancies, such as glioblastoma and brain-metastatic lesions from peripheral cancers. In mouse models data indicated that orally-administered1 NEO212 enters the brain in higher quantities than oral TMZ alone. While NEO212 has been investigated in multiple preclinical studies, it has so far not been studied in humans. Based on preclinical studies, the following potential beneficial features of this compound can be summarized as follows:

●	NEO212 might exert greater activity than the sum of its parts; i.e., a mere combination of the individual components, TMZ plus POH at equimolar ratios, does not appear to mimic the activity of the conjugated compound, both in vitro and in mouse tumor models in vivo (Chen TC et al., Molecular Cancer Therapeutics 13:1181, 2014; Chen TC et al., Cancer Letters 358:144, 2015; Chen TC et al., Journal of Biomedical Sciences 22:71, 2015; Cho HY et al., Molecular Cancer Therapeutics 13:2004, 2014; Jhaveri N et al., Cancer Letters 371:240, 2016; Marin-Ramos NI et al., Oncoscience 5:148, 2018; Marin-Ramos NI et al., Molecular Cancer Therapeutics 17:625, 2018).

●	In mouse tumor models, NEO212 displayed intracranial therapeutic activity not only against glioblastoma (Cho HY et al., Molecular Cancer Therapeutics 13:2004, 2014; Jhaveri N et al., Cancer Letters 371:240, 2016; Marin-Ramos NI et al., Oncoscience 5:148, 2018; Marin-Ramos NI et al., Molecular Cancer Therapeutics 17:625, 2018; Minea RO et al., PLoS One 15(9):e0238238, 2020) but also against brain-metastatic breast cancer xenografts (Chen TC et al., Molecular Cancer Therapeutics 13:1181, 2014) (Figure 4).

[1]	Confirm oral route.

●	Besides intracranial tumors in mouse tumor models, NEO212 showed activity against peripheral cancers in mouse tumor models, including subcutaneous melanoma (Chen TC et al., Cancer Letters 358:144, 2015), nasopharyngeal carcinoma (Chen TC et al., Journal of Biomedical Sciences 22:71, 2015; Xie L et al., Oncotarget 7:1651, 2016) ovarian carcinoma (Song X et al., Journal of Experimental and Clinical Cancer Research 38:239, 2019), lung cancer (Song X et al., Cell Death & Disease 9:202, 2018; Song X et al., Scientific Reports 6:22762, 2016; Chang M et al., Journal of Experimental and Clinical Cancer Research 37:250, 2018), cutaneous T-cell lymphoma (Silva-Hirschberg C et al., Therapeutic Advances in Medical Oncology 11:1758835919891567, 2019), and cytosine arabinoside-resistant leukemia (Schönthal AH et al., Cancers 13(14):3385, 2021).

●	The activity of NEO212 was also documented with the use of primary patient samples implanted into mice, including glioblastoma stem cells (Jhaveri N et al., Cancer Letters 371:240, 2016; Marin-Ramos NI et al., Oncoscience 5:148, 2018) as well as xenografts of a variety of TMZ-resistant glioma and melanoma lines, where drug resistance was based on different molecular mechanisms (Chen TC et al., Cancer Letters 358:144, 2015; Cho HY et al., Molecular Cancer Therapeutics 13:2004, 2014).

●

In all tested in vivo models, NEO212 was administered orally in the range of 5-50 mg/kg (once per day, repeat dosing). This dose range seemed well tolerated by mice, rats, and dogs and did not result in detectable signs of toxicity.

Figure 4: Representative result showing survival of mice with brain-metastatic breast cancer.

Source: Chen TC et al., Molecular Cancer Therapeutics 13:1181, 2014

The observed activity of NEO212, which was recapitulated in a variety of preclinical tumor models, along with its low observed toxicity profile, led to our IND application to the FDA which was approved in May 2023. FDA approval allowed us to proceed for Phase I/IIa clinical trials, primarily focusing on patients with intracranial malignancies (metastatic and malignant primary brain cancer types). Although NEO212 also showed activity against peripheral cancer types (melanoma, lung cancer, breast cancer, and others) in pre-clinical studies, our first clinical trial will focus on patients with aggressive brain cancer types because the clinical need is the greatest here; due to the significant clinical need because no therapies exist. Because NEO212 was designed for blood-brain barrier penetration, we would expect that it might reveal its most valuable impact in patients with brain malignancies. However, studies with NEO212 in humans have not yet started.

Details: 3. Intranasal co-delivery of NEO100 with levodopa for Parkinson’s disease (preclinical stage).

Our preclinical research in mouse brain tumor models indicated that intranasal delivery of NEO100 may facilitate nose-to-brain transport of NEO100 itself and potentially enabled co-delivered pharmaceutics to be carried along this axis and enter the brain as well. For example, intranasal co-delivery of NEO100 with bortezomib (a drug marketed under the trade name Velcade®) seemed to allow bortezomib to enter the mouse’s brain resulting in activity against brain cancer. Without NEO100, bortezomib could not enter the brain (Wang W et al., Journal of Neurosurgery 132(3):959, 2019).

Given preclinical results of NEO100’s ability to act as a vehicle to carry other pharmaceutics into the brain, we considered its application to neurological diseases, such as Parkinson’s disease (PD) or Alzheimer’s disease (AD), which are increasing in numbers as the U.S. population is aging. PD Patients are treated with levodopa (L-Dopa) pills, which must be dosed precisely. These pills have common side effects, such as hypotension, nausea, confusion, and dyskinesia. Therefore, intranasal delivery with direct nose-to-brain transport would be highly desirable because it is could potentially offer better brain-directed delivery without exposing the entire body to the drug, minimizing the undesirable side effects. As well, smaller doses can be given. In our work, we used mice with PD-type lesions in their brains and co-administered NEO100 together with L-Dopa by intranasal delivery. Our results suggest that intranasal co-delivery of NEO100 and L-Dopa suppresses PD symptoms in these mice. Intranasal delivery of L-Dopa without the added NEO100 did not achieve this beneficial effect (Figure 5).

Figure 5: Mixture of NEO100 with L-Dopa (red underline), when given intranasally, could potentially restore healthy brain function of PD in mice as does a subcutaneous injection of apomorphine (blue underline).

From: Wang W et al., manuscript in preparation.

The health benefits of this approach in the mice were analyzed by determining the physical activity of the mice, in particular their ability to rotate to one side. Untreated PD mice are sick and unable to perform rotations, which is a symptom of the disease. But mice receiving intranasal NEO100 combined with L-Dopa appear to be physically active and perform rotations (bar graphs of mice in Figure 5 with the label underlined in red). The figure also shows that mice injected with apomorphine recover from PD (label underlined in blue). However, compared to the ease of intranasal delivery, injections are invasive and do not support brain-targeted delivery due to the resulting systemic distribution of the injectate.

Details to 4. Intra-arterial delivery of NEO100 to open the patient’s blood-brain barrier will allow brain entry of BBB-impermeable pharmaceuticals or biologics (preclinical stage).

While intranasal applications of NEO100 may exploit direct nose-to-brain access routes and thereby circumvent the obstacle placed by the blood-brain barrier (BBB), an intra-arterial path of administering NEO100 has suggested that it also might directly confront the BBB and “open” it, diminishing its barrier function to potentially enable mostly unrestricted permeation of otherwise BBB-impermeable compounds. We established this procedure, characterized it in preclinical mouse tumor models, and shown that it may have advantages over the currently established clinical method of opening the BBB with mannitol (Wang W et al., Neuro-Oncology 23(1):63, 2021).

We used mouse models of brain-metastatic breast cancer positive for human epidermal growth factor receptor 2 (HER2). In humans, HER2+ breast cancer is usually treated with trastuzumab (Herceptin), a humanized monoclonal antibody, and this treatment often shows success. However, HER2+ breast cancer has a propensity to metastasize to the brain, and trastuzumab may not work as effectively because it cannot effectively penetrate the BBB. Our work has established that intra-arterial NEO100 might open the BBB of mice for a few hours, potentially allowing a brain influx of therapeutic agents that are circulating in the bloodstream. In the case of mice with HER2+ metastases in their brains, a single application of BBB opening with NEO100 seems to enable brain influx of trastuzumab that had been given by intravenous injection, and this approach resulted in the recovery of several of the animals (Figure 6).

Figure 6: BBB opening by intra-arterial (IA) NEO100 achieves the absence of brain cancer of several brain-metastatic mice treated with intravenous (IV) trastuzumab.

Untreated Control (n=6)
IV Trastuzumab (n=6)
IA NEO100 (n=6)
IA NEO100 + IV Trastuzumab (n=7)
Percent survival (%)
100
50
0
p<0.0001
p<0.0001
p=0.2623
one-time treatment
0
20
40
60
80
Days Post Tumor Cell Injection

From: Wang W et al., Neuro-Oncology 23(10):1656, 2021

Recent cancer therapy breakthroughs have introduced immune checkpoint-inhibitory antibodies as novel tools to treat cancer. However, as with other antibody-based therapies, these biologics’ applications may be limited due to the BBB, which prevents their brain entry, i.e., brain metastases and primary malignant brain tumors such as glioblastoma. Therefore, we utilized our BBB opening method with intra-arterial NEO100 to a glioblastoma mouse model, where mice received a one-time dose of a checkpoint-inhibitory antibody within the mixture of intra-arterially applied NEO100. The outcome showed that all six mice treated in this fashion showed absence of brain cancer (blue line in Figure 7). In contrast, all other mice died within 4-7 weeks, including those treated with checkpoint-inhibitory antibodies in the absence of NEO100.

Figure 7: BBB opening by intra-arterial (IA) NEO100 achieves the absence of brain cancer for all glioblastoma mice treated with checkpoint-inhibitory antibodies.

Percent survival
100
75
50
25
0
Untreated (n=5)
IA NEO100 (n=5)
IV Anti-PD-1 (n=5)
IA mixture of NEO100 + anti-PD-1 (n=6)
ns, p = 0.31
*** p < 0.0001
0
25
50
75
100
125
150
175
200
one-time treatment
Days after tumor cell implantation

From: Wang W et al., Journal of Neurosurgery, Feb 3:1-9, 2023 [online ahead of print].

Other recent breakthroughs in cancer therapy include the production of CAR T cells, where T lymphocytes are being modified to harbor a chimeric antigen receptor (CAR). While such cells have yielded impressive therapeutic advances, their activity—similar to the case of therapeutic antibodies—may be limited by their poor entry into the brain. Therefore, we applied our BBB opening method with intra-arterial NEO100 to a mouse model with intracranial lymphoma (lymphoma in the brain), where mice received a one-time dose of intravenous lymphoma-targeted CAR T cells, along with BBB opening by intra-arterial NEO100. The outcome showed that all six mice treated in this fashion showed absence of brain lymphoma (blue line in Figure 8). In comparison, most mice that received CAR T cells without BBB opening with intra-arterial NEO100 died within the first three weeks.

Figure 8: BBB opening by intra-arterial (IA) NEO100 shows the absence of brain cancer in all brain-lymphoma mice treated with lymphoma-directed CAR T cells.

From: Wang W et al., manuscript submitted.

Details to 5. Oral NEO212 for advanced cancer types, including leukemia (preclinical stage).

NEO212 was initially designed as a therapeutic molecule with enhanced capability of crossing the blood-brain barrier to address the urgent clinical need for better treatments of intracranial malignancies, such as glioblastoma and brain-metastatic lesions from peripheral cancers. At the same time, however, NEO212 has demonstrated potential potency, along with low toxicity, against cancer types outside the brain, such as lung cancer, melanoma, ovarian cancer, leukemia, and others (Chen TC et al., Cancer Letters 358:144, 2015; Chen TC et al., Journal of Biomedical Sciences 22:71, 2015; Xie L et al., Oncotarget 7:1651, 2016; Song X et al., Journal of Experimental and Clinical Cancer Research 38:239, 2019; Song X et al., Cell Death & Disease 9:202, 2018; Song X et al., Scientific Reports 6:22762, 2016; Chang M et al., Journal of Experimental and Clinical Cancer Research 37:250, 2018; Silva-Hirschberg C et al., Therapeutic Advances in Medical Oncology 11:1758835919891567, 2019; Schönthal AH et al., Cancers 13(14):3385, 2021).

Among the most striking examples of NEO212’s potential therapeutic impact on peripheral cancer types, as established in mouse tumor models, is its effect on leukemia, particularly drug-resistant acute myeloid leukemia (AML), which in daily clinical practice remains very difficult to treat and often is fatal. First-line treatment of AML usually includes intravenous cytarabine. Still, often the tumor becomes resistant to this drug, which precludes further cytarabine treatment and generally requires subsequent hematopoietic stem cell transplantation. In our experiments, treatment of mice harboring cytarabine-resistant AML with NEO212 suggested a positive result and tolerability. Oral NEO212 was administered once daily for five days, followed by 7-14 days of a treatment holiday; this cycle was repeated twice more for three cycles in total (green arrows in Figure 9); there were no further treatments after week 8. All mice in this treatment group survived beyond 200 days, which might be interpreted as a positive outcome (Figure 9).

Figure 9: Treatment of mice harboring cytarabine-resistant AML with NEO212 results in the absence of brain cancer in all treated animals.

From: Schönthal AH et al., Cancers 13(14):3385, 2021.

In light of the activity of NEO212 against a variety of tumor types studied in mouse tumor models, the initial Phase I clinical trial will be conducted with patients harboring brain cancers, including primary brain cancers (such as recurrent glioblastoma) and secondary brain cancers (metastases derived from lung, breast, and melanoma). NeOnc has received the IND approval for this Phase I trial. Phase I is expected to last up to one year, followed by Phase II, which is expected to last about two years.

Extending the above, we are also designing a Phase I/IIa trial of oral NEO212 that will specifically focus on patients with newly-diagnosed glioblastoma. With current standard of care, these patients have an average life expectancy of only 15 months after initial diagnosis. Based on the encouraging results from our extensive preclinical studies, our extensive preclinical studies suggest that NEO212 may provide some benefit.

Competition and Competitive Factors

NEO100 and NEO212 address different aspects of the global central nervous system (CNS) treatment market and the brain tumor drug markets which are highly competitive, dynamic, and rapidly evolving areas of the pharmaceutical and healthcare industries. In both markets, success often hinges on a combination of clinical effectiveness, regulatory approvals, market access, pricing strategies, and effective marketing. The competition is further intensified by ongoing advances in medical science and technology, making it essential for companies to stay at the forefront of innovation and research.

Our NEO100 and NEO212 candidates will need to differentiate themselves based on efficacy, safety, cost, ease of administration, and other therapeutic benefits. As we continue our research and development, we are cognizant of these competitive dynamics and are strategizing accordingly to ensure our products bring unique and tangible benefits to patients. As a clinical company, we face many of the challenges outlined below.

Global Central Nervous System Treatment Market:

The competitive conditions in this market are:

●	Wide Range of Indications: The CNS treatment market encompasses a broad range of neurological and psychiatric disorders, including epilepsy, Alzheimer’s disease, Parkinson’s disease, multiple sclerosis, schizophrenia, and more. Each indication has its own set of competing treatments.

●	Established Players: Large pharmaceutical companies, such as Pfizer, Roche, and Novartis, have a strong presence in the CNS market, with well-established drugs and therapies for various conditions.

●	Generics and Biosimilars: Many older CNS drugs have lost patent protection, leading to the availability of generic and biosimilar versions. This has intensified competition, particularly in the treatment of common conditions like depression and anxiety.

●	R&D Investment: Companies invest heavily in research and development to discover and develop new CNS drugs. Advancements in neuroscience are driving innovative therapies, including novel mechanisms of action and targeted treatments.

●	Regulatory Challenges: Developing CNS drugs can be challenging due to the complexity of the brain and the potential for side effects. Companies must navigate stringent regulatory processes to gain approvals from agencies like the FDA and EMA.

●	Biologics and Gene Therapies: Emerging treatments, such as gene therapies and biologics, are becoming more prevalent in the CNS market. These advanced therapies often come with high costs and complex manufacturing processes.

●	Market Access and Pricing: Reimbursement and pricing challenges exist, and companies must demonstrate cost-effectiveness to secure market access, especially for novel, high-cost treatments.

Global Brain Tumor Drug Market:

The competitive conditions in this market are:

●	Tumor Type Variability: The market for brain tumor drugs is highly diverse due to the various types of brain tumors, including glioblastoma multiforme (GBM), meningioma, and astrocytoma, each requiring different treatment approaches.

●	Surgery and Radiation Therapy: Brain tumors often require a combination of surgery and radiation therapy. Competition can be intense among medical device manufacturers and radiation therapy providers, as well as pharmaceutical companies offering adjuvant therapies.

●	Targeted Therapies: Developing targeted therapies that focus on specific genetic mutations or signaling pathways associated with brain tumors is an active area of competition. Personalized medicine approaches are increasingly relevant.

●	Immunotherapy: Immunotherapies are being explored for brain tumors, and competition revolves around developing effective immunotherapeutic strategies to harness the body’s immune system against the tumor.

●	Clinical Trials: Companies often compete based on the strength of their clinical trial results and their ability to bring new drugs to market. The effectiveness and safety of brain tumor drugs are critical factors.

●	Orphan Drug Designations: Some brain tumor treatments may qualify for orphan drug designations, which can provide certain advantages, including extended exclusivity and incentives for development.

●	Patient Advocacy: Patient advocacy organizations play a significant role in raising awareness and influencing drug development. Collaboration with these groups can enhance a company’s competitive position.

●	Research and Innovation: Continuous research and innovation in areas such as drug delivery, biomarker discovery, and imaging technologies contribute to the competitive landscape.

●	Combination Therapies: Companies explore combination therapies that can enhance treatment effectiveness. Combining surgery, radiation, and chemotherapy, for example, is a common approach in brain tumor treatment.

●	Global Expansion: Companies that can navigate international regulatory frameworks and secure approvals in various markets have a competitive edge.

There are numerous other pharmaceutical and biotech companies, as well as academic institutions, involved in brain tumor research and drug development, including:

●	Bristol Myers Squibb (BMS): Makers of Opdivo® (nivolumab) which has been explored for glioblastoma.

●	Merck & Co., Inc.: Their drug, Temozolomide (Temodar® in the US, Temodal® in Europe), is a primary treatment for glioblastoma and anaplastic astrocytoma.

●	Roche: They have received accelerated US approval for Avastin® (bevacizumab) for recurrent glioblastoma.

●	Novocure: Developers of the Optune® device, a non-invasive treatment for glioblastoma.

●	AstraZeneca are engaged in various stages of research, development, and commercialization of treatments for brain tumors.

●	Eli Lilly and Company: Conducting research in targeting brain tumors.

●	Pfizer: Involvement in the development of treatments for various types of cancers, including brain tumors.

●	Celldex Therapeutics: Working on drug candidates for glioblastoma.

The competition in this sector extends beyond just drug therapies. Various modalities, including radiation, surgery, and newer non-drug technologies, also vie for market share in the brain tumor treatment domains.

NEO212

NEO212 is a temozolomide conjugate that is given orally. Its main competitive landscape will be standard of care alkylating agents such as temozolomide and lomustine. It is intended that NEO212 will have an oral formulation for primary brain cancers and may also be used for metastatic brain cancers. These cancers are treated currently by surgery or radiosurgery only.

Future Growth Drivers

We anticipate several goals and plans that may potentially support our long-term growth, with some supported by additional high-growth global markets:

●	Potential commercial launch of NEO100 following FDA market approval.

●	Possible clinical trials & FDA approval of other POH compounds in our product pipeline.

●	Exploration of NEO100 pediatric indication.

●	We are currently investigating several additional proprietary chemotherapy agents that have shown preliminary positive effects in laboratory tests on various types of cancers, i.e., NEO212 oral and intranasal delivery for primary and metastatic brain cancer.

●	Treatments for other CNS diseases and disorders based on our POH technology, such as Alzheimer’s, Parkinson’s and Epilepsy.

Manufacturing

We do not own or operate manufacturing facilities for the production of NEO100 nor do we plan to develop our own manufacturing operations in the foreseeable future. We currently depend on third party contract manufacturers for all of our required raw materials, active pharmaceutical ingredient and finished products for our preclinical and clinical trials.

Manufacturers of our products are required to comply with applicable FDA manufacturing requirements contained in the FDA’s current good manufacturing practice standards (“cGMP”) regulations. cGMP regulations require among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation. Pharmaceutical product manufacturers and other entities involved in the manufacture and distribution of approved pharmaceutical products are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved NDA/NDA, including withdrawal of the product from the market. In addition, changes to the manufacturing process generally require prior FDA approval before being implemented and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

Intellectual Property

We have exclusively licensed a large worldwide patent portfolio from USC consisting of both issued patents and pending patent applications related to NEO100, NEO212 and other products from the NeOnc patent family for multiple uses, including oncological and neurological conditions. In the United States, the Company has exclusive rights to 28 issued patents and 14 pending patent applications. Internationally, we have 65 patents issued and 28 patents applications pending.

The patent families of our product candidates are briefly described in the table below. All patents are owned by USC and exclusively licensed to us from USC. Patent Term Extension (PTE) may be available on certain patents after product approval.

Product Candidate	Title [description]	US Application #	US Patent	Expiration Date	Foreign Counterparts
NEO100	Pharmaceutical Compositions Comprising Monoterpenes [Ultra Pure]	13/040,059 13/939,834 14/817,286 14/843,097 15/040,002 15/220,135 16/575,587 17/749,293	8,507,734[1,2] 9,133,085[1] 9,480,659[1] 9,498,448[1] 9,700,524[3] 10,457,618[1] 10,899,691[1] Pending[3]	8/29/2031 6/5/2031 3/3/2031 3/3/2031 3/3/2031 3/3/2031 3/3/2031 3/3/2031*	Canada, China, China, EU (France, Germany, United Kingdom, Ireland, and Italy)
NEO212	Pharmaceutical Compositions Comprising POH Derivatives [POH conjugated to temozolomide (TMZ)]	13/566,731 14/455,371 13/818,972 15/408,866	8,916,545[2] 9,580,372[3] 9,499,461[1,2,3] 10,092,562[3]	8/26/2031 8/26/2031 8/26/2031 8/26/2031	Brazil, China, EU (Germany, Spain, France, United Kingdom Switzerland, Ireland, Italy, Netherlands, Sweden), Japan, Hong Kong
NEO 214	Pharmaceutical Compositions Comprising POH Derivatives [POH conjugated to rolipram]	16/123,729 16/388,535 17/306,167	11,077,104[3] 11,013,804[2] pending[2,3]	8/26/2031 8/26/2031 8/26/2031*	Japan, EU (Spain, France, United Kingdom, Ireland, Italy, Netherlands, Sweden)
NEO 216	Pharmaceutical Compositions Comprising POH Derivatives and Methods of Use [POH conjugated to valproic acid]	16/606,520 18/150,933	11,559,508[2] pending[3]	11/24/2038 4/18/2038*	China, EU (pending in both)
NEO 218	A Perillyl Alcohol-3-Bromopyruvate Conjugate and Methods of Treating Cancer [POH conjugated to 3- Bromopyruvate]	16/465,081	10,858,305[1,2,3]	11/29/2037	China, EU, Japan (pending in all)
NEO 400	Pharmaceutical Compositions Comprising POH Derivatives [POH conjugated with linoleic acid (LA)]	17/251,452 17/313,258 17/573,693	pending[3] pending[3] pending[2]	8/26/2031* 8/26/2031* 8/26/2031*	China, EU (pending in both)
NEO 412	Pharmaceutical Compositions Comprising Perillyl Alcohol Derivatives [Triple conjugation of perillyl alcohol, linoleic acid, and temozolomide]	15/041,743 16/126,586	9,522,918[1,2] 10,696,680[3]	2/11/2036 2/11/2036	Australia, China, EU (Germany, France, United Kingdom, Ireland), Japan

[1]	Method of making pharmaceutical composition
[2]	Pharmaceutical composition
[3]	Method of using pharmaceutical composition

*	20 years from the earliest filing date, subject to patent term adjustment

Our commercial success will depend in part on our ability to obtain and maintain patent and other intellectual property protection in the United States and other countries with respect to our technology, including NEO100, NEO212 and our other product candidates. We also rely in part on trade secret, copyright and trademark laws, and confidentiality, licensing and other agreements with employees and third parties, all of which offer only limited protection. We seek to protect our proprietary position by filing and prosecuting patent applications in the United States and abroad related to our technology and product candidates.

The patent positions of biotechnology and pharmaceutical companies generally are highly uncertain, involve complex legal and factual questions and have in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our licensed patents and any patents we own are highly uncertain. The steps we and our licensor have taken to protect our proprietary rights may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights, both inside and outside of the United States.

Further, the examination process may require us to narrow the claims for our licensed pending patent applications, which may limit the scope of patent protection that may be obtained if these applications issue. Our pending licensed and future patent applications may not result in patents being issued that protect our product candidates, in whole or in part, or which prevent others from commercializing competitive product candidates. The scope of a patent may also be reinterpreted after issuance. The rights that may be granted under our issued patents may not provide us with the proprietary protection or competitive advantages we are seeking. Even if patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. If we are unable to obtain and maintain patent protection for our technology or for NEO100 or our other product candidates, or if the scope of the patent protection obtained is not sufficient, our competitors could develop and commercialize products similar or superior to ours in a non-infringing manner, and our ability to successfully commercialize NEO100 or our other product candidates and future technologies may be adversely affected. It is also possible that we will fail to identify patentable aspects of inventions made in the course of our development and commercialization activities before it is too late to obtain patent protection on them.

In addition, the patent prosecution process is expensive, time-consuming and complex, and we may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, collaborators, and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection. It is also possible that we will fail to identify patentable aspects of our research and development efforts in time to obtain patent protection.

Our licensed pending applications cannot be enforced against third parties practicing the inventions claimed in such applications unless and until a patent issues from such applications with a claim that covers infringing third-party activity. Because the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, issued patents that we license from third parties or own in the future may be challenged in the courts or patent offices in the United States and abroad, including through opposition proceedings, derivation proceedings, post-grant review, inter partes review, interference proceedings or litigation. Such proceedings may result in the loss of patent protection, the narrowing of claims in such patents or the invalidity or unenforceability of such patents, which could limit our ability to stop others from using or commercializing similar or identical products, or limit the duration of the patent protection for our technology. Protecting against the unauthorized use of our patented inventions, trademarks and other intellectual property rights is expensive, time consuming, difficult and in some cases may not be possible. In some cases, it may be difficult or impossible to detect third-party infringement or misappropriation of our intellectual property rights, even in relation to issued patent claims, and proving any such infringement may be even more difficult. If we are unable to obtain, maintain, and protect our intellectual property our competitive advantage could be harmed, and it could result in a material adverse effect on our business, financial condition, results of operations, stock price and prospects.

Exclusive Patent License Agreement between USC and our Company

On March 9, 2009, Nas-Onc, Inc. (k/n/a NeOnc Technologies, Inc). entered into an exclusive, worldwide license agreement with USC, pursuant to which USC granted us a license to use certain patents and patent applications for the treatment and therapies of disease symptoms in mammals (the “USC Agreement”). The license is exclusive except for the rights granted to the US government pursuant to the Bayh-Dole Act and the right of USC and other non-profit academic research institutions to practice and improve the licensed patents for educational and research purposes. Pursuant to the USC Agreement, we (1) paid USC an upfront royalty payment of $20,000, (2) granted USC 117,236 shares of common stock, (3) will pay USC an earned royalty of 2% of Net Sales (as that term is defined in the USC Agreement), and (4) has paid and will continue to pay annual maintenance royalties of: $5,000 due January 1, 2011, $5,000 due January 1, 2012, $10,000 due January 1, 2013, and $20,000 due January 1 yearly thereafter. Annual maintenance royalties paid to USC are creditable toward earned royalties. We are also responsible for paying all reasonable patent expenses incurred by USC for filing prosecution and maintaining the licensed patents.

Under the USC Agreement, payments will not be due to USC upon reaching certain development milestones. As of December 31, 2023, we have paid USC $479,621. Of the $479,621 paid to USC, $240,000 was a maintenance royalty payment. In the event of suspected patent infringement, the parties may agree to jointly institute suit, wherein the parties will share equally all costs and any recovery, with control of such lawsuit being by agreement between us and USC. Absent an agreement to jointly institute a suit, USC has the sole right to institute suit, at its option, where USC will bear the cost of such litigation and retain all recovery. In the event that USC does not institute the lawsuit, we may bring suit, at its option, and bear all such costs. Any recovery obtain by us must be shared with USC, after litigation costs reimbursement, as royalties on Net Sales for the remaining recovery. These rights and obligations were changed pursuant to the Amended License Agreement discussed below.

The USC Agreement is sublicensable subject to the same terms, except that (1) sublicensees may not grant sublicenses, (2) the earned royalty may be increased as to sublicensees, (3) the sublicense reverts to USC in the event the USC Agreement is terminated as to us and, (4) additional issue and maintenance fees are owed to USC for each sublicense. These rights and obligations were changed pursuant to the Second Amendment and Restated Agreement discussed below.

We may challenge the licensed patents upon 90 days’ notice and payment of all royalties due. If we are unsuccessful in its challenge, the earned royalty will thereafter be increased by a factor of three. These rights and obligations were changed pursuant to the Restated Agreement discussed below.

The term of the USC Agreement extends until the last to expire of the licensed patents. The Term of the Agreement was changed pursuant to the Restated Agreement discussed below.

The USC Agreement may be terminated by either party upon 30 days’ notice or upon material breach, wherein the breaching party is permitted 30 days to remedy such breach. USC may terminate immediately if (1) we attempt to sublicense, transfer or assign its rights contrary to the terms of the agreement, (2) we do not maintain the required insurance coverage, or (3) we are determined to be insolvent. These rights and obligations were changed pursuant to the Restated Agreement discussed below.

The parties amended the USC Agreement on April 5, 2023 (“Amended License Agreement”). The Amended License Agreement added NeOnc Technologies Holdings, Inc. as a licensee. The Amended License Agreement also added additional patents and patent applications to the prior license grant and requires us to obtain and record fully executed assignments of the added patents/applications demonstrating USC’s ownership in all relevant jurisdictions. Pursuant to the Amended License Agreement, we agreed to issue USC 560,000 additional shares of our common stock. The 560,000 shares were issued to USC on October 11, 2023.

In addition, the Amended License Agreement provides for an 4% earned royalty on Net Sales on licensed products protected by the newly added patents on a country by-country basis. In the event that a licensed product is protected by patents from both the USC Agreement and the Amended License Agreement, the higher royalty will apply. The Amended License Agreement also recognizes a Royalty Credit, in the event that we must obtain additional licenses from third parties in order to sell the licensed products. The Amended License Agreement also grants us control the prosecution of any patent application and maintenance of any patent included within Licensed Patents. We continue to be responsible for all costs associated with the prosecution and maintenance of the licensed patents. The Amendment also changed the parties enforcement obligations. Specifically, we shall have the first right, following consultation with USC, at our sole expense, to file suit against any alleged infringer or in defense of any Third Party claim. Any recovery or settlement in excess of litigation costs paid to us will be shared with USC as if it were Sublicense Revenue as defined in the USC Agreement. USC must consent to any settlement that is detrimental to USC or USC’s intellectual property rights. If we elect not to file suit against an alleged infringer, then upon such election, we will be deemed to have assigned to USC all rights, causes of action, and damages resulting from the alleged infringement. USC then has the sole right to institute suit, at its option.

The parties further amended the USC Agreement on May 30, 2023 (“Second Amendment”). The Second Amendment revised the license agreement to permit sublicensees to sublicense the patents pursuant to specific terms.

On November 19, 2023, the Company and USC entered into an Amended and Restated Exclusive License Agreement (the “Restated Agreement”). The Restated Agreement addressed and clarified certain reporting obligations of the Company under the USC Agreement and addressed certain financial and other obligations, defaults, and deficiencies in connection with the Company’s performance under the USC Agreement. In satisfaction prior unpaid sublicense issue royalties and annual maintenance royalties due for sublicensees, the Company must pay USC $230,000 by March 31, 2024. On July 17, 2024, the restated agreement was amended to extend the payment date of the $230,000 to the earlier of September 1, 2025 or withing five days of a public offering. In connection with the Restated Agreement, the Company recorded the settlement amount of $230,000 in the accompanying consolidated statement of operations for the year ended December 31, 2023, and accounts payable to USC in the accompanying consolidated balance sheet as of December 31, 2024 and 2023.

The Restated Agreement provides for the same annual maintenance royalties of $20,000 per year above as well as the earned royalty of 2% or 4% on Net Sales on Licensed Products based on patent coverage (with the higher royalty applied when the Licensed Product is protected by patents from both the USC Agreement and the Amended License Agreement) and on a country-by-country basis. As above, the Restated Agreement recognizes the Royalty Credit.

In the event that we, or our sublicensee (other than OEP (discussed below)), challenges a Licensed Patent the annual maintenance royalty, milestone payments and the earned royalty percentage rated will be doubled during the pendency of such challenge. At the conclusion of such challenge, if a Valid Claim that covers the Licensed Product, Licensed Service or Licensed Process is held valid and enforceable then such ongoing royalty payments will be tripled. We must also reimburse USC for all costs incurred in connection with such challenge. Further, we must provide USC at least 180 day’s written notice prior to our, or our sublicensee (excluding OEP) challenging a Licensed Patent. The notice is required to contain the prior art and a description of the facts and arguments that support the invalidity or unenforceability contention. We are required to discuss same with USC in an attempt to resolve the issues.

As above, we may grant sublicenses and our sublicensees may further grant licenses through one tier. By way of reference, on November 8, 2013, we entered into a collaboration agreement (“OEP Agreement”) with OEP, pursuant to which NeOnc licensed to OEP the right to commercialize NEO100 in those territories specified in the OEP Agreement. As to the OEP Agreement, the Restated Agreement waives any prior breach by us of the USC Agreement and permits the OEP sublicense despite inconsistencies with certain terms of the Restated Agreement. On February 20, 2024, OEP and the Company entered into a settlement agreement whereby the Company and OEP terminated the OEP Agreement in exchange for a payment in the amount of $4,000,000 payable by the Company to OEP within ten days of the close of the Company’s initial public offering.

As above, pursuant to the Restated Agreement we maintain us sole control the prosecution of any patent application and maintenance of any patent included within licensed patents. We continue to be responsible for all costs associated with the prosecution and maintenance of the licensed patents. In addition, the parties enforcement obligations as described in the Amended License Agreement remain unchanged. Specifically, we have the first right, following consultation with USC, at our sole expense, to file suit against any alleged infringer or in defense of any Third Party claim. Any recovery or settlement in excess of litigation costs paid to us will be shared with USC as if it were sublicense revenue. USC must consent to any settlement that is detrimental to USC or USC’s intellectual property rights. If we elect not to file suit against an alleged infringer, then upon such election, we will be deemed to have assigned to USC all rights, causes of action, and damages resulting from the alleged infringement. USC then has the sole right to institute suit, at its option.

The Restated Agreement changes the Term of the license. Specifically, the term is now tied to our royalty obligations under the Restated Agreement. We are obligated to pay royalties as to each Licensed Product, Licensed Service or Licensed Process on a country-by-country basis until (a) the last to expire Licensed Patent covering such product/service/process or (b) for 15 years after the date of first commercial sale of such product/service/process where such product/service/process is not covered by a Valid Claim of a Licensed Patent but such product/service/process was developed or made using any Licensed Process. The Term of the license ends when no further royalty obligations are due.

Last, as to termination, the Restated Agreement provides that the parties may mutually agree to terminate. Further, USC may immediately terminate if (a) we do not make payments when due and fail to cure, (b) we default on our indemnification or insurance obligations, (c) we are determined to be insolvent, (d) if any of our officers, directors or employees are convicted of a felony related to the development, manufacture use, marketing, distribution or sale of the Licensed Product, (e) if an audit shows an underpayment by us or a sublicensee of 15% or more for any 12 month period, or (f) we default in the performance of our other obligations in the agreement, and in each case fail to cure. We may terminate the license by giving 180 days advance written notice.

Upon any termination of the license (other than expiration of the Term), then the Restated Agreement grants to USC a non-exclusive worldwide fully paid license, with the right to sublicense to the Licensed Product Data, which includes all pre-clinical, clinical and other regulatory data generated by or on behalf of the Company relating to the Licensed Product and generated after the effective date of the USC Agreement.

Settlement Agreements with Licensees

On July 1, 2022, NeOnc Technologies, Inc. and Fox Infused, LLC, a Delaware limited liability company (“Fox Infused”), entered into an Intellectual Property License and Supply Agreement effective July 1, 2022 (the “Agreement”) whereby NeOnc agreed to supply certain products to Fox Infused and license certain of our patents. We terminated the Agreement with Fox Infused on April 25, 2023. On June 6, 2023, Fox Infused filed a complaint against NeOnc in the Central District of California alleging that the termination was improper (Civil Action No. 2:23-04431). Fox Infused also filed an ex parte application for a temporary restraining order and an order to show cause on a preliminary injunction against us seeking to have the court stop the termination of the contract. Fox Infused’s temporary restraining order application was denied and the case dismissed without prejudice. Fox Infused refiled the case in arbitration before the American Arbitration Association (Case No. 01-23-0002-5020). The parties engaged in settlement discussions, and agreed to settle the dispute for a $600,000 payment by us to Fox Infused within 5 business days of the closing date of the Company’s initial public offering or March 31, 2024. The Company is currently in default under the terms of such settlement agreement. The Company intends to satisfy this obligation in 2025 from sales of its securities or draws off of its line of credit. Prior to such payment, there is a risk that Fox Infused could institute default proceedings against us which could result in direct and indirect costs to us in defending and responding to such proceedings and could result in operational disruptions that could harm our reputation, brand and results of operations, any of which may affect our ability to raise additional proceeds from the sale of our securities.

On June 14, 2023, the Company terminated its collaboration agreement with Orient EuroPharma Co., Ltd. (“OEP”). OEP retained counsel, who informed the Company that it believed that the collaboration agreement was improperly terminated by the Company and intended to take legal action in connection therewith. The parties engaged in a mediation on August 29, 2023. The Company withdrew its termination notice on October 31, 2023. The Company believed this would resolve the matter. However, on February 5, 2024, OEP initiated an arbitration claiming that the Company’s termination notice was invalid, the collaboration agreement remained binding and the Company breached representations in that agreement. The Company was prepared to defend the claims and assert counterclaims. Instead, the Company and OEP negotiated a settlement that resulted in the termination of the collaboration agreement and all of OEP’s license rights and resolved all disputes between the parties. Pursuant to the settlement agreement, the Company will pay OEP $4.0 million within ten days of the closing date of the Company’s initial public offering. As the Company believes its Direct Listing is not an initial public offering, the Company does not intend to make payment to OEP. OEP recently informed the Company that it believes the Company is currently obligated to pay such amount; while the Company does not agree with this assertion, there is a risk that OEP could institute additional proceedings against us which could result in direct and indirect costs to us in defending and responding to such proceedings and could result in operational disruptions that could harm our reputation, brand and result of operations, any of which may affect the Company’s ability to raise additional proceeds from the sale of its securities.

Government Regulation and Product Approval

In the United States, the FDA regulates pharmaceutical products under the Federal Food, Drug, and Cosmetic Act, or the FDCA, the PHSA, and regulations and guidance documents implementing these laws. The FDCA, PHSA and their corresponding regulations govern, among other things, the testing, manufacturing, safety, purity, potency, labeling, packaging, storage, record keeping, distribution, reporting, advertising and other promotional practices involving pharmaceutical products. Consent from the FDA is required before conducting human clinical testing of drug products. FDA approval of a new drug application (NDA) or a biologics license application (BLA) also must be obtained before marketing a new drug or biological product. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the continued expenditure of substantial time and financial resources.

U.S. Small Molecule New Drug Product Development Process

Any new drug product must be approved by the FDA before it may be legally marketed in the United States. FDA approval is also required before marketing an approved drug product for a new indication or condition of use. The process required by the FDA before a new drug product candidate may be marketed in the United States generally involves the following:

●	Completion of preclinical laboratory tests and in vivo studies in accordance with the FDA’s Good Laboratory Practice (GLP) regulations and applicable requirements for the humane use of laboratory animals or other applicable regulations;

●	Submission to the FDA of an investigational new drug (IND) application, which allows human clinical trials to begin unless FDA objects (issues a “clinical hold”) within 30 calendar days;

●	Approval by an independent institutional review board (IRB), reviewing each proposed clinical trial and clinical site before each clinical trial may be initiated;

●	Performance of adequate and well-controlled human clinical trials in accordance with the protocol contained in the approved IND and in accordance with the FDA’s Good Clinical Practice (GCP) regulations, and any additional requirements for the protection of human research subjects and their health information, to establish the safety and efficacy of the proposed product candidate for its intended use;

●	Preparation and submission to the FDA of a new drug application (NDA) for marketing approval that includes substantial evidence of safety and efficacy from results of nonclinical testing and clinical trials;

●	Review of the product by an FDA advisory committee, if applicable;

●	Satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the product candidate is produced to assess compliance with current Good Manufacturing Practice (cGMP) requirements and to assure that the facilities, methods and controls are adequate to preserve the product candidate’s identity, safety, strength, quality, potency and purity;

●	Potential FDA audit of the nonclinical and clinical trial sites that generated the data in support of the NDA; and

●	Payment of user fees and FDA review and approval of the NDA.

The testing and approval process of product candidates requires substantial time, effort, and financial resources. Satisfaction of the FDA’s pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity, and novelty of the product or disease. Before testing any product candidate in humans, the product candidate must undergo preclinical testing. Preclinical tests, also referred to as nonclinical studies, include laboratory evaluations of product chemistry, toxicity and formulation, as well as in vivo animal studies to assess the potential safety and activity of the product candidate and to establish a rationale for therapeutic use. The conduct of the preclinical tests must comply with federal regulations and requirements including GLPs.

Concurrent with clinical trials, companies usually must complete some long-term preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the drug in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

A clinical trial sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. Some preclinical testing may continue even after the IND is submitted. The IND automatically becomes active 30 calendar days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to a proposed clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks, and places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. The FDA also may impose partial or full clinical holds on a product candidate at any time before or during clinical trials due to safety concerns or non-compliance. If the FDA imposes a clinical hold, trials may not begin, or recommence without FDA authorization and then only under terms authorized by the FDA. Accordingly, we cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin, or that, once begun, that issues arise that partially or fully suspend or terminate such studies.

Human Clinical Trials Under an IND

Clinical trials involve the administration of the investigational product to healthy volunteers or patients under the supervision of qualified investigators which generally are physicians not employed by, or under, the control of the trial sponsor. Clinical trials must be conducted under written study protocols detailing, among other things, the objectives of the trial, subject selection and exclusion, the trial procedures, the parameters to be used in monitoring safety, the criteria to be evaluated, and a statistical analysis plan. Each protocol and any amendments to the protocol must be submitted to the FDA as part of the IND.

Further, clinical trials must be conducted in accordance with federal regulations and GCP requirements, which include the requirements that all research subjects provide their informed consent in writing for their participation in any clinical trial, as well as review and approval by an IRB at each study site participating in the clinical trial or a central IRB. An IRB is charged with protecting the welfare and rights of trial participants and considers items such as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the form and content of the informed consent that must be signed by each clinical trial subject, or their legal representative, reviews and approves the study protocol, and must monitor the clinical trial until completed.

Human clinical trials typically are conducted in three sequential phases that may overlap or be combined:

●	Phase I. The product candidate initially is introduced into a small number of healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early understanding of its value in treating patients. In the case of some product candidates for severe or life-threatening diseases, especially when the product candidate may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

●	Phase II. The product candidate is evaluated in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product candidate for specific targeted diseases and to determine dosage tolerance, optimal dosage and dosing schedule.

●	Phase III. Phase III clinical trials are commonly referred to as “pivotal” or “registrational” studies, which typically denotes a study which presents the data that the FDA or other relevant regulatory agency will use to determine whether or not to approve a product. In Phase III studies, the product candidate is administered to an expanded patient population, generally at multiple geographically dispersed clinical trial sites in adequate and well-controlled clinical trials to generate sufficient data to statistically demonstrate the efficacy and safety of the product for approval. These clinical trials are intended to establish the overall risk/benefit ratio of the product candidate and provide an adequate basis for product labeling.

Post-approval clinical trials, sometimes referred to as Phase IV clinical trials, may be required by FDA, or may be voluntarily conducted after initial approval. These clinical trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication, particularly for long-term safety follow-up.

During all phases of clinical development, regulatory agencies require extensive monitoring and auditing of all clinical activities, clinical data and clinical trial investigators. Annual progress reports detailing the results of the clinical trials must be submitted to the FDA.

Written IND safety reports must be promptly submitted to the FDA and the investigators for: serious and unexpected adverse events; any findings from other studies, in vivo laboratory tests or in vitro testing that suggest a significant risk for human subjects; or any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must submit an IND safety report within 15 calendar days after the sponsor determines that the information qualifies for reporting. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days after the sponsor’s initial receipt of the information. Relevant additional information obtained by the sponsor that pertains to a previously submitted IND safety report must be submitted as a follow-up IND safety report. Such report should be submitted within 15 calendar days after the sponsor receives the information.

Information about certain clinical trials, including a description of the study and, in some cases, study results, must be submitted within specific timeframes to the National Institutes of Health, or NIH, for public dissemination on their clinicaltrials.gov website. Manufacturers or distributors of investigational products for the diagnosis, monitoring, or treatment of one or more serious or life-threatening diseases or conditions where no other comparable or satisfactory therapeutic options exist must also have a publicly available policy on evaluating and responding to requests for expanded access, sometimes called “compassionate use,” requests.

Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor that regularly reviews accumulated data and advises the study sponsor regarding the continuing safety of the trial. This group, known as a Data and Safety Monitoring Board (DSMB) or Data and Safety Monitoring Committee (DSMC), may also review interim data to assess the continuing validity and scientific merit of the clinical trial. This group receives special access to unblinded data during the clinical trial and may advise the sponsor to halt the clinical trial if it determined there is an unacceptable safety risk for subjects or on other grounds, such as no demonstration of efficacy.

The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements or if the trial poses an unexpected serious harm to subjects. The FDA or an IRB may also impose conditions on the conduct of a clinical trial. Clinical trial sponsors may also choose to discontinue clinical trials as a result of risks to subjects, a lack of favorable results, or changing business priorities.

Compliance with Current Good Manufacturing Practices (cGMP) Requirements

Manufacturers of pharmaceutical products must comply with applicable cGMP regulations, including quality control and quality assurance and maintenance of records and documentation. Manufacturers and others involved in the manufacture and distribution of such products also must register their establishments with the FDA and certain state agencies. Both domestic and foreign manufacturing establishments must register and provide additional information to the FDA upon their initial participation in the manufacturing process. Establishments may be subject to periodic, unannounced inspections by government authorities to ensure compliance with cGMP requirements and other laws. Discovery of problems may result in a government entity placing restrictions on a product, manufacturer or holder of an approved NDA, and may extend to requiring withdrawal of the product from the market. The FDA will not approve a NDA unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specification.

Concurrent with clinical trials, companies usually complete additional preclinical studies and must also develop additional information about the physical characteristics of the product candidate as well as finalize a process for manufacturing the product candidate in commercial quantities in accordance with cGMP requirements. To help reduce the risk of the introduction of adventitious agents or of causing other adverse events with the use of small molecule products, the PHSA emphasizes the importance of manufacturing control for products whose attributes cannot be precisely defined. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other requirements, the sponsor must develop methods for testing the identity, strength, quality, potency and purity of the final product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

In relation to the clinical trials that may be conducted in other countries with a view to obtaining a marketing authorization, there are comparable cGMP requirements and other regulatory rules that are implemented nationally.

U.S. FDA Review and Approval Process

Assuming successful completion of the required clinical and preclinical testing, the results of the preclinical tests and clinical trials together with detailed information relating to the product’s CMC, including negative or ambiguous results as well as positive findings, and proposed labeling, among other things, are submitted to the FDA for NDA (new drug application) approval to market the product for one or more indications.

Under the Prescription Drug User Fee Act (PDUFA), as amended, each NDA must be accompanied by a significant user fee. The FDA adjusts the PDUFA user fees on an annual basis. The PDUFA also imposes an annual program fee for approved therapeutic products. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs for product candidates designated as orphan drugs, unless the product candidate also includes a non-orphan indication.

In addition, under the Pediatric Research Equity Act (PREA), an NDA for a new active ingredient, indication, dosage form, dosage regimen, or route of administration, must contain data that are adequate to assess the safety and potential of the product for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe. Also, applications for product candidates intended for the treatment of adult cancer which are directed at molecular targets that the FDA determines to be substantially relevant to the growth or progression of pediatric cancer, in place of the PREA investigations, sponsors must submit, with the application, reports from molecularly targeted pediatric cancer investigations designed to yield clinically meaningful pediatric study data, using appropriate formulations, to inform potential pediatric labeling. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements. Orphan products are also exempt from the PREA requirements.

The FDA reviews a NDA within 60 days of submission to determine if it is substantially complete before the agency accepts it for filing. The FDA may refuse to file any NDA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In that event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth, substantive review of the NDA.

The FDA reviews the NDA to determine, among other things, whether the proposed product candidate is safe and effective for its intended use, has an acceptable purity profile and whether the product candidate is being manufactured in accordance with cGMP to assure and preserve the product candidate’s identity, safety, strength, quality, potency and purity. The FDA may refer applications for novel therapeutic products or therapeutic products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the product approval process, the FDA also will determine whether a risk evaluation and mitigation strategy, (REMS) is necessary to assure the safe use of the product candidate. REMS use risk minimization strategies beyond the professional labeling to ensure that the benefits of the product outweigh the potential risks. To determine whether a REMS is needed, the FDA will consider the size of the population likely to use the product, seriousness of the disease, expected benefit of the product, expected duration of treatment, seriousness of known or potential adverse events, and whether the product is a new molecular entity. A REMS could include medication guides, physician communication plans and elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS; the FDA will not approve the NDA without a REMS, if required.

Before approving a NDA, the FDA will inspect the facilities at which the product candidate is manufactured. The FDA will not approve the product candidate if it determines that the manufacturing processes and facilities are not in compliance with cGMP requirements or otherwise are not adequate to assure consistent production of the product candidate within required specifications. Additionally, before approving a NDA, the FDA typically will inspect one or more clinical sites to assure that the clinical trials were conducted in compliance with IND trial requirements and GCP requirements.

On the basis of the NDA and accompanying information, including the results of the inspection of the manufacturing facilities, the FDA may issue an approval letter or a complete response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter.

If a product candidate receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. The FDA may impose restrictions and conditions on product distribution, prescribing or dispensing in the form of a REMS, or otherwise limit the scope of any approval. The FDA may also require post-marketing clinical trials, sometimes referred to as Phase IV clinical trials, designed to further assess a product’s safety, and testing and surveillance programs to monitor the safety of approved products that have been commercialized.

Every five years, the FDA agrees to specified performance goals in the review of NDAs under the PDUFA. One such current goal is to review standard NDAs in ten months after the FDA accepts the NDA for filing, and priority NDAs in six months, whereupon a review decision is to be made. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs and its review goals are subject to change from time to time. The review process and the PDUFA goal date may be extended by three months if the FDA requests or the NDA sponsor otherwise provides additional information or clarification regarding information already provided in the submission within the last three months before the PDUFA goal date.

Expedited Development and Review Programs

The FDA has a Fast Track program that is intended to expedite or facilitate the process for reviewing new drugs and biologics that meet certain criteria. Specifically, new drugs and biologics are eligible for Fast Track designation if they are intended to treat a serious or life-threatening condition and preclinical or clinical data demonstrate the potential to address unmet medical needs for the condition. Fast Track designation applies to both the product and the specific indication for which it is being studied. The sponsor can request the FDA to designate the product for Fast Track status any time before receiving NDA approval, but ideally no later than the pre-NDA or pre-BLA meeting.

Any product submitted to the FDA for marketing, including under a Fast Track program, may be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. A product may be eligible for priority review if it is intended to treat a serious or life-threatening condition and, if approved, would provide a significant improvement in safety and effectiveness compared to available therapies.

A Fast Track product may also be eligible for rolling review, where the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA.

A product may also be eligible for accelerated approval if it is intended to treat a serious or life-threatening condition and generally provide a meaningful advantage over available therapies. In addition, it must demonstrate an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality (IMM), which is reasonably likely to predict an effect on IMM or other clinical benefit. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. If the FDA concludes that a drug shown to be effective can be safely used only if distribution or use is restricted, it may require such post-marketing restrictions as it deems necessary to assure safe use of the product.

Additionally, a drug may be eligible for designation as a Breakthrough Therapy if the product is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over currently approved therapies on one or more clinically significant endpoints. The benefits of Breakthrough Therapy designation include the same benefits as Fast Track designation, plus intensive guidance from the FDA to ensure an efficient drug development program. Fast Track designation, priority review, accelerated approval and Breakthrough Therapy designation do not change the standards for approval, but may expedite the development or approval process.

Post-Approval Requirements

After approval, there also are continuing annual program user fee requirements for approved products, excluding, under certain circumstances, orphan products.

Rigorous and extensive FDA regulation of pharmaceutical products continues after approval, particularly with respect to cGMP requirements. Manufacturers are required to comply with applicable requirements in the cGMP regulations, including quality control and quality assurance and maintenance of records and documentation. To help reduce the increased risk of the introduction of adventitious agents, the PHSA emphasizes the importance of manufacturing controls for products whose attributes cannot be precisely defined. The PHSA also provides authority to the FDA to immediately suspend licenses in situations where there exists a danger to public health, to prepare or procure products in the event of shortages and critical public health needs, and to authorize the creation and enforcement of regulations to prevent the introduction or spread of communicable diseases in the United States and between states.

Other post-approval requirements applicable to pharmaceutical products include reporting of cGMP deviations that may affect the identity, potency, purity and overall safety of a distributed product, record-keeping requirements, reporting of adverse effects, reporting updated safety and efficacy information and complying with electronic record and signature requirements. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, and potency of pharmacological products.

In addition, manufacturers and other entities involved in the manufacture and distribution of approved pharmaceuticals are required to register their establishments with the FDA and certain state agencies, list their products, and are subject to periodic announced and unannounced inspections by the FDA and these state agencies for compliance with current cGMP and other requirements, which impose certain procedural and documentation requirements upon us and third-party manufacturers. Manufacturers must continue to expend time, money, and effort in the areas of production and quality-control to maintain compliance with current cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered. In addition, changes to the manufacturing process or facility generally require prior FDA approval or notification before being implemented, and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

Moreover, the Drug Quality and Security Act imposes obligations on manufacturers of pharmaceutical products related to product tracking and tracing.

Adverse event reporting and submission of periodic reports, including annual reports and deviation reports, are required following FDA approval of a NDA. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in significant regulatory actions. Such actions may include refusal to approve pending applications, license suspension or revocation, imposition of a partial or full clinical hold or termination of clinical trials, warning letters, untitled letters, modification of promotional materials or labeling, provision of corrective information, imposition of post-market requirements including the need for additional testing, imposition of distribution or other restrictions under a REMS, product recalls, product seizures or detentions, refusal to allow imports or exports, total or partial suspension of production or distribution, FDA debarment, injunctions, fines, consent decrees, corporate integrity agreements, suspension and debarment from government contracts, and refusal of orders under existing government contracts, exclusion from participation in federal and state healthcare programs, restitution, disgorgement, or civil or criminal penalties, including fines and imprisonment, and result in adverse publicity, among other adverse consequences.

A sponsor also must comply with the FDA’s advertising and promotion requirements, such as the prohibition on promoting products for uses or in patient populations that are inconsistent with the product’s approved labeling (known as “off-label use”). The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability. Violations relating to the promotion of off-label uses may lead to investigations alleging violations of federal and state healthcare fraud and abuse and other laws, as well as state consumer protection laws. Companies, however, may generally share truthful and non-misleading information that is otherwise consistent with a product’s FDA approved labeling. Discovery of previously unknown problems or the failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions.

Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant or manufacturer to administrative or judicial civil or criminal actions and adverse publicity. These actions could include refusal to approve pending applications or supplemental applications, withdrawal of an approval, clinical hold, suspension or termination of a clinical trial by an IRB, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines or other monetary penalties, refusals of government contracts, mandated corrective advertising or communications with healthcare providers, debarment, restitution, disgorgement of profits or other civil or criminal penalties.

Broadly equivalent requirements and controls typically apply in other countries to the submission of marketing authorization applications and, post-approval, to the holding of such marketing authorizations.

The Hatch-Waxman Amendments and Generic Competition

Orange Book Listing

Once a drug product is approved under an NDA, the product is listed in the FDA’s publication, “Approved Drug Products with Therapeutic Equivalence Evaluations,” commonly known as the Orange Book. An NDA-approved drug product will be designated in the Orange Book as a Reference Listed Drug (RLD). Sponsors of approved NDAs are required to list with the FDA patents whose claims cover the product’s active ingredient, formulation, or an approved method of using the drug.

Patent Term Extensions

Depending upon the timing, duration and specifics of FDA approval of the use of our therapeutic candidates, some of our United States patents may be eligible for limited patent term extension under the Hatch-Waxman Amendments to the FDCA (Hatch-Waxman”). Hatch-Waxman permits a patent restoration term of up to five years as compensation for patent term lost during drug product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product or therapeutic candidate’s approval date. The patent term restoration period is generally one half of the time between the effective date of an IND and the submission date of an NDA, plus the time between the submission date of an NDA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved product or therapeutic candidate is eligible for the extension and the application for extension must be made prior to expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we intend to apply for restorations of patent term for some of our currently owned or licensed patents to add patent life beyond their current expiration date, depending on the expected length of clinical trials and other factors involved in the submission of the relevant NDA(s).

ANDA Approval Process for Generic Drugs

Hatch-Waxman also established an abbreviated FDA approval process for generic drugs that are shown to be pharmaceutically equivalent and bioequivalent to drugs previously approved by the FDA through the NDA process. Approval to market and distribute these drugs is obtained by filing an abbreviated new drug application, or ANDA, with the FDA. An ANDA provides for marketing of a drug product that has the same active ingredients in the same strengths and dosage form as the listed drug and has been shown to be bioequivalent to the listed drug. An ANDA is a comprehensive submission that contains, among other things, data and information pertaining to the active pharmaceutical ingredient, drug product formulation, specifications and stability of the generic drug, as well as analytical methods, manufacturing process validation data and quality control procedures. ANDAs are termed abbreviated because they generally do not include preclinical and clinical data to demonstrate safety and effectiveness. Instead, a generic applicant must demonstrate that its product is bioequivalent to the innovator drug. In some cases involving drugs with no or limited systemic absorption, an ANDA must include clinical endpoint (efficacy) studies in order to demonstrate bioequivalence. Drugs approved in this way are commonly referred to as “generic equivalents” to the listed drug and can often be substituted by pharmacists under prescriptions written for the original listed drug.

Section 505(b)(2) NDA Approval Process

As an alternative path to FDA approval for modifications to formulations or uses of products previously approved by the FDA under a “full” NDA, an applicant may submit an NDA under Section 505(b)(2) of the FDCA. Section 505(b)(2) was enacted as part of the Hatch-Waxman Amendments and enables the applicant to rely, in part, on the FDA’s previous approval of a similar product, and/or published literature, in support of the safety and/or efficacy of its drug product. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by, or for, the applicant and for which the applicant has not obtained a right of reference. If the Section 505(b)(2) applicant can establish that reliance on FDA’s previous findings of safety and effectiveness is scientifically appropriate, it may eliminate the need to conduct certain preclinical studies or clinical trials of the new product. The FDA may also require companies to perform additional studies or measurements, including clinical trials, to support the change from the approved reference drug. The FDA may then approve the new product candidate for all, or some, of the label indications for which the reference drug has been approved or for any new indication sought by the Section 505(b)(2) applicant.

ANDA and 505(b)(2) products may be significantly less costly to bring to market than the reference listed drug, and companies that produce generic products are generally able to offer them at lower prices. Moreover, generic versions of RLDs are often automatically substituted for the RLD by pharmacies when dispensing a prescription written for the RLD. Thus, following the introduction of a generic drug, a significant percentage of the sales of any branded product or reference listed drug is typically lost to the generic product.

ANDA and 505(b)(2) NDA Patent Certification Requirements

Any applicant who files an ANDA seeking approval of a generic equivalent version of a drug listed in the Orange Book or a Section 505(b)(2) NDA referencing a drug listed in the Orange Book must certify to the FDA, as applicable, that (1) no patent information on the drug product that is the subject of the application has been submitted to the FDA; (2) such patent has expired; (3) the date on which such patent expires; or (4) such patent is, in the applicant’s opinion, invalid or will not be infringed upon by the manufacture, use or sale of the drug product for which the application is submitted. This last certification is known as a paragraph IV certification. If an ANDA or 505(b)(2) NDA is submitted to FDA with a Paragraph IV Certification, the applicant must also provide a “Paragraph IV Notification” to the holder of the NDA for the RLD and to the owner of the listed patent(s) being challenged by the applicant, providing a detailed written statement of the bases for the applicant’s position that the relevant patent(s) is invalid or would not be infringed. If the patent owner brings a patent infringement lawsuit against the applicant within 45 days of the Paragraph IV Notification, FDA approval of the ANDA or 505(b)(2) NDA will be automatically stayed for 30 months, or until 7-1/2 years after the RLD’s NDA approval date if the ANDA or 505(b)(2) NDA was filed between 4 years and 5 years after the NDA approval. Any such stay will be terminated earlier if the court rules that the patent is invalid or would not be infringed. The applicant may, in certain circumstances, elect to submit a “section viii” statement with respect to a listed method of use patent, certifying that the proposed ANDA or 505(b)(2) product’s labeling does not contain (or carves out) any language that would infringe a method of use patented listed in the Orange Book for the RLD.

The ANDA or 505(b)(2) application also will not be approved until any applicable non-patent exclusivity listed in the Orange Book for the reference drug has expired as described in further detail below.

Regulatory Exclusivities

New Chemical Entity Exclusivity

The Hatch-Waxman Amendments provide a period of five years of non-patent marketing exclusivity for the first approved drug containing a new chemical entity (“NCE”) as an active ingredient. An NCE is an active moiety that has not been approved by the FDA in any other NDA. A fixed combination drug product may receive NCE exclusivity if one of its active ingredients is an NCE, but not if all of its active ingredients have previously been approved. An “active moiety” is defined as the molecule or ion responsible for the drug substance’s physiological or pharmacologic action. During the five-year exclusivity period, the FDA cannot accept for filing any ANDA or 505(b)(2) NDA seeking approval of a product that contains the same active moiety, except that the FDA may accept such an application for filing after four years if the application includes a paragraph IV certification to a listed patent. In the case of such applications accepted for filing between four and five years after approval of the reference drug, the 30-Month Stay of approval triggered by a timely patent infringement lawsuit is extended by the amount of time necessary to extend the stay until 7-1/2 years after the approval of the reference drug NDA.

New Clinical Trial (3-Year) Exclusivity

A drug, including one approved under Section 505(b)(2), may obtain a three-year period of exclusivity for a particular indication or condition of approval, or change to a marketed product, such as a new formulation for a previously approved product, if one or more new clinical trials (other than bioavailability studies) was essential to the approval of the application or supplemental application and was conducted/sponsored by the applicant. Should this occur, the FDA would be precluded from approving any ANDA or Section 505(b)(2) application for the protected modification until after that three-year exclusivity period has run. However, unlike NCE exclusivity, the FDA can accept an application and begin the review process during the 3-year exclusivity period.

Orphan Drug Designation and Orphan Exclusivity Under the Orphan Drug Act

The FDA may grant orphan designation to a drug product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States but for which there is no reasonable expectation that the cost of developing and making the product available in the United States for this type of disease or condition will be recovered from sales of the product.

Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for seven years from the date of such approval, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity by means of greater effectiveness, greater safety, or providing a major contribution to patient care or in instances of drug supply issues. However, competitors may receive approval of either a different product for the same indication or the same product for a different indication but that could be used off-label in the orphan indication. Orphan drug exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval before we do for the same product, as defined by the FDA, for the same indication we are seeking approval, or if a product candidate is determined to be contained within the scope of the competitor’s product for the same indication or disease. If one of our products is designated as an orphan drug and receives marketing approval for an indication broader than that which is designated, it may not be entitled to orphan drug exclusivity. Orphan drug status in the European Union has similar, but not identical, requirements and benefits.

Pediatric Exclusivity

Pediatric exclusivity is another type of non-patent marketing exclusivity available in the United States and, if granted, it provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity or listed patents. Under the Best Pharmaceuticals for Children Act, or BPCA, certain therapeutic candidates may obtain an additional six months of exclusivity if the sponsor conducts pediatric research and submits new clinical information requested in writing by the FDA, referred to as a Written Request, relating to the use of the active moiety of the product or therapeutic candidate in children. The data do not need to support a label change for pediatric use; rather, the additional protection is granted if the pediatric clinical trial is deemed to have fairly responded to the FDA’s Written Request. Although the FDA may issue a Written Request for studies on either approved or unapproved indications, it may only do so where it determines that information relating to that use of a product or therapeutic candidate in a pediatric population, or part of the pediatric population, may produce health benefits in that population. The issuance of a Written Request does not require the sponsor to undertake the described trials. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot approve another application.

Other Healthcare Laws and Regulations

Our business activities, including but not limited to, research, sales, promotion, distribution, medical education, and other activities following product approval will be subject to regulation by numerous federal and state regulatory and law enforcement authorities in the United States in addition to the FDA, including potentially the Department of Justice, the Department of Health and Human Services (HHS) and its various divisions, including the Office of Inspector General, the Centers for Medicare & Medicaid Services (CMS) and the Health Resources and Services Administration, the Department of Veterans Affairs, the Department of Defense, and state and local governments. Healthcare providers and third-party payors play a primary role in the recommendation and use of pharmaceutical products that are granted marketing approval. Arrangements with third-party payors, existing or potential customers and referral sources, including healthcare providers, are subject to broadly applicable fraud and abuse laws and regulations, and these laws and regulations may constrain the business or financial arrangements and relationships through which manufacturers conduct clinical research, market, sell and distribute the products for which they obtain marketing approval. Such restrictions under applicable federal and state healthcare laws and regulations include the following:

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The federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in cash or kind, in exchange for, or to induce, either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers, on the one hand, and prescribers, purchasers, formulary managers and other individuals and entities on the other. The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the ACA) amended the intent requirement of the federal Anti-Kickback Statute such that a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it in order to commit a violation;

●	The federal civil and criminal false claims, including the civil FCA, and Civil Monetary Penalties Laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other third-party payors that are false or fraudulent, or making a false statement to avoid, decrease, or conceal an obligation to pay money to the federal government. Certain marketing practices, including off-label promotion, also may implicate the FCA. In addition, the ACA codified case law that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA;

●	The federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, therapeutic products and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services, or the CMS, information related to payments and other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain other healthcare professionals (such as physician assistants and nurse practitioners), and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members;

●	Health Insurance Portability and Accountability Act of 1996 (HIPAA) prohibits knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, a healthcare benefit program, regardless of whether the payor is public or private, in connection with the delivery or payment for health care benefits, knowingly and willfully embezzling or stealing from a health care benefit program, willfully obstructing a criminal investigation of a health care offense and knowingly and willfully falsifying, concealing, or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items, or services relating to healthcare matters. Additionally, the ACA amended the intent requirement of certain of these criminal statutes under HIPAA so that a person or entity no longer needs to have actual knowledge of the statute, or the specific intent to violate it, to have committed a violation; and

●	State and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers and drug pricing and/or marketing expenditures; and state and local laws requiring the registration of pharmaceutical sales representatives and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Further, we may be subject to data privacy and security regulation by both the federal government and the states and foreign jurisdictions in which we conduct our business. HIPAA, as amended by the Health Information Technology for Clinical Health Act of 2009 (HITECH), and its respective implementing regulations imposes certain requirements, including mandatory contractual terms, on covered entities, business associates and their covered subcontractors relating to the privacy, security, and transmission of certain individually identifiable health information known as protected health information. Among other things, HITECH, through its implementing regulations, makes HIPAA’s security standards and certain privacy standards directly applicable to business associates, defined as a person or organization, other than a member of a covered entity’s workforce, that creates, receives, maintains, or transmits protected health information on behalf of a covered entity for a function or activity regulated by HIPAA. HITECH also strengthened the civil and criminal penalties that may be imposed against covered entities, business associates, subcontractors, and individuals, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, other federal and state laws may govern the privacy and security of health and other information in certain circumstances, many of which differ from each other in significant ways and may not be pre-empted by HIPAA, thus complicating compliance efforts.

To the extent that any of our products are sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws, and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.

In the EU, the data privacy laws are generally perceived to be stricter than those which apply in the United States and include specific requirements for the transfer of personal data outside the EU to the United States to ensure that EU standards of data privacy will be applied to such data.

Violation of the laws described above or any other governmental laws and regulations may result in significant penalties, including administrative, civil and criminal penalties, damages, fines, the curtailment or restructuring of operations, the exclusion from participation in federal and state healthcare programs, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, imprisonment, and additional reporting requirements and oversight if a person becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws. Furthermore, efforts to ensure that business activities and business arrangements comply with applicable healthcare laws and regulations can be costly for manufacturers of branded prescription products.

Coverage and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any products for which we may obtain regulatory approval. In the United States, sales of any product candidates for which regulatory approval for commercial sale is obtained will depend in part on the availability of coverage and adequate reimbursement from third-party payors. Third-party payors include government authorities and health programs in the United States such as Medicare and Medicaid, managed care providers, private health insurers and other organizations. These third-party payors are increasingly reducing reimbursements for medical products and services. The process for determining whether a payor will provide coverage for a drug product may be separate from the process for setting the reimbursement rate that the payor will pay for the drug product. Third-party payors may limit coverage to specific drug products on an approved list, or formulary, which might not include all of FDA-approved drugs for a particular indication. Additionally, the containment of healthcare costs has become a priority of federal and state governments, and the prices of drugs have been a focus in this effort. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results.

A payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Further, coverage and reimbursement for drug products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

Third-party payors are increasingly challenging the price and examining the medical necessity and cost of medical products and services, in addition to their safety and efficacy. New metrics frequently are used as the basis for reimbursement rates, such as average sales price, average manufacturer price and actual acquisition cost. In order to obtain coverage and reimbursement for any product that might be approved for sale, it may be necessary to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and rational of the cost of the products, in addition to the costs required to obtain regulatory approvals. If third-party payors do not consider a product to be cost saving when compared to other available therapies, they may not cover the product after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow a company to sell its products at a profit.

The marketability of any product candidates for which we or our collaborators receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care in the United States has increased and we expect will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we or our collaborators receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future. The cost containment measures that healthcare payors and providers are instituting and any healthcare reform could significantly reduce our revenues from the sale of any approved product candidates. We cannot provide any assurances that we will be able to obtain and maintain third-party coverage or adequate reimbursement for our product candidates in whole or in part.

In the EU, pricing and reimbursement schemes vary widely from country to country. Some countries provide that products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost of a particular product candidate to currently available therapies. EU member states may approve a specific price for a product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the product on the market. Other member states allow companies to fix their own prices for products, but monitor and control company profits. The downward pressure on health care costs has become intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert competitive pressure that may reduce pricing within a country. Any country that has price controls or reimbursement limitations may not allow favorable reimbursement and pricing arrangements.

Health Reform

The United States and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by federal and state legislative initiatives, including those designed to limit the pricing, coverage, and reimbursement of pharmaceutical products, especially under government-funded health care programs, and increased governmental control of drug pricing.

By way of example, in March 2010, the ACA was signed into law, intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add transparency requirements for the healthcare and health insurance industries, impose taxes and fees on the healthcare industry and impose additional health policy reforms. Among the provisions of the ACA of importance to our business are:

●	An annual, non-deductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs;

●	An increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13.0% of the average manufacturer price for branded and generic drugs, respectively;

●	A methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected;

●	Extension of a manufacturer’s Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

●	Expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to certain individuals with income at or below 133% of the federal poverty level, thereby potentially increasing a manufacturer’s Medicaid rebate liability;

●	A Medicare Part D coverage gap discount program, in which manufacturers must now agree to offer 70% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for a manufacturer’s outpatient drugs to be covered under Medicare Part D;

●	Expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program; and

●	A Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical research, along with funding for such research.

There have been executive, judicial and Congressional challenges to certain aspects of the ACA. For example, on June 17, 2021 the U.S. Supreme Court dismissed a challenge on procedural grounds that argued the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. Thus, the ACA will remain in effect in its current form. Further, prior to the U.S. Supreme Court ruling, on January 28, 2021, President Biden issued an executive order that initiated a special enrollment period for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, re-examining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. In addition, in August 2022, President Biden signed the Inflation Reduction Act of 2022 (the IRA) into law, which among other things, extends enhanced subsidies for individuals purchasing coverage in ACA marketplaces through plan year 2025. The IRA also eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost through a newly established manufacturer discount program.

Other legislative changes have been proposed and adopted in the United States since the ACA. For example, through the process created by the Budget Control Act of 2011, there are automatic reductions of Medicare payments to providers up to 2% per fiscal year, which went into effect in April 2013 and, following passage of the BBA and the Infrastructure Investment and Jobs Act, will remain in effect until 2031 unless additional Congressional action is taken. However, COVID-19 relief support legislation suspended the 2% Medicare sequester from May 1, 2020 through March 31, 2022. Under current legislation the actual reduction in Medicare payments will vary from 1% in 2022 to up to 4% in the final fiscal year of this sequester.

The heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs and biologics, also has resulted in executive orders, congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. At the federal level, President Trump used several means to propose or implement drug pricing reform, including through federal budget proposals, executive orders, and policy initiatives. For example, on July 24, 2020 and September 13, 2020, the Trump administration announced several executive orders related to prescription drug pricing that attempt to implement several of the administration’s proposals. The FDA concurrently released a final rule and guidance in September 2020 implementing a portion of the importation executive order providing pathways for states to build and submit importation plans for drugs from Canada. Further, on November 20, 2020, the HHS finalized a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a new safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. The implementation of the rule has been delayed until 2032. Additionally, on March 11, 2021, President Biden signed the American Rescue Plan Act of 2021 into law, which eliminates the statutory Medicaid drug rebate cap, currently set at 100% of a drug’s average manufacturer price, for single source and innovator multiple source drugs, beginning January 1, 2024. In July 2021, the Biden administration released an executive order, “Promoting Competition in the American Economy,” with multiple provisions aimed at prescription drugs. In response to Biden’s executive order, on September 9, 2021, HHS released a Comprehensive Plan for Addressing High Drug Prices that outlines principles for drug pricing reform and sets out a variety of potential legislative policies that Congress could pursue as well as potential administrative actions HHS can take to advance these principles. In addition, the IRA directs the Secretary of HHS to establish a Drug Price Negotiation Program (the Program) to lower prices for certain single-source prescription drugs and biologics covered under Medicare Parts B and D, based on criteria established under the IRA. Under the Program, the Secretary of HHS will publish a list of “selected drugs,” and will then negotiate maximum fair prices (MFP) with their manufacturers. Beginning in 2026, the first year of the Program, the number will be limited to 10 Part D drugs and biologics. By 2029, and in subsequent years thereafter, the number will increase to 20 drugs and biologics covered under Part D and Part B. Agreements between HHS and manufacturers will remain in place until a drug or biologic is no longer considered a “selected drug” for negotiation purposes. Manufacturers who do not comply with the negotiated prices set under the Program will be subject to an excise tax based on a percentage of total sales of a “selected drug” up to 95% and the potential of civil monetary penalties. Further, the IRA imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation. In addition, the Biden administration released an additional executive order on October 14, 2022, directing HHS to submit a report within ninety (90) days on how the Center for Medicare and Medicaid Innovation can be further leveraged to test new models for lowering drug costs for Medicare and Medicaid beneficiaries.

At the state level, individual states in the United States have increasingly passed legislation and implemented regulations designed to control pharmaceutical and therapeutic product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Some third-party payors also require pre-approval of coverage for new or innovative devices or therapies before they will reimburse healthcare providers that use such therapies.

We expect that these initiatives, as well as other healthcare reform measures that may be adopted in the future, as well as the trend toward managed healthcare and increasing influence of managed care organizations, may result in more rigorous coverage criteria and lower reimbursement, and in additional downward pressure on the price that we receive for any approved product. It is also possible that additional governmental action is taken in response to the COVID-19 pandemic. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payors. The implementation of current and future cost containment measures or other healthcare reforms may adversely affect our operations and prevent us from being able to generate revenue, attain profitability or commercialize our product candidates.

Data Privacy and Security

In the ordinary course of our business, we collect, process and store confidential and sensitive information, including personal information, intellectual property, trade secrets, and proprietary information owned or controlled by ourselves or other third parties. We, and third parties upon whom we rely, use sophisticated information technology, software and services to process, store, use, generate, transfer and disclose information, as well as other sensitive information controlled by ourselves or other third parties.

We may also be subject to federal, state, and foreign data privacy and security laws and regulations. In the United States, numerous federal and state laws and regulations, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws and regulations (e.g., Section 5 of the FTC Act), govern the collection, use, disclosure, and protection of health-related and other personal information could apply to our operations or the operations of our partners, vendors, or other third parties on whom we rely. The legislative and regulatory framework related to the collection, use, retention, safeguarding, disclosure, sharing, transfer, security and other processing of personal data worldwide is rapidly evolving. The number and scope of data protection laws and regulations is changing, subject to differing applications and interpretations, and may be inconsistent among jurisdictions, or in conflict with other rules, laws or other data processing obligations. Efforts to ensure that our current and future business arrangements, including our relationship with our CROs or other vendors who process data on our behalf, comply with applicable data privacy and data security laws and regulations will involve substantial costs.

For example, HIPAA, as amended by HITECH, and its implementing regulations, impose requirements relating to the privacy, security and transmission of individually identifiable health information on certain health care providers, health plans and health care clearinghouses, known as covered entities, as well as their business associates and covered subcontractors that perform certain services that involve creating, receiving, maintaining or transmitting individually identifiable health information for or on behalf of such covered entities. Entities that are found to be in violation of HIPAA as the result of a breach of unsecured protected health information, a complaint about privacy practices or an audit by HHS, may be subject to significant civil, criminal and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. Further, entities that knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA covered entity in a manner that is not authorized or permitted by HIPAA may be subject to civil and criminal penalties. Even when HIPAA does not apply, according to the FTC, violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair acts or practices in or affecting commerce in violation of Section 5 of the FTC Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Individually identifiable health information is considered sensitive data that merits stronger safeguards.

Likewise, we expect that there will continue to be new proposed laws, regulations and industry standards relating to privacy and data protection in the United States, the EU and other jurisdictions, such as the California Consumer Privacy Act of 2018 (CCPA), which has been characterized as the first “GDPR-like” privacy statute to be enacted in the United States. Although the CCPA exempts certain data processed in the context of clinical trials, the CCPA, to the extent applicable to our business and operations, may increase our compliance costs and potential liability with respect to the personal information we maintain about California residents. The CCPA among other effects, creates individual privacy rights for California consumers (as defined in the law), places increased privacy and security obligations on entities handling certain personal data of consumers or households, requires covered companies to provide disclosures to consumers regarding data collection, use and sharing practices, requires covered companies to allow users to opt-out of certain sales or transfers of personal information, and provides consumers with a private right of action for certain data breaches. The CCPA became effective on January 1, 2020, and the California Attorney General’s authority to begin bringing enforcement actions began July 1, 2020. As currently written, the CCPA may impact our business activities and exemplifies the vulnerability of our business to the evolving regulatory environment related to personal data and protected health information. Further, the California Privacy Rights Act (CPRA) was recently voted into law by California residents. The CPRA significantly amends the CCPA, and imposes additional data protection obligations on covered companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data. It also creates a new California data protection agency specifically tasked to enforce the law, which would likely result in increased regulatory scrutiny of California businesses in the areas of data protection and security. The substantive requirements for businesses subject to the CPRA went into effect on January 1, 2023, and become enforceable on July 1, 2023. A similar law, the Consumer Data Protection Act (CDPA), was recently passed in Virginia and went into effect on January 1, 2023.

We also are or will become subject to privacy laws in the jurisdictions in which we are established or in which we sell or market our products or run clinical trials. For example, in the EU, we are subject to Regulation (EU) 2016/679, the GDPR, in relation to our collection, control, processing, and other use of personal data (i.e. data relating to an identified or identifiable living individual). We process personal data in relation to participants in our clinical trials in the European Economic Area (EEA), including the health and medical information of these participants. The GDPR is directly applicable in each EU and EEA Member State, however, it provides that EU and EEA Member States may introduce further conditions, including limitations which could limit our ability to collect, use and share personal data (including health and medical information), or could cause our compliance costs to increase, ultimately having an adverse impact on our business. As noted above, the GDPR imposes onerous accountability obligations requiring data controllers and processors to maintain a record of their data processing and implement policies as part of its mandated privacy governance framework. It also requires data controllers to be transparent and disclose to data subjects (in a concise, intelligible and easily accessible form) how their personal information is to be used, imposes limitations on retention of personal data; defines for the first time pseudonymized (i.e., key-coded) data; introduces mandatory data breach notification requirements; and sets higher standards for data controllers to demonstrate that they have obtained valid consent for certain data processing activities. We are also subject to EEA rules with respect to cross-border transfers of personal data out of the EEA. As noted above, recent legal developments in the EU have created complexity and uncertainty regarding transfers of personal data from the EEA to the United States, e.g. on July 16, 2020, the Court of Justice of the European Union (CJEU), invalidated the EU-U.S. Privacy Shield Framework, or the Privacy Shield, under which personal data could be transferred from the EEA to U.S. entities who had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on them alone may not necessarily be sufficient in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals and additional measures and/or contractual provisions may need to be put in place, however, the nature of these additional measures is currently uncertain. On June 4, 2021, the European Commission adopted new standard contractual clauses under the GDPR for data transfers from entities that are subject to the GDPR to transfer personal data outside of the EEA. The new standard contractual clauses impose additional obligations, including the obligation to conduct a transfer impact assessment and, depending on a party’s role in the transfer, to implement additional security measures and to update internal privacy practices. If we elect to rely on the standard contractual clauses for data transfers, we may be required to incur significant time and resources to update our contractual arrangements and to comply with new obligations. Additionally, on September 8, 2020, the Swiss Data Protection Authority (the Federal Data Protection and Information Commissioner) concluded that the Swiss-U.S. Privacy Shield does not provide an adequate level of protection for personal data transfer from Switzerland to the U.S. pursuant to the Swiss Federal Act on Data Protection. As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the standard contractual clauses cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.

We are subject to the supervision of local data protection authorities in those EU jurisdictions where we are established or otherwise subject to the GDPR. Fines for certain breaches of the GDPR are significant: up to the greater of €20.0 million or 4% of total global annual turnover. Further, following the withdrawal of the United Kingdom from the EU on January 31, 2020, pursuant to the transitional arrangements agreed between the United Kingdom and the EU, we will have to comply with the GDPR and separately the GDPR as implemented in the United Kingdom, each regime having the ability to fine up to the greater of €20 million / £17 million or 4% of global turnover. Following December 31, 2020, and the expiry of the post-Brexit transitional arrangements between the United Kingdom and EU, although it is likely that the data protection obligations of the GDPR will continue to apply to UK-related processing of personal data in substantially unvaried form and fashion, for at least the short term thereafter, the relationship between the United Kingdom and the EU in relation to certain aspects of data protection law remains unclear. For example, it is not yet clear whether the United Kingdom will be the subject of a so-called adequacy decision of the European Commission, and it is therefore unclear how data transfers between EU/EEA Member States and the United Kingdom will be treated. Any changes relating to the UK and EU position regarding aspects of data protection law may lead to additional compliance costs and could increase our overall risk. In addition to the foregoing, a breach of the GDPR or other applicable privacy and data protection laws and regulations could result in regulatory investigations, reputational damage, orders to cease/change our use of data, enforcement notices, an inability to process personal data or to operate in certain jurisdictions, or potential civil claims including class action type litigation.

Moreover, we use third-party service providers and subprocessors to help us operate our business and engage in processing on our behalf. If we, our service providers, partners, or other relevant third-parties have experienced, or in the future experience, any security incident(s) that result in any data loss, deletion or destruction, unauthorized access to, loss of, unauthorized acquisition or disclosure of, or inadvertent exposure or disclosure of sensitive information, or compromise related to the security, confidentiality, integrity of our (or their) information technology, software, services, communications or data, it may result in a material adverse impact, including without limitation, regulatory investigations or enforcement actions, litigation, or an inability to process data in some jurisdictions. Furthermore, applicable data protection laws, privacy policies and data protection obligations may require us to notify relevant stakeholders of security breaches, including affected individuals, customers, and regulators. Such disclosures are costly, and the disclosure or the failure to comply with such requirements, could result in a material adverse impact, including without limitation, regulatory investigations or enforcement actions.

For more information on the potential impact of the GDPR, and associated EEA data protection laws, on our business, see the section titled “Risk Factors-Failure to comply with health and data protection laws and regulations could lead to government enforcement actions (which could include civil or criminal penalties), private litigation and/or adverse publicity and could negatively affect our operating results and business.”

Additional Regulation

In addition to the foregoing, state and federal laws regarding environmental protection and hazardous substances, including the Occupational Safety and Health Act, the Resource Conservation and Recovery Act and the Toxic Substances Control Act, affect our business. These and other laws govern the use, handling and disposal of various biologic, chemical and radioactive substances used in, and wastes generated by, operations. If our operations result in contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and governmental fines. Equivalent laws have been adopted in other countries that impose similar obligations.

U.S. Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (FCPA) prohibits U.S. corporations and individuals from engaging in certain activities to obtain or retain business abroad or to influence a person working in an official capacity. It is illegal to pay, offer to pay or authorize the payment of anything of value, directly or indirectly, to any foreign government official, government staff member, official or employee of a public international organization, or a political party or political candidate for the purpose of influencing any act or decision of the foreign entity in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity. The scope of the FCPA includes interactions with healthcare professionals of foreign state-owned or affiliated hospitals, universities, or research institutions. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations. Activities that violate the FCPA, even if they occur wholly outside the United States, can result in criminal and civil fines, imprisonment, disgorgement, oversight, and suspension and debarment from government contracts, and refusal of orders under existing government contracts.

Equivalent laws have been adopted in other foreign countries that impose similar or arguably broader obligations.

Employees

As of December 9, 2025, we had 5 full-time employees. There are also four PhD professionals and one lab technician who are paid by USC which is then reimbursed by us. None of our employees are subject to a collective bargaining agreement or represented by a trade or labor union. We consider our relationship with our employees to be good.

Properties

We do not currently own any properties.

On April 7, 2025, we entered into an Office Lease (“Lease”) with RREF II Calabasas Park Center LLC (“Landlord”), pursuant to which we agreed to lease from Landlord, and Landlord agreed to lease to us, approximately 1,427 square feet of office space located at 23975 Park Sorrento, Calabasas, California 91302 (the “Building”). The Lease is for our new principal executive offices. The term of the Lease is anticipated to commence on April 14, 2025. Rent is payable beginning in the month of April 2025 in the amount of $6,778.25 per month; beginning in April 2026 monthly rent is $6,978.03; beginning in April 2027 monthly rent is $7,192.08; beginning in April 2028 monthly rent $7,406.13, beginning in April 2027 monthly rent is $7,634.45; and beginning in April 2028 monthly rent is $7,862.77. We must also pay 1.40% of the operating expenses of the Building, which include real property taxes, supplies, energy, water, janitorial services, maintenance and repairs, insurance, labor, legal, certain capital improvements and certain other costs and expenses. The Lease shall last for sixty-three (63) months.

Legal Proceedings

We may in the future be involved in actual and/or threatened legal proceedings, claims, investigations and government inquiries arising in the ordinary course of our business, including legal proceedings, claims, investigations and government inquiries involving intellectual property, data privacy and data protection, privacy and other torts, illegal or objectionable content, consumer protection, securities, employment, contractual rights, civil rights infringement, false or misleading advertising, or other legal claims relating to our business.

On June 6, 2023, a vendor filed a complaint against the Company for breach of contract in the Central District of California. The vendor alleged that the Company improperly terminated an Intellectual Property License and Supply Agreement (“IPLSA”) and that the Company also defrauded the vendor in connection with the IPLSA. This matter was settled on October 16, 2023, and the Company agreed to pay the vendor $600,000 within 5 business days of the close of the date that the Company completes an IPO or March 31, 2024, whichever occurs first. The Company recognized this as a litigation settlement expense in the accompanying consolidated statement of operations for the year ended December 31, 2023 and a litigation settlement payable in the accompany consolidated balance sheet at December 31, 2024 and December 31, 2023.

On March 31, 2024, the vendor agreed to extend the payment until May 15, 2024 for payment of an additional $25,000. The Company has not made the payment as of October 28, 2024 and the settlement is payable on demand. Such amount is included in litigation settlement payable in the accompanying consolidated balance sheet at December 31, 2024. On July 25, 2024 the arbitrator granted the implementation of interest at the statutory rate on the unpaid balance commencing May 15, 2024 until paid.

On July 1, 2022, NeOnc Technologies, Inc. and Fox Infused, LLC, a Delaware limited liability company (“Fox Infused”), entered into an Intellectual Property License and Supply Agreement effective July 1, 2022 (the “Agreement”) whereby NeOnc agreed to supply certain products to Fox Infused and license certain of our patents. We terminated the Agreement with Fox Infused on April 25, 2023. On June 6, 2023, Fox Infused filed a complaint against NeOnc in the Central District of California alleging that the termination was improper (Civil Action No. 2:23-04431). Fox Infused also filed an ex parte application for a temporary restraining order and an order to show cause on a preliminary injunction against us seeking to have the court stop the termination of the contract. Fox Infused’s temporary restraining order application was denied and the case dismissed without prejudice. Fox Infused refiled the case in arbitration before the American Arbitration Association (Case No. 01-23-0002-5020). The parties engaged in settlement discussions, and agreed to settle the dispute for a $600,000 payment by us to Fox Infused within 5 business days of the closing date of the Company’s initial public offering or March 31, 2024. The Company is currently in default under the terms of such settlement agreement.

Transforming CNS Drug Development: NTHI’s AI and 3D Bioprinting Platforms for Precision Oncology and Beyond

NTHI has strategically acquired and integrated two proprietary technology platforms that materially enhance its drug development capabilities and competitive positioning in the central nervous system (CNS) therapeutics space: (1) an artificial intelligence (AI)-powered compound modeling and sonodynamic therapy (SDT) optimization platform, and (2) a patented magnetic-field-guided 3D bioprinting technology for the generation of tumor spheroids and organoids.

1. Artificial Intelligence for Drug Discovery and Personalized Sonodynamic Therapy

NTHI has acquired and operationalized an AI-driven computational drug modeling platform designed to support the rational development of sonosensitizers, including the Company’s lead assets, NEO100 and NEO212. This proprietary platform enables predictive modeling of blood-brain barrier (BBB) permeability, reactive oxygen species (ROS) generation, and drug-tumor interactions across heterogeneous CNS tumor environments, including glioblastoma, meningioma, diffuse intrinsic pontine glioma (DIPG), and brain metastases.

Key capabilities include:

●	Simulation of compound behavior, BBB penetration, and cytotoxicity (e.g., NEO100, NEO212 vs. temozolomide) across tumor types and microenvironments.

●	AI-guided optimization of ultrasound activation parameters to enhance SDT precision and efficacy.

●	In silico design of next-generation analogs and combinatorial therapeutic regimens with immuno-oncology and targeted agents.

●	Reduction in preclinical costs and cycle times by replacing low-throughput assays with high-fidelity computational predictions.

●	Personalization of treatment strategies based on patient-specific tumor biology and anatomical characteristics.

The platform significantly accelerates drug discovery and improves translational predictability, offering a scalable foundation for expanding NTHI’s CNS oncology pipeline and clinical trial design.

2. 3D Bioprinting Platform for Tumor and Disease Modeling

NTHI acquired exclusive rights to a patented 3D bioprinting platform developed at McMaster University (U.S. Patent No. 11,788,057 B2). This technology utilizes magnetic field manipulation to generate highly structured and reproducible tumor spheroids and organoids that accurately replicate the tumor microenvironment and neural architecture. This advancement resolves longstanding challenges of conventional 2D cultures and many 3D systems in terms of scalability, fidelity, and biological relevance.

Applications and strategic impact include:

●	High-throughput modeling of brain tumors (e.g., GBM, DIPG, meningioma) for drug screening and mechanism-of-action studies.

●	Expansion into neurodegenerative disease models (e.g., Alzheimer’s, Parkinson’s) and non-CNS organoid systems (e.g., liver, lung, gut).

●	Alignment with NIH and international mandates to reduce reliance on animal models, positioning NTHI at the forefront of ethical, next-generation research tools.

●	Potential for licensing and strategic collaborations with academic institutions, biotech firms (e.g., Stemcell Technologies), and global pharmaceutical CROs.

Together, these platforms provide a synergistic and vertically integrated framework that supports NTHI’s mission to deliver innovative, non-invasive CNS therapies, while opening parallel revenue opportunities in drug discovery tools, precision oncology, and disease modeling.

MANAGEMENT

Directors, Executive Officers and Director Nominees

Our directors, executive officers and director nominees are listed below as of the date of this prospectus. The executive officers are full-time employees.

Name	Position	Age
Directors and Executive Officers:
Amir Heshmatpour	Chief Executive Officer and President, Executive Chairman	59
Dr. Thomas C. Chen, M.D., P.h.D.	Chief Medical Officer and Chief Scientific Officer, Vice Chairman	62
Josh Neman	Chief Clinical Officer	48
Keithly Garnett	Chief Financial Officer	51
Dr. Victoria Medvec, Ph.D.	Director	61
Bader Almonawer	Director	34
Dr. Steven L. Giannotta	Director	78
Jim Delshad	Director	85
Dr. Ming-Fu Chiang	Director	71

Each of our directors holds office until the next annual meeting of our shareholders whereby the director is up for election or until his/her successor has been elected and qualified, or until his/her death, resignation, or removal. Our executive officers are appointed by our board of directors and hold office until their death, resignation, or removal from office.

Business Experience

The following is a brief overview of the education and business experience of each of our directors, executive officers and director nominees during at least the past five years, including their principal occupations or employment during the period, the name and principal business of the organization by which they were employed.

Directors and Executive Officers:

Amir Heshmatpour, has served as the Company’s Chief Executive Officer since October 2025, the Company’s President since April 2025, and has served on the Company’s Board since January 2023. Mr. Heshmatpour founded AFH Holding and Advisory LLC (“AFH”) in July 2005. Since July 2005, Mr. Heshmatpour has been the Managing Director of AFH. Mr. Heshmatpour, through AFH, his family office, has been involved in multiple biotech transactions from private to public. From 2018 to 2022, through a special purpose vehicle, Shuttle Pharmaceuticals Holdings Inc. (“SPH”), Mr. Heshmatpour restructured the board of directors, management, and recapitalized an IPO of a Georgetown phase II oncology asset. The SPV was created in 2018 and eventually was successfully listed on NASDAQ in 2022. Since then, he has been involved in NeOnc Technologies Inc., where he has provided strategic advisory services. Mr. Heshmatpour has a certification from the UCLA Anderson School of Business in corporate governance. He is also involved in the UCLA Anderson School of Business Management, Price Center, as a member of the Board of Advisors. In February 2024, Mr. Heshmatpour joined the Board of Directors of Make-A-Wish CVS in Los Angeles.

Dr. Thomas C. Chen, M.D., Ph.D. has served as NeOnc Technologies Holdings, Inc.’s Chief Medical Officer and Chief Scientific Officer since October 2025 and served as the Company’s Chief Executive Officer from April 2023 to October 2025. Since July 1997, Dr. Chen has worked as a Neurosurgeon at Keck Medicine of USC and a Professor Neurological Surgery at the University of Southern California Keck School of Medicine (“USC”). He has been the Director of Surgical Neuro-Oncology and Professor of Neurosurgery & Pathology. Dr. Chen’s work is widely published, including 148+ peer-reviewed clinical studies. He maintains a clinical practice in both surgical neuro-oncology and spine surgery, as well as heads a research laboratory focused on glioma biology. He graduated summa cum laude from the University of Illinois at Urbana-Champaign with Bronze Tablet honors and Phi Beta Kappa. He graduated from University of California San Francisco with M.D. degree, and was in the top 10% of his class, awarded Alpha Omega Alpha. He earned his Ph.D. in pathobiology from University of Southern California where he wrote his thesis on the role of immunotherapy in malignant brain tumors. We believe that Dr. Chen’s extensive knowledge of NeOnc’s business and his extensive corporate and leadership experience as the founder of NeOnc and its Chief Executive Officer qualifies him to serve on our Board of Directors.

Josh Neman, Ph.D. has served as NeOnc Technologies Holdings, Inc’s Chief Scientific Officer since June 2024. Since July 2014 Dr. Neman has served as an Associate Professor of Neurological Surgery, Neuroscience, and Physiology at the Keck School of Medicine of the University of Southern California (“Keck”). In addition to his academic role, he has held several key leadership positions at Keck, including Program Chair of the Cancer Biology and Genomics PhD Program since July 2019 and Scientific Director at the USC Brain Tumor Center since July 2021. In January 2021, Mr. Neman co-founded Synaptical Inc., a digital startup dedicated to providing cancer patients with guidance, education, and resources. He currently serves as its Chief Executive Officer. He also founded CNSMENDER Consulting LLC in January 2022, where he continues to serve as Chief Executive Officer. Dr. Neman earned both his Bachelor of Science and Ph.D. in Neurobiology from the University of California, Los Angeles.

Keithly Garnett has served as NeOnc Technologies Holdings, Inc.’s Chief Financial Officer since April 2023 and served as a director from January 2023 to March 2025. Mr. Garnett spent over 17 years with Ernst & Young LLP in their Transaction Advisory Services practice. During that time, he specialized in business valuation modelling and strategy. His services were provided in support of audit related work for financial reporting, tax planning and management planning. His client list included companies such as Amgen, Edwards Life Sciences, Medtronic, etc. In any given year, he led over 50 transaction analyses and/or review for publicly traded companies, in connection with their SEC financial reporting requirements. From March 2017 to January 2023, Mr. Garnett was a Director at Sycamore Valuation. Since January 2021, Mr. Garnett has worked as the Chief Financial Officer of AFH Holding & Advisory, a single member family office based in Malibu. From 2018 to 2022, he was involved with the Shuttle Pharmaceutical Holdings public offering, which was successfully listed on the Nasdaq in 2022. Mr. Garnett holds a Master’s in Business Administration with a concentration in Corporate Financial Management, and a Bachelor of Science degree in Business Management. He also completed the Columbia University Executive Education program with a certificate from the Chief Financial Officer program.

Dr. Victoria Medvec, Ph.D. has served on NeOnc Technologies Holdings, Inc.’s board of directors since March 2025. Since 1995, Dr. Victoria Medvec has been the Adeline Barry Davee Professor of Management and Organizations at the Kellogg School of Management at Northwestern University. In addition, Dr. Medvec is a co-founder and the Executive Director of the Center for Executive Women at the Kellogg School. Since 2002 Dr. Medvec has served as the CEO of Medvec and Associates, a consulting firm focused on high stakes negotiations and strategic decisions. Dr. Medvec received her Ph. D in psychology from Cornell University and Bachelor of Arts degree in Economics, Management, and Psychology from Bucknell University. Dr Medvec is a renowned expert in the areas of negotiations, executive decision making, influence, and corporate governance. Dr. Medvec’s research is published in top academic journals and she is the author of the best-selling book, Negotiate Without Fear. Dr. Medvec has served on both public and private company Boards across many industries, including banking, human resources and benefits administration. She also is a Ringleader in Ringleader Ventures, a unique venture fund matching start up technologies with corporate needs. We believe that Dr. Victoria Medvec’s extensive corporate and leadership experience qualifies her to serve on our Board of Directors.

Bader Almonawer has served on NeOnc Technologies Holdings, Inc.’s board of directors since March 2025. Mr. Almonawer is an experienced professional with more than a decade of experience in venture capital, investment banking, and business consulting and development. Since 2013, Mr. Almonawer has served as Managing Partner for Arabian Group, overseeing its venture capital investments. In 2017, he founded Oasis Capital, a VC fund, and invested in numerous startups at their early stages, many of which have since grown into multibillion-dollar corporations. Mr. Almonawer has a background in investment banking and consulting; he has amassed valuable experience at McKinsey & Company from 2016 to 2016, Citigroup’s M&A advisory from 2021 to 2023, Wafra Inc.’s Alternative Investments Division from 2021 to 2021, and the World Bank from 2016 to 2017. After receiving his Bachelor in Science in Industrial Engineering and Operations Research from Penn State University, Mr. Almonawer earned a Master of Arts in Economics and Financial Policy at Cornell University earning Pi Alpha Alpha honors. Mr. Almonawer received his Master of Business Administration from Massachusetts Institute of Technology where he received the Halaby Fellowship, a Merit-based Fellowship recognizing his outstanding academic excellence and professional achievements. We believe that Mr. Bader Almonawer’s experience qualifies him to serve on our Board of Directors.

Dr. Steven L. Giannotta has served on NeOnc Technologies Holdings, Inc.’s board of directors since March 2025. Dr Giannotta joined the USC Department of Neurosurgery in 1980 and has since become internationally recognized for his groundbreaking work in cerebrovascular disease, including pioneering “hyperdynamic therapy”; as a clinical approach to combat cerebral vasospasm. His research interests encompass cerebral blood flow, ischemia, and the impact of ethnic differences on cerebrovascular disorders. Dr. Giannotta’s clinical achievements include performing over 1,000 intracranial aneurysm surgeries and developing a comprehensive, multidisciplinary approach to complex cerebrovascular conditions. Dr. Giannotta earned his degree and completed his residency at the University of Michigan. He continues to serve as the Chair of Neurological Surgery at USC Keck, and as a Professor of Neurosurgery and a practicing neurosurgeon. We believe that Dr. Giannotta’s experience qualifies him to serve on our Board of Directors.

Jim Delshad has served on NeOnc Technologies Holdings, Inc.’s board of directors since March 2025. Honorable Jimmy Delshad, served two terms as Mayor of Beverly Hills, starting in 2007, pioneering “Smart City” initiatives that transformed the city into a model of technological advancement and security. He holds the honorary title of “Goodwill Ambassador of Beverly Hills” in recognition of his contributions to the city. Mr. Delshad served as President of Magbit Foundation 2002 to 2006 and Chairman from 2006 to 2010. Over the past two decades he has provided management consulting services, which includes strategic advisory services across private, public, and non-profit sectors. His expertise spans government affairs, real estate, and healthcare, with a strong emphasis on non-profit development and donor engagement. We believe that Mr. Delshad’s experience qualifies him to serve on our Board of Directors.

Dr. Ming-Fu Chiang has served on NeOnc Technologies Holdings, Inc.’s board of directors since March 2025. Dr. Chiang was a neurosurgeon and the former Vice-Director of the Department of Surgery and former Chairman of Neurosurgery at Mackay Memorial Hospital in Taipei, Taiwan from August 1991 to June 2020. Since July 2020, he is a practicing neurosurgeon at Chung-Shan Hospital and Taiwan Adventist Hospital in Taipei, Taiwan. Dr. Chiang has a Ph.D. in neuro-oncology from Free University of Berlin, Germany, and his EMBA (Executive Management Business & Administration) from National Taiwan University. Dr. Chiang has also previously served as the CEO of NeuCen Biomedical, Inc. and Orio Biotech Inc. We believe that Dr. Chiang’s experience qualifies him to serve on our Board of Directors.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers were involved in any legal proceedings described in Item 401(f) of Regulation S-K in the past ten years.

CORPORATE GOVERNANCE

Composition of our Board of Directors

Our current Board of Directors consists of Dr. Thomas C. Chen, Amir Heshmatpour, Bader Almonawer, Dr. Victoria Medvec, Ph.D., Dr. Steven L. Giannotta, Jim Delshad and Dr. Ming-Fu Chiang.

Our board of directors may establish the authorized number of directors from time to time by resolution. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of shareholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:

●	the Class I directors are Dr. Victoria Medvec, Ph.D and Dr. Steven L. Giannotta, and their terms will expire at the annual meeting of shareholders to be held in 2025;

●	the Class II directors are Bader Almonawer, Jim Delshad and Dr. Ming-Fu Chiang, and their terms will expire at the annual meeting of shareholders to be held in 2026; and

●	the Class III directors are Amir Heshmatpour and Dr. Thomas C. Chen, M.D., Ph.D., and their terms will expire at the annual meeting of shareholders to be held in 2027.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Director Independence

Under the listing requirements and rules of the Nasdaq Stock Market LLC (Nasdaq Listing Rules), a majority of our directors must be independent directors Bader Almonawer, Dr. Victoria Medvec, Ph.D., Dr. Steven L. Giannotta and Jim Delshad are considered independent based on the listing standards of Nasdaq. In order to promote open discussion among independent directors, our Board intends to adopt a policy of regularly conducting executive sessions of independent directors at scheduled meetings led by the lead independent director and at such other times requested by other independent directors. Executive sessions shall not include Dr. Thomas Chen, M.D., Ph.D., Mr. Amir Heshmatpour or Dr. Ming-Fu Chiang.

Committees of our Board of Directors

Our Board of Directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operate pursuant to charters adopted by our Board of Directors. The Board of Directors may also establish other committees from time to time to assist our company and the board of directors. The composition and functioning of all of our committees complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, the Nasdaq Global Market and SEC rules and regulations, if applicable. Our committees’ charters are available on our website at www.neonc.com. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be part of this prospectus.

Audit Committee

Our audit committee consists of Bader Almonawer, Dr. Victoria Medvec, Ph.D and Jim Delshad. Our Board of Directors has determined that each of Bader Almonawer, Dr. Victoria Medvec, Ph.D. and Jim Delshad satisfies the independence requirements under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is Bader Almonawer, who our Board of Directors has determined is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our Board of Directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The principal duties and responsibilities of our audit committee include, among other things:

●	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

●	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

●	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

●	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

●	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

●	recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

●	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

●	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

●	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

●	reviewing quarterly earnings releases.

Compensation Committee

Our compensation committee consists of Bader Almonawer, Dr. Victoria Medvec, Ph.D and Jim Delshad. The chair of our compensation committee is Dr. Victoria Medvec, Ph.D. Our Board of Directors has determined that each of Bader Almonawer, Dr. Victoria Medvec, Ph.D. and Jim Delshad is independent under Nasdaq listing standards, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The principal duties and responsibilities of our compensation committee include, among other things:

●	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and based on such evaluation: (i) recommending to the board of directors the cash compensation of our Chief Executive Officer, and (ii) reviewing and approving grants and awards to our Chief Executive Officer under equity-based plans;

●	reviewing and recommending to the board of directors the cash compensation of our other executive officers;

●	reviewing and establishing our overall management compensation, philosophy, and policy;

●	overseeing and administering our compensation and similar plans;

●	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters and evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;

●	retaining and approving the compensation of any compensation advisors;

●	reviewing and approving our policies and procedures for the grant of equity-based awards;

●	reviewing and recommending to the board of directors the compensation of our directors; and

●	preparing the compensation committee report required by SEC rules, if and when required, to be included in our annual proxy statement.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Dr. Victoria Medvec, Ph.D, Jim Delshad and Dr. Steven L. Giannotta, Ph.D. The chair of our nominating and corporate governance committee is Jim Delshad. Our Board of Directors has determined that each of Dr. Victoria Medvec, Ph.D, Jim Delshad and Dr. Steven L. Giannotta is independent under Nasdaq listing standards.

The nominating and corporate governance committee’s responsibilities include, among other things:

●	developing and recommending to the board of directors’ criteria for board and committee membership;

●	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by shareholders;

●	reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

●	identifying individuals qualified to become members of the board of directors;

●	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

●	reviewing and recommending to the board of directors’ appropriate corporate governance guidelines; and

●	overseeing the evaluation of our board of directors.

Corporate Governance

We adopted a written code of ethics and business conduct that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions. A current copy of the code of ethics and business conduct is posted on the Governance Documents section of our website, which is located at www.neonc.com. The information on our website is deemed not to be incorporated in this prospectus or to be a part of this prospectus. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Scientific Advisory Board

We have assembled a scientific advisory board with expertise in oncology and clinical trials. The members of our scientific advisory board have made significant scientific contributions in their individual fields. Members of our scientific advisory board provide strategic advice to us in fields pertinent to gynecologic oncology and perform other such services as may be mutually determined by us and the scientific advisory board member. Our scientific advisory board meets on an as-needed basis, based on our need for advice in their fields of expertise from time to time.

We provide compensation for their time and on a per meeting basis to members of our scientific advisory board. We also reimburse each member of our scientific advisory board for all reasonable and necessary travel expenses in connection with the performance of his services. Our scientific advisory board includes: Axel H. Schönthal, Ph.D. and Dr. David M. Peereboom.

Board Leadership Structure

Our Board of Directors and management believe that the choice of whether the Chair of our Board of Directors should be an executive of our company, or a non-executive or independent director, depends upon a number of factors, taking into account the candidates for the position and the best interests of our company and our shareholders. Amir Heshmatpour serves as the Board Chair. Mr. Bader Almonawer will serve as lead independent director of our Board of Directors. As lead independent director, Mr. Bader Almonawer will preside over executive sessions of the independent directors and serves as a liaison between the independent directors and our management team.

Risk Oversight

Our Board oversees a company-wide approach to risk management. Our Board will determine the appropriate risk level for us generally, assess the specific risks faced by us and review the steps taken by management to manage those risks. While our Board has ultimate oversight responsibility for the risk management process, its committees will oversee risk in certain specified areas.

Specifically, our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our audit committee oversees the management of enterprise risks and financial risks, as well as potential conflicts of interest. Our Board is responsible for overseeing the management of risks associated with the independence of our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of our board of directors.

Director and Officer Indemnification Agreements

We entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated certificate of incorporation and amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

EXECUTIVE COMPENSATION

The following table provides certain information regarding compensation awarded to, earned by or paid to persons serving as our principal executive officer and our principal financial officer during the year ended December 31, 2024 and 2023.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	Other Compensation ($)	Total ($)
Dr. Thomas C. Chen – Chief Executive Officer(1)	2024	$212,000	$0	$0	$0	$0	$0	$0	$212,000
	2023	$194,333	$0	$0	$0	$0	$0	$0	$194,333
Patrick Walters – Chief Operating Officer(2)	2024	$195,000	$0	$0	$0	$0	$0	$0	$195,000
	2023	$178,750	$0	$0	$0	$0	$0	$0	$178,750
Keithly Garnett – Chief Financial Officer	2024	$179,000	$0	$0	$0	$0	$0	$0	$179,000
	2023	$164,083	$0	$0	$0	$0	$0	$0	$164,083

(1)	Dr. Chen served as our Chief Executive Officer until October 31, 2025 and is the Chief Medical Officer and Chief Scientific Officer of the Company.
(2)	Mr. Walters served as our Chief Financial Officer until April 7, 2023. Mr. Walters retired effective June 1, 2025.

In January 2024, 800,000 shares of restricted stock were granted to Dr. Thomas C. Chen, M.D., Ph.D. Two-thirds of such restricted stock will be time vested; one-third (1/3) will vest seven months after March 25, 2025 and one-third will vest in equal monthly installments over a one (1) year period commencing on the eighth month from March 25, 2025. The remaining one-third will be performance-based, the vesting of which will be predicate on certain performance metrics being met as set forth in Dr. Chen’s individual grant agreement.

In January 2024, 300,000 shares of restricted stock were granted to Patrick Walters. Two-thirds of such restricted stock will be time vested; one-third (1/3) will vest seven months after March 25, 2025 and one-third will vest in equal monthly installments over a one (1) year period commencing on the eighth month from March 25, 2025. The remaining one-third will be performance-based, the vesting of which will be predicate on certain performance metrics being met as set forth in Mr. Walter’s individual grant agreement. Effective June 1, 2025, the 300,000 restricted stock were forfeited upon Patrick Walters’ retirement from his position as Chief Operating Officer of the Company.

In January 2024, 360,000 shares of restricted stock were granted to Keithly Garnett. Two-thirds of such restricted stock will be time vested; one-third (1/3) will vest seven months after March 25, 2025 and one-third will vest in equal monthly installments over a one (1) year period commencing on the eighth month March 25, 2025. The remaining one-third will be performance-based, the vesting of which will be predicate on certain performance metrics being met as set forth in Mr. Garnett’s individual grant agreement.

In October 2024, 200,000 shares of restricted stock were granted to Dr. Thomas C. Chen, M.D., Ph.D, all of which will vest seven months after March 25, 2025.

In June 2025, 200,000 shares of restricted stock were granted to Josh Neman. One-third of the restricted stock will vest on January 5, 2026. One-third of the restricted stock will vest thereafter in twenty-nine (29) equal monthly installments. The remaining one-third will be performance-based, the vesting of which will be predicate on certain performance metrics being met as set forth in Mr. Neman’s individual grant agreement.

In January 2024, 1,000,000 shares of restricted stock were granted to Amir Heshmatpour. In October 2024, 200,000 shares of restricted stock were granted to Amir Heshmatpour. The forgoing restricted stock will vest one hundred percent (100%) seven months following March 25, 2025. In November 2025, 1,200,000 shares of restricted stock were granted to Amir Heshmatpour. One-half of the shares of restricted stock will vest on January 2, 2025. The remaining one-half of the shares of restricted stock will vest thereafter in twelve (12) equal monthly installments.

Employment Agreements

On January 4, 2024, the Company entered into an employment agreement, as amended (“Employment Agreement”) with Dr. Thomas C. Chen to serve as Chief Executive Officer and Chief Scientific Officer of the Company. The term of the Employment Agreement has commenced upon the effective date of the Company’s listing of its common stock on a national securities exchange on March 25, 2025 and will continue for a period of seven months. The term will automatically renew for successive one-year periods until either party delivers written notice of their intent not to renew at least fifteen days prior to the expiration of the then effective term. The Employment Agreement provided for a base salary of $212,000. In addition, Dr. Chen shall be eligible to participate in any bonus or incentive programs established by the Company. The Employment Agreement may be terminated by either the Company or Dr. Chen at any time and for any reason or for no reason at all, subject to the terms of the Employment Agreement. Upon termination with good cause of the Employment Agreement by Dr. Chen, Dr. Chen shall be entitled to receive (i) his base salary until the end of the three month severance period reduced by any cash remuneration paid to Dr. Chen during the severance period, and (ii) benefits. Dr. Chen’s employment may also be terminated by the Company at any time, with cause, death or disability (as defined in the Employment Agreement). Upon termination without cause of the Employment Agreement by the Company, Dr. Chen shall be entitled to receive (i) his base salary until the end of the severance period, and (ii) accrued compensation and benefits. Upon the termination of the Employment Agreement due to a permanent disability, Dr. Chen shall be entitled to receive payments equal to the base salary for the severance period. On October 31, 2025 the Company entered into a Third Amendment to the Employment Agreement with Dr. Chen, amending Dr. Chen’s existing employment agreement with the Company, dated as of January 4, 2024, as amended by that certain Amendment to Employment Agreement, dated as of July 12, 2024 and that certain Second Amendment to Employment Agreement, dated as of December 31, 2024 (as amended, the “Existing Employment Agreement”). Except as provided herein, all other terms of the Existing Employment Agreement remain the same. The Employment Agreement Amendment amends Dr. Chen’s title from Chief Executive Officer to Chief Medical Officer and Chief Scientific Officer.

On January 4, 2024, the Company entered into an employment agreement, as amended (“Employment Agreement”) with Patrick Walters to serve as Chief Operating Officer of the Company. The term of the Employment Agreement has commenced upon the effective date of the Company’s listing of its common stock on a national securities exchange on March 25, 2025 and will continue for a period of seven months. The term will automatically renew for successive one-year periods until either party delivers written notice of their intent not to renew at least fifteen days prior to the expiration of the then effective term. The Employment Agreement provided for a base salary of $195,000. In addition, Mr. Walters shall be eligible to participate in any bonus or incentive programs established by the Company. The Employment Agreement may be terminated by either the Company or Mr. Walters at any time and for any reason or for no reason at all, subject to the terms of the Employment Agreement. Upon termination with good cause of the Employment Agreement by Mr. Walters, Mr. Walters shall be entitled to receive (i) his base salary until the end of the three month severance period reduced by any cash remuneration paid to Mr. Walters during the severance period, and (ii) benefits. Mr. Walters’s employment may also be terminated by the Company at any time, with cause, death or disability (as defined in the Employment Agreement). Upon termination without cause of the Employment Agreement by the Company, Mr. Walters shall be entitled to receive (i) his base salary until the end of the severance period, and (ii) accrued compensation and benefits. Upon the termination of the Employment Agreement due to a permanent disability, Mr. Walters shall be entitled to receive payments equal to the base salary for the severance period. Upon Mr. Walters’ retirement effective June 1, 2025, the Employment Agreement was terminated.

On January 4, 2024, the Company entered into an employment agreement, as amended (“Employment Agreement”) with Keithly Garnett to serve as Chief Financial Officer of the Company. The term of the Employment Agreement has commenced upon the effective date of the Company’s listing of its common stock on a national securities exchange on March 25, 2025 and will continue for a period of seven months. The term will automatically renew for successive one-year periods until either party delivers written notice of their intent not to renew at least fifteen days prior to the expiration of the then effective term. The Employment Agreement provided for a base salary of $179,000. In addition, Mr. Garnett shall be eligible to participate in any bonus or incentive programs established by the Company. The Employment Agreement may be terminated by either the Company or Mr. Garnett at any time and for any reason or for no reason at all, subject to the terms of the Employment Agreement. Upon termination with good cause of the Employment Agreement by Mr. Garnett, Mr. Garnett shall be entitled to receive (i) his base salary until the end of the three month severance period reduced by any cash remuneration paid to Mr. Garnett during the severance period, and (ii) benefits. Mr. Garnett’s employment may also be terminated by the Company at any time, with cause, death or disability (as defined in the Employment Agreement). Upon termination without cause of the Employment Agreement by the Company, Mr. Garnett shall be entitled to receive (i) his base salary until the end of the severance period, and (ii) accrued compensation and benefits. Upon the termination of the Employment Agreement due to a permanent disability, Mr. Garnett shall be entitled to receive payments equal to the base salary for the severance period.

On June 5, 2025, the Company entered into an employment agreement (“Employment Agreement”) with Josh Neman to serve as Chief Clinical Officer of the Company. The term of the Employment Agreement will commence on June 5, 2025 and continue for a period of twelve months. The term will automatically renew for successive one-year periods until either party delivers written notice of their intent not to renew at least fifteen days prior to the expiration of the then effective term. The Employment Agreement provided for a base salary of $165,000. In addition, Mr. Neman shall be eligible to participate in any bonus or incentive programs established by the Company. The Employment Agreement may be terminated by either the Company or Mr. Neman at any time and for any reason or for no reason at all, subject to the terms of the Employment Agreement. Upon termination with good reason of the Employment Agreement by Mr. Neman, Mr. Neman shall be entitled to receive (i) his base salary until the end of the three month severance period reduced by any cash remuneration paid to Mr. Neman during the severance period, and (ii) benefits. Mr. Neman’s employment may also be terminated by the Company at any time, with cause, death or disability (as defined in the Employment Agreement). Upon termination without cause of the Employment Agreement by the Company, Mr. Neman shall be entitled to receive (i) his base salary until the end of the severance period, and (ii) accrued compensation and benefits. Upon the termination of the Employment Agreement due to a permanent disability, Mr. Neman shall be entitled to receive payments equal to the base salary for the severance period.

On October 31, 2025 the Company verbally agreed to the following terms of employment while a formal employment agreement is being negotiated. The Company will pay Mr. Heshmatpour $1 per year until his employment agreement is finalized. Mr. Heshmatpour is party to an indemnification agreement with the Company on the Company’s standard form of indemnification agreement entered into with each of its officers and directors. In connection with his appointment as Chief Executive Officer, Mr. Heshmatpour will be granted 1,200,000 shares of restricted stock pursuant to the Company’s 2023 Equity Incentive Plan. One-half of the shares of restricted stock will vest on January 2, 2025. The remaining one-half of the shares of restricted stock will vest thereafter in twelve (12) equal monthly installments.

Non-Employee Director Compensation

We did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors in 2024.

In February 2024, 50,000 shares of restricted stock were granted to Dr. Victoria Medvec, Ph.D. The forgoing restricted stock will vest one hundred percent (100%) seven months following March 25, 2025.

In February 2024, 50,000 shares of restricted stock were granted to Bader Almonawer. The forgoing restricted stock will vest one hundred percent (100%) seven months following March 25, 2025.

In February 2025, 50,000 shares of restricted stock were granted to each of Dr. Steven L. Giannotta, Jim Delshad and Dr. Ming-Fu Chiang. The forgoing restricted stock will vest one hundred percent (100%) seven months following March 25, 2025. In September 2025, an additional 10,000 restricted stock were granted to Dr. Ming-Fu Chiang in connection with his service on the Scientific Advisory Board. These restricted stock will vest over a 12 month period.

2023 Incentive Stock Plan

We have adopted a 2023 Incentive Stock Plan, as amended (the “2023 Plan”). An aggregate of 4,764,507 shares of our common stock is currently reserved for issuance and available for awards under the 2023 Plan, including incentive stock options granted under the 2023 Plan. The 2023 Plan administrator may grant awards to any employee, director, consultant, or other person providing services to us or our affiliates. A total of 4,345,000 restricted stock were granted to our executive officers, directors, advisory board members and employees further to the 2023 Plan as described below. The 2023 Plan is currently administered by the Board. The 2023 Plan administrator has the authority to determine, within the limits of the express provisions of the 2023 Plan, the individuals to whom awards will be granted, the nature, amount and terms of such awards and the objectives and conditions for earning such awards. The Board may at any time amend or terminate the 2023 Plan, provided that no such action may be taken that adversely affects any rights or obligations with respect to any awards previously made under the 2023 Plan without the consent of the recipient. No awards may be made under the 2023 Plan after the tenth anniversary of its effective date.

Awards under the 2023 Plan may include incentive stock options, nonqualified stock options, restricted shares of common stock and restricted stock units.

Stock Options. The 2023 Plan administrator may grant to a participant options to purchase our common stock that qualify as incentive stock options for purposes of Section 422 of the Internal Revenue Code (“incentive stock options”), options that do not qualify as incentive stock options (“non-qualified stock options”) or a combination thereof. The terms and conditions of stock option grants, including the quantity, price, vesting periods, and other conditions on exercise will be determined by the 2023 Plan administrator. The exercise price for stock options will be determined by the 2023 Plan administrator in its discretion, but non-qualified stock options and incentive stock options may not be less than 100% of the fair market value of one share of our company’s common stock on the date when the stock option is granted. Additionally, in the case of incentive stock Options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise price may not be less than 110% of the fair market value of one share of common stock on the date the stock option is granted. Stock options must be exercised within a period fixed by the 2023 Plan administrator that may not exceed ten years from the date of grant, except that in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise period may not exceed five years. At the 2023 Plan administrator’s discretion, payment for shares of common stock on the exercise of stock options may be made in cash, shares of our common stock held by the participant or in any other form of consideration acceptable to the 2023 Plan administrator (including one or more forms of “cashless” or “net” exercise).

Restricted Shares and Restricted Units. The 2023 Plan administrator may award to a participant shares of common stock subject to specified restrictions. Restricted shares, or restricted stock units, are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified forfeiture period and/or the attainment of specified performance targets over the forfeiture period.

In January 2024, 800,000 shares of restricted stock were granted to Dr. Thomas C. Chen, M.D., Ph.D. Two-thirds of such restricted stock will be time vested; one-third (1/3) will vest seven months after March 25, 2025 and one-third will vest in equal monthly installments over a one (1) year period commencing on the eighth month from March 25, 2025. The remaining one-third will be performance-based, the vesting of which will be predicate on certain performance metrics being met as set forth in Dr. Chen’s individual grant agreement.

In January 2024, 300,000 shares of restricted stock were granted to Patrick Walters. Two-thirds of such restricted stock will be time vested; one-third (1/3) will vest seven months after March 25, 2025 and one-third will vest in equal monthly installments over a one (1) year period commencing on the eighth month from March 25, 2025. The remaining one-third will be performance-based, the vesting of which will be predicate on certain performance metrics being met as set forth in Mr. Walter’s individual grant agreement. Effective June 1, 2025, the 300,000 restricted stock were forfeited upon Patrick Walters’ retirement from his position as Chief Operating Officer of the Company.

In January 2024, 360,000 shares of restricted stock were granted to Keithly Garnett. Two-thirds of such restricted stock will be time vested; one-third (1/3) will vest seven months after March 25, 2025 and one-third will vest in equal monthly installments over a one (1) year period commencing on the eighth month from March 25, 2025. The remaining one-third will be performance-based, the vesting of which will be predicate on certain performance metrics being met as set forth in Mr. Garnett’s individual grant agreement.

In January 2024, 1,000,000 shares of restricted stock were granted to Amir Heshmatpour. The forgoing restricted stock will vest one hundred percent (100%) seven months following March 25, 2025.

In February 2024, 50,000 shares of restricted stock were granted to Dr. Victoria Medvec, Ph.D. The forgoing restricted stock will vest one hundred percent (100%) seven months following March 25, 2025.

In February 2024, 50,000 shares of restricted stock were granted to Bader Almonawer. The forgoing restricted stock will vest one hundred percent (100%) seven months following March 25, 2025.

In October 2024, 200,000 shares of restricted stock were granted to each of Dr. Thomas C. Chen, M.D., Ph.D and Amir Heshmatpour. The forgoing restricted stock will vest one hundred percent (100%) seven months following March 25, 2025.

In February 2025, 50,000 shares of restricted stock were granted to each of Dr. Steven L. Giannotta, Jim Delshad and Dr. Ming-Fu Chiang. The forgoing restricted stock will vest one hundred percent (100%) seven months following March 25, 2025.

In June 2025, 200,000 shares of restricted stock were granted to Josh Neman. One-third of the restricted stock will vest on January 5, 2026. One-third of the restricted stock will vest thereafter in twenty-nine (29) equal monthly installments. The remaining one-third will be performance-based, the vesting of which will be predicate on certain performance metrics being met as set forth in Mr. Neman’s individual grant agreement.

In November 2025, 1,200,000 shares of restricted stock were granted to Amir Heshmatpour. One-half of the shares of restricted stock will vest on January 2, 2025. The remaining one-half of the shares of restricted stock will vest thereafter in twelve (12) equal monthly installments. 70,000 shares of restricted stock were granted to Grace Fisher, with half vesting immediately, and the remaining shares will vest two months later with ten (10) equal monthly installments. Dr. Henry Friedman as was also granted 15,000 additional shares of restricted stock, with half vesting immediately, and the remaining shares will vest two months later with ten (10) equal monthly installments. Dr. Henry Friendman was previously granted 10,000 shares of restricted stock in September 2025, with half vesting immediately, and the remaining shares vesting in equal installments over a ten (10) month period.

With respect to that potion of the aforementioned restricted stock that vest based upon performance criteria, the Board determined that it would be to the competitive advantage and interest of the Company and its stockholders to grant an award of restricted stock the vesting of which will be predicate on certain performance metrics being met as a whole, as an inducement to remain in the service of our Company and as an incentive for increased efforts during such service.

The number of restricted stock issued with performance criteria vesting metrics that are ultimately vested with respect to each grantee will depend upon the achievement of such performance metrics, taken as a whole, as set forth in each individual grant agreement. The actual number of such restricted stock vested with respect to each grantee will be determined at meetings of the Compensation Committee of the Board (the “Committee”) to be held semi-annually following the completion of the year ended December 31 at which time the Committee will certify whether it believes in its sole discretion that sufficient performance criteria have been satisfied to justify the vesting, in whole or in part, of such restricted stock. The Committee may certify in its sole discretion that all, none or a percentage of such performance based grants should be deemed vested and the grantee will acknowledge that certification shall be binding and non-appealable and that he/she shall have no legal right to contest such certification.

The Committee is permitted to waive any vesting conditions applicable to any stock award or grant of restricted stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth:

●	certain information regarding the beneficial ownership of our voting securities as of the date of this prospectus by (i) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our voting securities, (ii) each of our executive officers, (iii) each of our directors and (iv) all of our directors and executive officers as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their common stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their common stock.

As of December 10, 2025, there are 23,970,791 shares of common stock and no shares of preferred stock issued and outstanding. In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the common stock issuable pursuant to options and warrants that are exercisable or settled within 60 days of the date of this prospectus. Shares of common stock issuable pursuant to options and warrants are deemed outstanding for computing the percentage of the class beneficially owned by the person holding such securities but are not deemed outstanding for computing the percentage of the class beneficially owned by any other person.

Unless otherwise indicated, the business address of each of the individuals and entities named below is c/o NeOnc Technologies, Inc., c/o NeOnc Technologies Holding, Inc., 23975 Park Sorrento, Suite 205, Calabasas, CA 91302.

Name and address of Beneficial Owner	Common Stock Shares	%
5% Stockholders:
HCWG LLC(1)	1,024,478	4.3%
Executive Officers, Directors and Director Nominees
Dr. Thomas C. Chen, M.D., Ph.D.(2)	4,647,563	19.4%
Josh Neman(3)	68,310	*
Keithly Garnett(4)	204,953	*
Amir Heshmatpour(5)	7,512,140	31.3%
Dr. Victoria Medvec, Ph.D.(6)	50,160	*
Bader Almonawer(7)	50,160	*
Dr. Steven L. Giannotta(8)	50,160	*
Jim Delshad(9)	55,260	*
Dr. Ming-Fu Chiang, M.D., Ph.D.(10)	1,790,049	7.5%
Directors, Director Nominees and Executive Officers as a Group (9 persons)	14,428,755	60.2%

*	Less than 1%.

(1)

HCWG LLC is owned 25.1% by Amir Heshmatpour, 25.5% by Thomas C. Chen M.D., Ph.D., 7.7% by Patrick Walters, 4.3% by The Hilkiah Group LLC, of which Keithly Garnett is the sole member and manager, and 37.5% by Alan Chiang. The address of HCWG LLC is 6363 Lunita Road, Malibu, CA 90265.

(2)	Represents shares of our common stock held of record by TR Chen Third Family Limited Partnership over which Dr. Chen and Dr. Chen’s spouse, Rosa Chen, exercise sole voting and investment control. The address of TR Chen Third Family Limited Partnership is c/o NeOnc Technologies Holding, Inc., 23975 Park Sorrento, Suite 205, Calabasas, CA 91302. In January 2024, 800,000 shares of restricted stock were granted to Dr. Thomas C. Chen, M.D., Ph.D. Two-thirds of such restricted stock will be time vested; one-third (1/3) vested on October 25, 2025 and one-third will vest in equal monthly installments over a one (1) year period commencing on November 1, 2025. The remaining one-third will be performance-based, the vesting of which will be predicate on certain performance metrics being met as set forth in Dr. Chen’s individual grant agreement. In October 2024, 200,000 shares of restricted stock were granted to Dr. Thomas C. Chen, M.D., Ph.D., all of which vested on October 25, 2025. Includes 261,603 shares through beneficial ownership of HCWG LLC. 888,148 common stock were held by Neucen Biomedical Co. LTD. Additionally, he purchased a total of 5,868 shares in May 2025.
(3)	In June 2025, 200,000 shares of restricted stock were granted to Josh Neman. One-third of the restricted stock will vest on January 1, 2026. One-third of the restricted stock will vest thereafter in twenty-nine (29) equal monthly installments. The remaining one-third will be performance-based, the vesting of which will be predicated on certain performance metrics being met as set forth in Mr. Neman’s individual grant agreement.
(4)	In January 2024, 360,000 shares of restricted stock were granted to Keithly Garnett. Two-thirds of such restricted stock will be time vested; one-third (1/3) vested on October 25, 2025 and one-third will vest in equal monthly installments over a one (1) year period commencing on November 1, 2025. The remaining one-third will be performance-based, the vesting of which will be predicate on certain performance metrics being met as set forth in Mr. Garnett’s individual grant agreement. Includes 43,601 shares through beneficial ownership of HCWG LLC. Additionally, he purchased a total of 900 between May and November 2025.
(5)

In January 2024, 1,000,000 shares of restricted stock were granted to Amir Heshmatpour. In October 2024, 200,000 shares of restricted stock were granted to Amir Heshmatpour. The foregoing restricted stock vested one hundred percent (100%) on October 25, 2025. Includes 257,109 shares through beneficial ownership of HCWG LLC.

Includes (i) 3,714,020 shares of our common stock held of record by AFH Holding and Advisory, LLC, of which Mr. Heshmatpour is the sole member and over which he has sole voting and investment control; (ii) 550,000 shares of our common stock held of record by KIG LLC of which Mr. Heshmatpour’s spouse, Kathy Heshmatpour, exercises sole voting and investment control; (iii) 275,000 shares held by Angelina Heshmatpour, the minor daughter of Mr. Heshmatpour, and (iv) 275,000 shares held by Amir Heshmatpour. The address of AFH Holding and Advisory, LLC is c/o NeOnc Technologies Holding, Inc., 23975 Park Sorrento, Suite 205, Calabasas, CA 91302. Additionally, he received 650,000 shares that will vest within the next 60 days.

(6)	In February 2024, 50,000 shares of restricted stock were granted to Dr. Victoria Medvec, Ph.D. The foregoing restricted stock vested one hundred percent (100%) on October 25, 2025. Additionally, she received 160 shares as a transfer from Dr. Chen and Amir Heshmatpour (collectively).
(7)	In February 2024, 50,000 shares of restricted stock were granted to Bader Almonawer. The foregoing restricted stock vested one hundred percent (100%) on October 25, 2025. Additionally, he received 160 shares as a transfer from Dr. Chen and Amir Heshmatpour (collectively).
(8)	In February 2025, 50,000 shares of restricted stock were granted to Dr. Steven L. Giannotta. The foregoing restricted stock vested one hundred percent (100%) on October 25, 2025. Additionally, he received 160 shares as a transfer from Dr. Chen and Amir Heshmatpour (collectively).
(9)	In February 2025, 50,000 shares of restricted stock were granted to Jim Delshad. The foregoing restricted stock vested one hundred percent (100%) on October 25, 2025. Additionally, he received 160 shares as a transfer from Dr. Chen and Amir Heshmatpour (collectively). Subsequently, a total of 5,100 shares between March 2025 and May 2025.
(10)	Includes 340,216 shares of our common stock held of record by Dr. Ming-Fu Chiang. In February 2025, 50,000 shares of restricted stock were granted to Dr. Ming-Fu Chiang. The forgoing restricted stock vested one hundred percent (100%) on October 25, 2025. In September 2025, 10,000 shares of restricted stock were granted to Dr. Ming-Fu Chiang. Includes 383,684 shares through beneficial ownership of HCWG LLC. 488,196 shares of common stock were held by family members. 488,148 common stock were held by Neucen Biomedical Co. LTD. And 29,309 common stock were held by Orion Biotech.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than as disclosed below, and except for the compensation arrangements and regular salary and bonus payments made to our directors and officers in the ordinary course of business as described in “Executive Compensation,” there have been no transactions since January 1, 2022, or any currently proposed transaction or series of similar transactions to which our company was or is to be a party, in which the amount involved exceeds $120,000 and in which any current or former director or officer of our company, any 5% or greater shareholder of our company or any member of the immediate family of any such persons had or will have a direct or indirect material interest.

Letter of Intent – AFH Holdings and Advisory, LLC

On December 19, 2022, NeOnc Technologies, Inc. entered into an engagement agreement with AFH Holdings and Advisory, LLC (“AFH”). Amir Heshmatpour is the sole member and managing director of AFH and a member of NeOnc’s Board of Directors. AFH was engaged to assist NeOnc Technologies, Inc. in connection with its intent to effect a public listing. AFH was retained to assist NeOnc Technologies, Inc. with investor presentations and decks, coordinate the retention of an investment banker for an initial public offering, identify legal and accounting professionals to assist in connection with such public offering, identify investor relations/public relations firms, advise on private capital markets activities prior to the initial public offering and coordinate the closing process for the offering, and earned $500,000 during the year ended December 31, 2023. AFH agreed to advance costs of up to $500,000 for such professionals on our behalf to be to be paid off with proceeds of the short term loan provided to us by HCWG LLC. As of December 31, 2023, no amounts were outstanding further to such agreement. NeOnc Technologies, Inc. also agreed to effect a share exchange with NeOnc Technologies Holdings, Inc., a special purpose entity substantially beneficially owned by Amir Heshmatpour and his affiliates.

On April 7, 2023, NeOnc Technologies, Inc. entered into a Share Exchange Agreement (the “Share Exchange”) with NeOnc Technologies Holdings, Inc., whereby all of the shareholders of NeOnc Technologies, Inc. exchanged their stock in NeOnc Technologies, Inc. for a total of 10,500,000 shares of common stock in NeOnc Technologies Holdings, Inc. As a result, all shareholders of NeOnc Technologies, Inc. became shareholders of NeOnc Technologies Holdings, Inc. and NeOnc Technologies, Inc. became a wholly-owned subsidiary of NeOnc Technologies Holdings, Inc. At the consummation of this transaction, Amir Heshmatpour, AFH, and their affiliated entities, individuals, or assignees owned an aggregate of 34.4% of the fully diluted issued and outstanding common shares of NeOnc Technologies Holdings, Inc. For the year ended December 31, 2022, NeOnc Technologies Holdings, Inc. had no operations or assets other than cash paid by its shareholders for their shares ($450 in the aggregate) and liabilities of $50,000 pertaining to an amount owing to Mr. Heshmatpour for a professional retainer paid by him on behalf of our company.

In addition, NeOnc Technologies, Inc. agreed to retain AFH as an exclusive advisor on all financing and mergers and acquisitions for a period of two (2) years from the closing of a public offering.

On July 12, 2024, the Company amended the AFH advisory agreement section to allow for an upfront payment on the listing date of $2,500,000 and the remining amount of $8,828,565 to be paid in equal monthly installments for one year. AFH was paid a fee of $500,000 for the amendment. Mr. Heshmatpour was paid $2,500,000 following the direct listing.

Transactions with USC

On March 9, 2009, we entered into an exclusive license agreement with USC, pursuant to which USC granted a license to use certain patented technology related to the use of monoterpenes as a solvent, specifically perillyl alcohol. This technology is the basis of the current products under development by us. We agreed to issue USC 560,000 additional shares of our common stock and issued such shares in October 2023. Additionally, pursuant to the USC Agreement, we (1) paid USC an upfront royalty payment of $20,000, (2) granted USC 117,236 shares of common stock, (3) will pay USC an earned royalty of 2% of Net Sales (as that term is defined in the USC Agreement), and (4) has paid and will continue to pay annual maintenance royalties of: $5,000 due January 1, 2011, $5,000 due January 1, 2012, $10,000 due January 1, 2013, and $20,000 due January 1 thereafter. We have not paid any earned royalties date, since no products are being sold using such technology.

On November 19, 2023, the Company and USC entered into an Amended and Restated Exclusive License Agreement (the “Restated Agreement”). The Restated Agreement addressed and clarified certain reporting obligations of the Company under the license agreement with USC dated March 9, 2009, and addressed certain financial and other obligations, defaults, and deficiencies in connection with the Company’s performance.

In connection with the Restated Agreement, the Company recorded additional license fees in the amount of $230,000 to cure deficiencies in the existing license agreement related to unpaid sub-license fees within license expense in the accompanying consolidated statement of operations for the year ended December 31, 2023, and accrued within accounts payable – related parties in the accompanying consolidated balance sheet as of December 31, 2023.

We also utilize laboratory services from USC. We have incurred approximately $461,000 and $326,000 of research and development-related costs from USC for the years ended December 31, 2024 and 2023, respectively. We incurred approximately $20,000 and $41,000 of patent maintenance and legal-related expenses for the years ended December 31, 2024 and 2023, respectively. At December 31, 2024 and 2023, we owed USC approximately $272,328 and $277,000, respectively. From time to time prior to January 1, 2023, the Company has been unable to reimburse USC for such costs. Therefore, USC deducted certain amounts due to the Chairman for compensation for his services as faculty at USC to satisfy the amounts due from the Company to USC. In 2024, the Company reached an agreement to convert a portion of amount owed as of such date in the amount of $1,377,096 to 114,758 common shares at $12 per share (the share price of the most recent financing round) and is recorded as a portion of the common stock issued for settlement of vendor payable in the Consolidated Statements of Changes in Shareholders’ Deficit for December 31, 2024.

Accrued compensation

The Company has incurred $785,996 and $798,743 for the years ended December 31, 2024 and 2023, respectively for compensation to the management team, all of whom are shareholders. This compensation is recorded in the consolidated statement of operations as part of general and administrative expenses. The amount accrued for compensation for the management team was $693,163 and $1,091,243 as of December 31, 2024 and 2023, respectively, and $255,099 as of September 30, 2025. On June 14, 2024, the Company reached an agreement with the management team to convert $412,500 of the outstanding accrued compensation to 34,375 shares of common stock at $12 per share.

Short-term loans

In April 2023, we entered into a non-interest bearing, non-convertible promissory note with HCWG LLC. HCWG LLC is owned 31.25% by Amir Heshmatpour, 18.75% by Dr. Thomas Chen, 18.75% by Dr. Alan Chiang (a former director), 15.625% by Patrick Walters and 15.625% by The Hilkiah Group LLC (an entity wholly-owned by Keithly Garnett, our Chief Financial Officer). Borrowings under the Bridge Loan carry a 50% (or 1 times cash amounts borrowed) original issue discount (“OID”) on principal and through subsequent amendments the maximum cash borrowing was increased to $10,000,000 at December 31, 2023. The outstanding amounts under this Bridge Loan are payable at the earlier of the IPO date or December 4, 2024, (the “Maturity Date”).

Through December 31, 2024 and 2023, the Company had received under the Bridge Loan an aggregate of 7,337,408 and $5,968,987, respectively. The OID was recognized ratably over the term of each draw-down under the Bridge Loan through the Maturity Date unless settled earlier, at which point the accretion is accelerated. Accretion of the OID for the year ended December 31, 2024 and 2023, amounted to $2,557,055 and 2,721,747, respectively, and are included in interest expense in the accompanying consolidated statement of operations. Summary of the bridge loan activity for the years ended December 31, 2024 and 2023, respectively, is as follows:

	For the year ended December 31, 2024	For the year ended December 31, 2023
Bridge loan roll-forward

Principal outstanding	$9,802,697	$-
Borrowings	1,368,422	5,968,987
OID	1,368,422	5,968,987
Repayments	(791,077)	(2,135,277)
Total principal outstanding before conversion	11,748,464	9,802,697
Conversion to common stock	(11,748,464)	-
Principal; outstanding	$-	$9,802,697

For the year ended December 31, 2023
Bridge loan

Principal Outstanding	$9,802,697
Less: Unrecognized OID	(3,247,240)
Total:	$6,555,457

On June 14, 2024, the Company reached an agreement with HCWG to convert the outstanding principal and interest on the Bridge Loan totaling $11,748,464 to 979,039 shares of common stock at $12 per share. The fair value of the common stock issued for the conversions was valued based upon the pricing from a recent financing round which was $12 a share. The difference between the carrying value of the debt as of the date of the extinguishment of $9,678,541 and the fair value of the shares issued to settle to the debt as of the date of the extinguishment of $11,748,464 is recorded as a loss on extinguishment of Bridge Loan in the accompanying consolidated statement of operations in the amount of $2,069,923. As a result of this conversion, the Bridge Loan was terminated and is no longer available to us for borrowing.

Advances – Executive Chairman of the Board

In February 2025, Mr. Heshmatpour advanced the Company approximately $300,000. The advances carry a 50% (or 1 times amounts borrowed) original issue discount (“OID”) on the principal. In the event of default, interest is payable at on any unpaid balance at a rate of 10% per annum. Mr. Heshmatpour is to receive a total of $600,000 upon repayment of such advances, including OID, absent default. The Company shall pay the Executive Chairman the entire unpaid principal balance on the earlier of one year following the date of the effective date of the agreement or the date of the direct listing on the Nasdaq Global Market. The Company paid Mr. Heshmatpour the unpaid principal balance following the Company’s direct listing.

Stock-Based Compensation

As of December 31, 2022 there were 24,328 vested stock options outstanding under the 2013 Option Plan, which were cancelled in January 2023. These options had a weighted average exercise price of $0.36 per share. There were no grants during the year ended December 31, 2024 and 2023. As of December 31, 2024 and 2023, there were no stock options outstanding. There is no further activity expected under the 2013 Option Plan.

In January 2024, 800,000 shares of restricted stock were granted to Dr. Thomas C. Chen, M.D., Ph.D. Two-thirds of such restricted stock will be time vested; one-third (1/3) will vest seven months after March 25, 2025 and one-third will vest in equal monthly installments over a one (1) year period commencing on the eighth month from March 25, 2025. The remaining one-third will be performance-based, the vesting of which will be predicate on certain performance metrics being met as set forth in Dr. Chen’s individual grant agreement.

In January 2024, 300,000 shares of restricted stock were granted to Patrick Walters. Two-thirds of such restricted stock will be time vested; one-third (1/3) will vest seven months after March 25, 2025 and one-third will vest in equal monthly installments over a one (1) year period commencing on the eighth month from March 25, 2025. The remaining one-third will be performance-based, the vesting of which will be predicate on certain performance metrics being met as set forth in Mr. Walter’s individual grant agreement. Effective June 1, 2025, the 300,000 shares of restricted stock were forfeited upon Patrick Walters’ retirement from his position as Chief Operating Officer of the Company.

In January 2024, 360,000 shares of restricted stock were granted to Keithly Garnett. Two-thirds of such restricted stock will be time vested; one-third (1/3) will vest seven months after March 25, 2025 and one-third will vest in equal monthly installments over a one (1) year period commencing on the eighth month from March 25, 2025. The remaining one-third will be performance-based, the vesting of which will be predicate on certain performance metrics being met as set forth in Mr. Garnett’s individual grant agreement.

In January 2024, 1,000,000 shares of restricted stock were granted to Amir Heshmatpour. The forgoing restricted stock will vest one hundred percent (100%) seven months following March 25, 2025.

In February 2024, 50,000 shares of restricted stock were granted to Dr. Victoria Medvec, Ph.D. The forgoing restricted stock will vest one hundred percent (100%) seven months following March 25, 2025.

In February 2024, 50,000 shares of restricted stock were granted to Bader Almonawer. The forgoing restricted stock will vest one hundred percent (100%) seven months following March 25, 2025.

In October 2024, 200,000 shares of restricted stock were granted to each of Amir Heshmatpour and Dr. Thomas C. Chen, M.D., Ph.D. The forgoing restricted stock will vest one hundred percent (100%) seven months following March 25, 2025.

In February 2025, 50,000 shares of restricted stock were granted to each of Dr. Steven L. Giannotta, Jim Delshad and Dr. Ming-Fu Chiang. The forgoing restricted stock will vest one hundred percent (100%) seven months following March 25, 2025.

In June 2025, 200,000 shares of restricted stock were granted to Josh Neman. One-third of the restricted stock will vest on January 5, 2026. One-third of the restricted stock will vest thereafter in twenty-nine (29) equal monthly installments. The remaining one-third will be performance-based, the vesting of which will be predicate on certain performance metrics being met as set forth in Mr. Neman’s individual grant agreement.

In November 2025, 1,200,000 shares of restricted stock were granted to Amir Heshmatpour. One-half of the shares of restricted stock will vest on January 2, 2025. The remaining one-half of the shares of restricted stock will vest thereafter in twelve (12) equal monthly installments. 70,000 shares of restricted stock were granted to Grace Fisher, with half vesting immediately, and the remaining shares will vest two months later with ten (10) equal monthly installments. Dr. Henry Friedman as was also granted 15,000 additional shares of restricted stock, with half vesting immediately, and the remaining shares will vest two months later with ten (10) equal monthly installments. Dr. Henry Friendman was previously granted 10,000 shares of restricted stock in September 2025, with half vesting immediately, and the remaining shares vesting in equal installments over a ten (10) month period.

Vesting of the restricted stock above was contingent on the completion of a listing on NASDAQ. Due to the listing condition, these restricted stock were not considered issued for accounting purposes as of December 31, 2024 and no fair value charge has been recognized in our consolidated statement of operations to these restricted stock as of December 31, 2024.

Collaboration and License Agreement between NeOnc and Orient EuroPharma Co., Ltd.

On November 8, 2013, we entered into a Collaboration and License Agreement with Orient EuroPharma Co., Ltd. (“OEP”), which is partially owned by Alan Chiang, a former director, pursuant to which NeOnc licensed OEP the right to commercialize NEO100. On February 20, 2024, OEP and the Company entered into a settlement agreement whereas the Company and OEP terminated the OEP Agreement in exchange for a payment in the amount of $4,000,000 payable by the Company to OEP within ten days of the close of our initial public offering.

License Agreement by and between NeOnc Technologies and Neucen Biomedical Co., Ltd

On December 5, 2015, we previously entered into a License Agreement with Neucen Biomedical Co. Ltd. (“Neucen”), which is owned in part by the spouse of Dr. Alan Chiang and Thomas Chen, pursuant to which NeOnc licensed to Neucen the right to commercialize NEO212. We terminated this License Agreement on May 30, 2023.

Brownstone Note

On February 17, 2022, the Company issued R & J Brownstone Trust dated September 17, 2001 (“Brownstone”) a Convertible Promissory Note (the “Brownstone Note”) in the amount of $50,000. On January 31, 2024, the Company assigned the Brownstone Note to HCWG LLC (a related party). On January 31, 2024, the Note was assigned to HCWG LLC (an entity owned by certain of our shareholders, directors, and officers) and the Note was amended to increase the principal balance to $62,500.

Line of Credit Agreement

On October 11, 2024, the Company entered into a Line of Credit Agreement with HCWG for borrowings of up to $10.0 million. Borrowings under the Line of Credit Agreement bear interest at 10.0% per annum with interest payments due on the first business day of each calendar month, with unpaid principal due by October 12, 2027. In connection therewith, the Company issued HCWG a five-year warrant to purchase up to 312,500 shares of its common stock at a per share exercise price of $12.00. The interest rate increases to 14% if the Line of Credit Agreement is extended. In April 2025, following the cashless exercise of the warrant, 162,500 shares of Company common stock were issued to HCWG.

DESCRIPTION OF SECURITIES

General

The following description summarizes the most important terms of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to the Registration Statement of which this prospectus is a part, and by the applicable provisions of Delaware law.

Our authorized capital stock consists of 110,000,000 shares of capital stock, of which (i) 100,000,000 shares are common stock with a par value $0.0001 per share and (ii) 10,000,000 shares are preferred stock with a par value of $0.0001 per share. All of our authorized shares of preferred stock are undesignated. As of December 9, 2025, there are 23,970,792 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

Voting Rights

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders, including the election of directors. Such holders are not entitled to vote cumulatively for the election of directors. Our amended and restated certificate of incorporation establishes a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of our shareholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock, voting as a single class, will be required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to amending our amended and restated bylaws and our amended and restated certificate of incorporation, the classified structure of our board of directors, the size of our board of directors, removal of directors, director liability, vacancies on our board of directors, special meetings, shareholder notices, actions by written consent, and exclusive jurisdiction.

Dividends

Subject to preferences that may be applicable to any outstanding preferred stock, our common shareholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. We have never declared or paid any cash dividends on our capital stock. We currently expect to retain future earnings, if any, to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future. See the section titled “Dividend Policy” for further information.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, our common shareholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

No Preemptive or Similar Rights

Our common shareholders have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, our board of directors is authorized, without action by the shareholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series and to designate the powers, preferences and rights of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

●	impairing dividend rights of the common stock;

●	diluting the voting power of the common stock;

●	impairing the liquidation rights of the common stock; and

●	delaying or preventing a change in control of us without further action by the shareholders

Convertible Promissory Note

In 2022, NeOnc Technologies, Inc. issued a $50,000 convertible note to a shareholder due August 30, 2023 (“Note”). The Note bears interest at 2% per annum and is convertible. The Note and all accrued interest thereon is convertible, at the option of the noteholder, into the class and series of equity securities (“Conversion Stock”) that is sold by us in its next issuance of equity securities in a Financing Transaction (as defined below), consummated after the issuance date of the note. A Financing Transaction is a sale, other than in an initial public offering, of equity securities by us to investors for cash. The Financing Transaction does not include the issuance of stock, options, or warrants to service providers in connection with the rendition of such services or to third parties in connection with the contribution of non-cash assets to us. The number of shares of Conversion Stock to be issued to the noteholder upon such conversion shall be equal to the quotient obtained by dividing (i) the entire principal amount of the Note plus accrued interest by (ii) the Financing Transaction conversion price, which shall be equal to 75% of the price paid for one share of Conversion Stock by the investors in the Financing Transaction. The entire principal amount of and accrued interest of the Note shall automatically be converted, without further action on the part of the noteholder or us, into the class and series of stock issued by us, at the closing of an initial public offering. The number of shares of stock to be issued to the holder upon such conversion shall be equal to the quotient obtained by dividing (i) the entire principal amount of the Note plus accrued interest by (ii) the initial public offering conversion price, which shall be equal to 75% of the price paid for one share of Conversion Stock by the investors in the initial public offering. On January 31, 2024, the Note was assigned to HCWG LLC (an entity owned by certain shareholders, directors, and officers of the Company). Additionally, as part of the assignment, the Note was amended to increase the principal balance to $62,500, amend the maturity date to the date that the Company completes its initial public offering, and the Note was subordinated to the Bridge Loan (defined herein).

Anti-Takeover Provisions

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Because our shareholders do not have cumulative voting rights, our shareholders holding a plurality of the outstanding shares of common stock outstanding will be able to elect all of our directors. Our amended and restated certificate of incorporation and our amended and restated bylaws provide for shareholder actions at a duly called meeting of shareholders. A special meeting of shareholders may be called by a majority of our board of directors, the chair of our board of directors, or our chief executive officer or president. Our amended and restated bylaws will establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of our shareholders, including proposed nominations of persons for election to our board of directors.

As described above in “Management—Corporate Governance,” in accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms.

The foregoing provisions will make it more difficult for our existing shareholders to replace our Board of Directors as well as for another party to obtain control of us by replacing our Board of Directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing shareholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board of Directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested shareholder for a period of three years after the date that such shareholder became an interested shareholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

●	upon closing of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested shareholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the shareholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested shareholder.

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested shareholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested shareholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested shareholder; or

●	the receipt by the interested shareholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested shareholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested shareholder status did own, 15% or more of the outstanding voting stock of the corporation.

Exclusive forum for adjudication of disputes provision which limits the forum to the Delaware Court of Chancery for certain shareholder litigation matters actions against us, which may limit an investor’s ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or shareholders.

Our amended and restated bylaws dictate that, unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery (or, if the Delaware Court of Chancery does not have jurisdiction, the federal district court for the State of Delaware) is, to the fullest extent permitted by law, the sole and exclusive forum for certain actions including derivative action or proceeding brought on our behalf; an action asserting a breach of fiduciary duty owed by any current or former officer, director, employee or to the shareholders of our company; any claim arising under Delaware corporate law, our certificate of incorporation or our bylaws, as amended from time to time; and any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the provisions of our amended and restated bylaws.

However, this provision of our amended and restated bylaws will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Furthermore, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder. We note, however, that Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. There is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

A Delaware corporation is allowed to mandate in its corporate governance documents a chosen forum for the resolution of state law-based shareholder actions, derivative suits and other intra-corporate disputes. With respect to such state law claims, our management believes limiting state law based claims to Delaware will provide the most appropriate outcomes as the risk of another forum misapplying Delaware law is avoided, Delaware courts have a well-developed body of case law and limiting the forum will preclude costly and duplicative litigation and avoids the risk of inconsistent outcomes. Additionally, Delaware Chancery Courts can typically resolve disputes on an accelerated schedule when compared to other forums.

The choice of forum provisions contained in our amended and restated bylaws may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company or any of our directors, officers, other employees or shareholders, which may discourage lawsuits with respect to such claims. Alternatively, the enforceability of similar choice of forum provisions in other issuers’ bylaws and certificates of incorporation has been challenged in legal proceedings, and it is possible that in connection with any applicable action brought against our company, a court could find the choice of forum provisions contained in our bylaws, as amended. to be inapplicable or unenforceable in such action. As a result, we could incur additional costs associated with resolving such actions in other jurisdictions, which could harm our business, operating results and financial condition.

Transfer Agent and Registrar

We have appointed VStock Transfer LLC, 18 Lafayette Pl Woodmere, NY 11598, telephone: (212) 828-8436, as the transfer agent for our common stock

Trading Symbol and Market

Our shares of common stock are listed on the Nasdaq Global Market under the symbol “NTHI”.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, our common stock is quoted on the Nasdaq Global Market under the symbol “NTHI.” Future sales of substantial amounts of our common stock, including shares issued on the exercise of outstanding options, in the public market after this offering, or the possibility of these sales or issuances occurring, could adversely affect the prevailing market price for our common stock or impair our ability to raise equity capital.

As of December 10, 2025, a total of 23,970,791 shares of our common stock are outstanding. Of these shares, 111,732 shares of our common stock are registered in this Registration Statement, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act.

8,864,203 shares of common stock are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. Restricted securities may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an eligible shareholder is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible shareholder under Rule 144, such shareholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and must have beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144, subject to the expiration of the lock-up agreements described below.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell shares on expiration of the lock-up agreements described below. Beginning 90 days after the date of this prospectus, within any three-month period, such shareholders may sell a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding, which will equal approximately 190,268 shares immediately after this offering; or

●	the average weekly trading volume of our common stock on the Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a shareholder who was issued shares under a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days, to sell these shares in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares under Rule 701, subject to the expiration of the lock-up agreements described below.

Form S-8 Registration Statements

We filed a registration statements on Form S-8 under the Securities Act with the SEC registering the offer and sale of shares of our common stock that are issuable under our 2023 Plan. This registration statement became effective immediately on filing. Shares covered by this registration statement are eligible for sale in the public markets, subject to vesting restrictions, any applicable lock-up agreements described below, and Rule 144 limitations applicable to affiliates.

Lock-up Arrangement

Pursuant to that certain Share Exchange Agreement, dated April 7, 2023 (the “Share Exchange”), for a period of six (6) months from March 25, 2025, all shareholders who were issued shares further to the Share Exchange have agreed with the Company not to lend; offer; pledge; sell or otherwise transfer or dispose of, directly or indirectly, 80% of such shares; the Company has subsequently allowed such stockholders to make private transfers of such shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a general discussion of material U.S. federal income tax considerations and certain U.S. federal estate tax considerations relating to the acquisition, ownership, and disposition of our common stock applicable to non-U.S. holders that purchase our common stock in this offering and hold it as a “capital asset” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended, or the Code (generally, property held for investment). For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons,” as defined under the Code, or U.S. persons, have the authority to control all substantial decisions of the trust or (ii) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner therein will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding our common stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

This discussion is based on current provisions of the Code, final, temporary and proposed Treasury regulations promulgated thereunder, or the Treasury Regulations, judicial decisions, published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or IRS, all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described herein. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.

This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any aspects of U.S. state, local or non-U.S. taxes, other U.S. federal tax, the alternative minimum tax, or the unearned income Medicare contribution tax on net investment income. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

●	banks, insurance companies and other financial institutions;

●	brokers or dealers or traders in securities;

●	tax-exempt organizations;

●	pension plans;

●	persons who hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment or who have elected to mark securities to market;

●	controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;

●	non-U.S. governments; and

●	U.S. expatriates and former citizens or long-term residents of the United States.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE HOLDERS OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Distributions

As discussed under “Dividend Policy” above, we do not expect to make distributions on our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts of distributions not treated as dividends for U.S. federal income tax purposes will first constitute a tax-free return of capital of the non-U.S. holder’s investment and be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any remaining excess will be treated as capital gain and will be treated as described below under “Gain on Sale or Other Disposition of Common Stock.” Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below we or the applicable withholding agent may treat the entire distribution as a dividend. Any such distributions will also be subject to the discussions below under the headings “FATCA” and “Backup Withholding, Information Reporting and Other Reporting Requirements.”

Subject to the discussion in the next two paragraphs, dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a U.S. permanent establishment or a fixed base maintained by such non-U.S. holder) will generally be exempt from the U.S. federal withholding tax described above, if the non-U.S. holder complies with applicable certification and disclosure requirements (generally including provision of a valid IRS Form W-8ECI (or applicable successor form) certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States). Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, at regular U.S. federal income tax rates as would apply if such holder were a U.S. person (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is classified as a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty and the specific methods available to them to satisfy these requirements.

Gain on Sale or Other Disposition of Common Stock

Subject to the discussion below under the headings “FATCA” and “Backup Withholding, Information Reporting and Other Reporting Requirements,” a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. holder’s shares of our common stock unless:

●	the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. holder);

●	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

●	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period of our common stock, and, provided that our common stock is regularly traded in an established securities market within the meaning of applicable Treasury Regulations, the non-U.S. holder has held, directly, indirectly, or constructively, at any time during said period, more than 5% of our common stock.

Gain that is effectively connected with the conduct of a trade or business in the United States generally will be subject to U.S. federal income tax on a net income tax basis, at regular U.S. federal income tax rates that apply to U.S. persons. If the non-U.S. holder is a non-U.S. corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from such sale or other disposition, which may be offset by certain U.S. source capital losses, if any. We believe that we are not and we do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes. Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

FATCA

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) paid on our common stock, to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial U.S. owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to the reporting rules of that intergovernmental agreement. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we or the applicable withholding agent may treat the entire distribution as a dividend. Although withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations would eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Under certain circumstances, a non-U.S. holder will be eligible for refunds or credits of withholding taxes imposed under FATCA by timely filing a U.S. federal income tax return. Prospective investors should consult their tax advisors regarding the potential application of these withholding provisions.

Backup Withholding, Information Reporting and Other Reporting Requirements

We must report annually to the IRS and to each non-U.S. holder the amount of any distributions paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of this information reporting may also be made available under the provisions of a specific income tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

A non-U.S. holder will generally be subject to backup withholding for dividends on our common stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (provided that the payor does not have actual knowledge or reason to know that such holder is a U.S. person) or otherwise establishes an exemption.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or non-U.S., unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Backup withholding is not an additional income tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

U.S. Federal Estate Tax

Shares of our common stock that are owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death are considered U.S. situs assets and will be included in the individual’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

The preceding discussion of material U.S. federal income tax considerations and certain U.S. federal estate tax considerations is for information only. It is not legal or tax advice. Prospective investors should consult their tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of acquiring, owning and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

DESCRIPTION OF PRIVATE PLACEMENT

On December 1, 2025, the Company entered into a Securities Purchase Agreement (the “Agreement”) with Saad Naja (the “Investor”) to issue and sell 111,732 shares (the “Shares”) of Common Stock. The per share purchase price of the Shares is $8.95, which represents the closing price of the Common Stock as reported on the Nasdaq Capital Market on November 28, 2025. The Shares were sold for approximately $1 million. The Agreement contains customary representations, warranties and agreements of the Company, customary conditions to closing and obligations of the parties.

The Company intends to use the net proceeds from the offering for working capital. The Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) provided in Section 4(a)(2) of the Securities Act.

The foregoing descriptions of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, filed as Exhibit 10.68 hereto and incorporated by reference herein.

SELLING STOCKHOLDER

The shares of common stock being offered by Selling Stockholder are the Shares. For additional information regarding the transactions in which the shares of common stock were issued, refer the section entitled “Description of Private Placement”.

We are registering the shares of common stock in order to permit the Selling Stockholder to offer their shares of common stock for resale from time to time. Except for the ownership of the securities issued in the Private Placement, the Selling Stockholder has not had any material relationship with us within the past three years.

The table below lists the Selling Stockholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by the Selling Stockholder. The second column lists the number of shares of common stock beneficially owned by the Selling Stockholder, based on the Selling Stockholder’s ownership of securities issued in the Private Placement held by such Selling Stockholders on that date but taking account of any limitations on conversion and exercise set forth therein.

The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholder. In accordance with the terms of the Securities Purchase Agreement with Selling Stockholder, this prospectus covers the resale of Shares. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus. The Selling Stockholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

	Number of Common Shares Owned Prior to Offering(1)				Maximum Number of Class A Common Stock to be Sold Pursuant to this	Number of Common Shares of Owned After Offering(3)
Name of Selling Stockholder	Number		Percent		Prospectus(2)	Number	Percent
Saad Naja(4)	111,732	(5)	*	%	111,732	0	0%

*	Less than 1%

1)	Applicable percentage ownership is based on 23,970,791 shares of our common stock outstanding as of December 10, 2025.
2)	This column lists the number of shares of our common shares beneficially owned by this selling stockholders as of December 10, 2025.
3)	Represents the amount of shares that will be held by the selling stockholder after completion of this offering based on the assumptions that Securities registered for sale by the registration statement of which this prospectus is part of will be sold, and no other shares of common stock are acquired or sold by the selling stockholder prior to completion of this offering. However, the selling stockholder is not obligated to sell all or any portion of the shares of our common stock registered pursuant to this prospectus. Applicable percentage ownership is based on 23,970,791 shares of our common stock outstanding after this offering.
4)	The business address of Saad Naja is Villa Q62, Sustainable City Sharjah, United Arab Emirates.
5)	This column lists the number of common stock beneficially owned by this selling stockholder as of December 10, 2025.

PLAN OF DISTRIBUTION

The Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Global Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the shares of Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares of Common Stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Manatt, Phelps & Phillips LLP, Costa Mesa, California.

EXPERTS

The consolidated financial statements of NeOnc Technologies Holdings, Inc as of December 31, 2024 and 2023 and for the years then ended, appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, appearing elsewhere in this prospectus, and are included in reliance on the report of such firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at http://www.sec.gov.

We also maintain a website at www.neonc.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only as an inactive textual reference.

NEONC TECHNOLOGIES HOLDINGS, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024 (UNAUDITED)

NEONC TECHNOLOGIES HOLDINGS, INC.

Condensed Consolidated Balance Sheets

	September 30, 2025	December 31, 2024
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$1,513,224	$64,893
Deferred offering costs – current	99,302	1,071,947
Debt issuance costs – current	671,804	671,804
Prepaid expenses and other	677,246	410,085
Total Current Assets	2,961,576	2,218,729
Non-Current Assets
Debt issuance costs – net of current portion	694,654	1,198,512
Right of use asset – operating lease	379,509	-
Other assets	47,177	-
Total Assets	$4,082,916	$3,417,241

Liabilities and Shareholders’ Deficit
Current Liabilities
Accounts payable and accrued expenses	$1,640,833	$2,917,801
Accounts payable – related parties	499,900	628,277
Accrued advisory fee – related party	3,675,569	-
Litigation settlement payable	4,746,250	4,641,250
Convertible promissory notes, net of discount	4,700,794	-
Accrued compensation	255,099	734,874
Lease liability, current	69,877	-
Total Current Liabilities	15,588,322	8,922,202

Long Term Liabilities
Lease liability, net of current portion	308,864	-
Total Liabilities	15,897,186	8,922,202
Commitments and contingencies

Shareholders’ Deficit:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares were issued and outstanding as of September 30, 2025 and December 31, 2024	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized; 19,474,303 and 18,090,526 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	1,948	1,809
Additional paid in capital	85,414,333	45,101,675
Accumulated deficit	(97,230,551)	(50,608,445)
Total Shareholders’ Deficit	(11,814,270)	(5,504,961)

Total Liabilities and Shareholders’ Deficit	$4,082,916	$3,417,241

See accompanying notes to the condensed consolidated financial statements.

NEONC TECHNOLOGIES HOLDINGS, INC.

Condensed Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Revenue	$-	$-	$39,990	$63,000

Operating Expenses:
Research and development	715,038	956,725	2,390,592	1,965,726
Legal and professional	276,378	496,803	1,754,287	1,652,141
General and administrative	902,985	243,659	2,736,732	973,923
Share based compensation	5,040,246	-	25,964,096	-
Advisory fees	-	500,000	11,737,806	500,000
Total Operating Expenses	6,934,647	2,197,187	44,583,513	5,091,790
Loss From Operations	(6,934,647)	(2,197,187)	(44,543,523)	(5,028,790)

Other Income (Expense):
Interest and other income	6,815	12,687	327,377	12,687
Amortization of debt issuance, and deferred offering costs	(438,111)	-	(798,311)	-
Interest expense - related parties	(869,815)	-	(1,227,487)	(2,559,456)
Loss on extinguishment of Bridge loan - related party	-	-	-	(2,069,923)
Loss on change in fair value of derivative liability related to sales of common stock through equity line of credit	(380,162)	-	(380,162)	-
Net Loss	$(8,615,920)	$(2,184,500)	$(46,622,106)	$(9,645,482)

Loss per share:
Net loss per share - basic and diluted	$(0.45)	$(0.12)	$(2.48)	$(0.56)
Weighted average number of common stock outstanding during the period - basic and diluted	19,211,745	17,918,330	18,787,603	17,353,327

See accompanying notes to the condensed consolidated financial statements.

NEONC TECHNOLOGIES HOLDINGS, INC.

Condensed Consolidated Statements of Changes in Shareholders’ Deficit (Unaudited)

Three and Nine Months Ended September 30, 2024

	Common Stock		Additional Paid In	Accumulated	Total Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance - January 1, 2024	16,560,000	$1,656	$24,720,072	$(38,709,981)	$(13,988,253)
Net loss	-	-	-	(2,938,976)	(2,938,976)
Balance - March 31, 2024	16,560,000	$1,656	$24,720,072	$(41,648,957)	$(16,927,229)
Sale of common stock, net of offering costs	141,889	14	1,702,654	-	1,702,668
Common stock issued for bridge loan conversion	979,039	98	11,748,366	-	11,748,464
Common stock issued for settlement of vendor payable	114,758	12	1,377,078	-	1,377,090
Common stock issued for settlement of accrued compensation	34,375	3	412,497	-	412,500
Net loss	-	-	-	(4,522,006)	(4,522,006)
Balance - June 30, 2024	17,830,061	$1,783	$39,960,667	$(46,170,963)	$(6,208,513)
Sale of common stock, net of offering costs	242,757	25	2,913,098	-	2,913,123
Common stock issued for settlement of vendor payable	12,500	1	149,999	-	150,000
Common stock issued for note payable conversion	5,208	-	62,498	-	62,498
Net loss				(2,184,500)	(2,184,500)
Balance - September 30, 2024	18,090,526	$1,809	$43,086,262	$(48,355,463)	$(5,267,392)

See accompanying notes to the condensed consolidated financial statements.

NEONC TECHNOLOGIES HOLDINGS, INC.

Condensed Consolidated Statements of Changes in Shareholders’ Deficit (Unaudited)

Three and Nine Months Ended September 30, 2025

	Common Stock		Additional Paid In	Accumulated	Total Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance - January 1, 2025	18,090,526	$1,809	$45,101,675	$(50,608,445)	$(5,504,961)
Sale of common stock, net of offering costs	727,750	73	10,252,425	-	10,252,498
Common stock issued for advisory services	46,000	5	557,055	-	557,060
Cashless exercise of warrants	162,500	16	(16)	-	-
Share based compensation, as restated	-	-	17,397,774	-	17,397,774
Net loss				(32,326,016)	(32,326,016)
Balance - March 31, 2025	19,026,776	$1,903	$73,308,913	$(82,934,461)	$(9,623,645)
Share based compensation	-	-	3,526,076	-	3,526,076
Other			(37,755)	-	(37,755)
Net loss	-	-	-	(5,680,170)	(5,680,170)
Balance - June 30, 2025	19,026,776	$1,903	$76,797,234	$(88,614,631)	$(11,815,494)
Share based compensation	-	-	5,040,246	-	5,040,246
Proceeds from sale of common stock pursuant to equity line of credit	447,527	45	3,576,853	-	3,576,898
Net loss	-	-	-	(8,615,920)	(8,615,920)
Balance - September 30, 2025	19,474,303	$1,948	$85,414,333	$(97,230,551)	$(11,814,270)

See accompanying notes to the condensed consolidated financial statements.

NEONC TECHNOLOGIES HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	For the Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(46,622,106)	$(9,645,482)
Adjustments to reconcile net loss to net cash used in operating activities:
Increase in bridge loan - expenses paid by bridge loan provider on behalf of the Company	-	476,393
Accretion of original issue discount on bridge loans - related party	300,000	2,558,241
Accretion of original issue discount on convertible promissory note	820,794	-
Write off deferred issuance costs	-	703,796
Share based compensation - restricted stock	25,964,096	-
Loss on extinguishment of bridge loan	-	2,069,923
Loss on change in fair value of derivative liability	380,162	-
Amortization of debt issuance costs and deferred offering costs	1,161,311	-
Amortization of right of use asset	36,461	178,869
Changes in operating assets and liabilities:
Prepaid expenses	(267,160)	(335,916)
Other assets	(47,177)	-
Accrued compensation	(479,775)	(58,127)
Lease liability	(37,229)	(164,371)
Accrued advisory fee	3,675,569	-
Accounts payable and accounts payable - related parties and accrued expenses	(1,657,722)	957,162
Net cash used in operating activities	(16,772,777)	(3,259,512)

Cash flows from financing activities:
Proceeds from the sale of common stock	11,324,372	4,615,789
Proceeds from related party loan	300,000	892,028
Repayment of related party loan	(600,000)	(791,077)
Deferred offering costs	-	(154,463)
Proceeds from sale of common stock pursuant to equity purchase agreement	3,196,736	-
Proceeds from convertible notes payable	4,000,000	-
Net cash provided by financing activities	18,221,108	4,562,277

Net increase in cash and cash equivalents	1,448,331	1,302,765
Cash and cash equivalents - beginning of period	64,893	31,862
Cash and cash equivalents - end of period	$1,513,224	$1,334,627

Supplemental disclosure of non-cash financing activities:
Original issue discount on bridge loan - related party	$300,000	$1,368,421
Right of use asset, at lease commencement	$-	$536,605
Share issued in connection with advisory services	$557,192	-
Reclassified of deferred offering costs to APIC at the completion of the offering	$1,391,580	$-
Increase in bridge loan payable - prepaid and deferred offering costs paid directly by bridge loan provider on behalf of the Company	$-	$31,346
Conversion of bridge loan to common stock	$-	$11,748,464
Conversion of accrued compensation	$-	$412,500
Conversion of account payable to common stock	$-	$1,527,090

See accompanying notes to the condensed consolidated financial statements.

Note 1 – Description of Business and Liquidity

NeOnc Technologies, Inc. (“NTI”) was incorporated on April 13, 2005, as a California corporation. On April 7, 2023, NTI merged into NeOnc Technologies Holdings, Inc. (“NTHI” and the combined entities “NeOnc” or the “Company”). NTHI was incorporated January 5, 2023, as a Delaware Corporation.

NeOnc is the developer of a novel molecular technology that provides enhanced targeted delivery of technologies for treating central nervous system diseases. The Company’s lead product, NEO100 is in clinical trials treating glioblastoma, and has Orphan Drug and Fast Track designation from the United States Food and Drug Administration (“FDA”). The Company licensed the underlying technology from the University of Southern California. (“USC”).

On October 11, 2024, the Company entered into an agreement with a broker dealer to serve as placement agent and provide broker services in connection with the proposed sale of common stock up to $10,000,000. Under this agreement, through December 31, 2024, the Company closed on commitments from investors to purchase 625,000 shares of common stock of the Company at $16.00 per share for total commitments of $10,000,000, which were to be held in escrow until the Company’s registration statement was declared effective. During the three months ended March 31, 2025, prior to the Company having an effective registration statement, the Company closed on an additional commitment to purchase 102,750 shares of common stock of the Company at $16.00 per share, for total commitments of $1,644,000. On March 10, 2025, the Company’s registration statement was declared effective at which time the $11,644,000 in escrow was released to the Company. On March 26, the Company was listed (“Listing”) on the NASDAQ global markets.

Liquidity

The accompanying financial statements have been prepared on the basis that the Company is a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. At September 30, 2025, the Company had cash totaling $1,513,224. For the three and nine months ended September 30, 2025, the Company incurred a net loss of $8,615,920 and $46,622,106, respectively, and has an accumulated deficit of $97,230,551 at September 30, 2025. The Company has financed its working capital requirements to date primarily through the sale of common stock, shareholder loans and related party bridge loans.

The Company does not have sufficient available capital to fund operations for a period of twelve months from the issuance date of these financial statements. Although the Company has established agreements with several funding potential sources (see Notes 6, 7 and 10), the Company does not know whether additional financing will be available when needed, whether it will be available on favorable terms, or if it will be available at all. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Other risks and uncertainties

The Company is subject to risks common to biopharmaceutical companies, including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, product liability, and the uncertainty of market acceptance of products and the potential need to obtain additional financing. The Company is dependent on third-party suppliers and, in some cases, single-source suppliers. The Company’s products require approval or clearance from the FDA prior to commencing commercial sales in the United States. Approvals or clearances are also required in foreign jurisdictions where the Company may license or sell its products. There can be no assurance that the Company’s products will receive all required approvals or clearances.

There can be no assurance that the Company’s products, if approved, will be accepted in the marketplace, nor can there be any assurance that any future products can be developed or manufactured at an acceptable cost with appropriate performance characteristics or that such products will be successfully marketed, if at all.

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies

Basis of presentation

The unaudited condensed consolidated financial statements contained herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to SEC rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. Accordingly, the condensed consolidated financial statements reflect all normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the results of interim periods and may not include all disclosures required by accounting principles generally accepted in the United States (“GAAP”). The information as of September 30, 2025, and for the three and nine months ended September 30, 2025, is unaudited, whereas the consolidated balance sheet as of December 31, 2024, is derived from the Company’s audited condensed consolidated financial statements as of that date. These condensed consolidated financial statements and notes hereto should be read in conjunction with the consolidated financial statements and notes thereto included in the audited financial statements for the year ended December 31, 2024, included on Form S-1, filed with the SEC on February 26, 2025.

The results of operations for the interim periods presented are not necessarily indicative of results to be expected for any other interim period or for the year.

Principles of consolidation

The accompanying condensed consolidated financial statements and related notes to the condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

In preparing the Company’s financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company, from time to time during the period covered by these financial statements, may have had bank account balances in excess of federally insured limits. The Company has not experienced losses in such accounts. For the statements of cash flows, the Company considers all short-term investments purchased with a maturity of three months or less to be cash equivalents. At September 30, 2025 and December 31, 2024, the Company has money market funds in the amount of approximately $12,000 and $25,000, respectively.

Deferred offering costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the condensed consolidated balance sheet dated December 31, 2024 that are related to the planned public offering of its securities (See Note 3). These costs have been capitalized and were recognized in equity upon the completion of the securities offering. At September 30, 2025, deferred offering costs consist of the fair value of shares issued in conjunction with the issuance of an equity purchase agreement. These costs have been capitalized and are being amortized over the term of the availability of the equity purchase agreement (Note 6). If planned offerings are terminated, the related capitalized deferred offering costs are written off.

Debt issuance costs

Debt issuance costs represent costs directly attributable to warrants issued for a line of credit commitment. Such costs represent the fair value of warrants issued to the debt facility provider and are amortized to the statement of operations on a straight-line basis which approximates the effective interest rate method, over the term of the debt instrument. The debt issuance costs, net of accumulated amortization, are classified as a long-term asset until the Company begins to draw funds from the debt facility, in accordance with ASC 815: “Derivatives and Hedging”. At such time, the pro-rata portion of amounts borrowed as compared to the total debt facility will be reclassified as a contra-debt account.

Warrants

The Company evaluates the terms of warrants issued and determines if the instrument requires liability or equity accounting classification under ASC 815: Derivatives and Hedging and ASC 480: “Distinguishing Liabilities from Equity”.

Leases

The Company classifies its leases either as operating or financing lease at inception. The company has an operating lease. This lease is recorded as an operating lease, right of use (ROU) assets and operating lease liabilities on the accompanying consolidated balance sheets.

Operating lease ROU assets and the related lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. The operating lease ROU assets also include lease incentives and initial direct costs incurred. For operating leases, interest on the lease liability and the amortization of ROU asset result in straight-line rent expense over the lease term. Leases may include options to extend or terminate the lease which are included in the ROU operating lease assets and operating lease liability when they are reasonably certain of exercise. Certain leases include lease and non-leased components, which are accounted for as one single lease component. Operating lease expense associated with minimum lease payments is recognized on a straight-line basis over the lease term.

Fair value measurements

FASB ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”), defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, representing the assumptions the buyer and seller use in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that the buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs the buyer and seller would use to price the asset or liability developed based on the best information available in the circumstances.

The Company’s money market funds are valued at quoted prices in active markets and are classified as Level 1 within the fair value hierarchy. The carrying value of the Company’s accounts payable approximates its fair value because of the short-term nature of these financial instruments. The note payable - related party is reported at fair value as the Company elected the fair value option for such a note (see Note 4).

The fair value hierarchy is categorized into three levels based on the inputs as follows:

●	Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, the valuation of these securities does not entail a significant degree of judgment.

●	Level 2 — Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by the market through correlation or other means.

●	Level 3 — Valuations based on unobservable inputs and significant to the overall fair value measurement.

Revenue

The Company recognized point-in-time revenue of $0 and $39,990 for the three and nine months ended September 30, 2025, and $0 and $63,000 for the three and nine months ended September 30, 2024, respectively, for the right to try its technology in compassion use cases where the Company has no further performance obligations.

Research and development

Research and development costs are expensed as incurred. Research and development expenses include personnel costs associated with research and development activities, including third-party contractors performing research, conducting clinical trials, and manufacturing drug supplies and materials.

Patent costs

All patent-related costs incurred in filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as legal and professional expenses in the accompanying consolidated statements of operations.

Share-based compensation

The Company has granted stock options and common stock to employees, non-employee consultants and non-employee members of our Board of Directors. The Company measures the compensation cost associated with all share-based payments based on the grant date fair values. Compensation costs associated with grants of common stock are measured at fair value at the date of grant, which has historically been the most recent price paid by investors to purchase shares of the Company’s common stock prior to such grant. The Company recognizes share-based compensation expense over the requisite service period of each award, which generally equals the vesting period, using the straight-line method for awards that contain only service conditions. If the stock grant is contingent upon events that have not yet happened, then the grant is not considered issued. If an award holder leaves the company prior to vesting, and adjustment of the compensation expense will be made to reflect only those awards that vested.

The Company recognizes the stock-based compensation expense for the restricted stock units (“RSU”) based upon the fair value of the common stock at the date of the grant. The expense is recognized over the service period provided in the RSU awards, however expense will not be recognized until the listing date (“Listing Date”), as prior to such date it was not probable that condition to commence vesting would be met.

When the vesting contingency is met, the Company will commence to recognize expense related to the RSU’s. For time based vested RSU’s, the expense will be recognized on a straight-line basis from the grant date to the last vesting date. The expense recognized will include the expense from the date of the grant over the total vesting period and reflect the portion attributable to the service provided prior to the listing. For performance based RSU’s, the Company will determine the probability of the contingency being met each quarter end based upon an assessment of progress made under such performance criteria.

Net loss per share

Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the sum of the weighted average number of common stock outstanding during the period. For periods in which the Company reports a net loss, the diluted net loss per share is the same as basic net loss per share.

For the nine months ended September 30, 2025 there are potentially dilutive securities outstanding of 3,010,000 potentially dilutive restricted stock units which are not included in the diluted net loss per share calculation since their effect is anti-dilutive. For the nine months ended September 30, 2024, respectively, there were no potentially dilutive warrants outstanding and no potentially dilutive restricted stock units.

Income taxes

The Company recognizes federal, state, and foreign current tax liabilities or assets based on its estimate of taxes payable to or refundable by tax authorities in the current fiscal year. For the periods ended September 30, 2025 and 2024, there is no current tax provision due to losses generated. The Company also recognizes federal and state deferred tax liabilities or assets based on the Company’s estimate of future tax effects attributable to temporary differences and carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years those temporary differences are expected to be recovered or settled.

Deferred tax assets are reduced by valuation allowances if, based on the consideration of all available evidence, it is more likely than not that some portion of the deferred tax asset will not be realized. The Company evaluates deferred income taxes quarterly to determine if valuation allowances are required by considering available evidence. If the Company is unable to generate sufficient future taxable income in certain tax jurisdictions, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, the Company could be required to increase its valuation allowance against its deferred tax assets which could result in an increase in the Company’s effective tax rate and an adverse impact on operating results. The Company will continue to evaluate the necessity of the valuation allowance based on the remaining deferred tax assets. The difference between the statutory and effective rates for the three and nine months ended September 30, 2025 and 2024 is a result of the Company applying a full valuation allowance against any deferred tax assets as a result of net operating losses due to uncertainties surrounding the usability of such net operating losses. The ability to utilize such net operating loss carry forwards may be limited due to possible changes in ownership as defined under Internal Revenue Code section 382.

The Company follows the accounting guidance related to financial statement recognition, measurement and disclosure of uncertain tax positions. The Company recognizes the impact of an uncertain income tax position on an income tax return at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it is less than 50% likely to be sustained. Uncertain tax positions are recognized in the first subsequent financial reporting period in which that threshold is met or from changes in circumstances such as the expiration of applicable statutes of limitations. The Company will recognize interest and penalties related to tax positions in income tax expense.

Segment Reporting

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The standard expands reportable segment disclosure requirements for public business entities primarily through enhanced disclosures about significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”) and included within each reported measure of segment profit (referred to as the “significant expense principle”). The standard has been adopted for our fiscal year 2024 annual financial statements and interim financial statements thereafter and have applied this standard retrospectively for all prior periods presented in the financial statements.

Reclassifications

Certain reclassifications of previously reported amounts have been made to conform to the current year presentation. Such reclassifications did not impact net income as previously reported.

Note 3 – Related party transactions

AFH Holdings and Advisory, LLC advisory agreement

On December 19, 2022, the Company entered into an advisory agreement with AFH Holdings and Advisory, LLC, an affiliate to assist the Company in connection with its intent to affect a public listing. AFH was retained to assist the Company with investor presentations and decks, coordinate the retention of an investment banker for an initial public offering, identify legal and accounting professionals to assist in connection with such public offering, identify investor relations/public relations firms, advise on private capital markets activities prior to the initial public offering and coordinate the closing process for the offering.

On July 12, 2024, the Company amended the AFH advisory agreement section to allow for an upfront payment on the Listing Date of $2,500,000 and the remaining amount of the fee to be paid in equal monthly instalments for one year. AFH was paid a fee of $500,000 for the amendment.

On March 26, 2025, and as a result of the listing of the Company on Nasdaq, the Company incurred $11,328,565 for the fee earned in accordance with the AFH advisory agreement which was recorded as advisory fee expense in the condensed consolidated statement of operations. In accordance with the amendment, the Company paid $2,500,000 of such fee on March 26, 2025. The remaining balance of $8,828,565 is payable in 12 equal monthly installments commencing in April 2025. As of September 30, 2025, the remaining outstanding accrued advisory fee totaled $3,675,569 recorded on the condensed consolidated balance within accrued advisory fee – related party.

In addition, the Company agreed to retain AFH as an exclusive advisor to the Company on all financing and mergers and acquisitions for a period of two (2) years from the closing of the private securities offering.

Transactions with USC

The Company maintains a license agreement with USC, under which the Company will pay USC an annual patent maintenance fee of $20,000 and nonrefundable earned royalties of 4% on Net Sales (as defined in the Amended Agreement) of Licensed Products covered by the licensed patents in all countries in which the manufacture, use, sale, offer for sale, or import of such Licensed Products, as such capitalized terms are defined in the Amended Agreement. To date, no sales have been made using Licensed Products, and no royalties are due to USC. In addition, the Company will assume responsibility for patent-related costs.

The Company also utilizes laboratory and patent maintenance services from USC. The Company incurred $382 and $184,449 and $98,543 and $382,858 related to such services for the three and nine months ended September 30, 2025 and 2024, respectively, of which $382, $164,449 and $98,543 and $362,858 are recorded within research and development expenses and $0, $20,000 and $0 and $20,000 are recorded within general administrative expenses on the condensed consolidated statements of operations. At September 30, 2025 and December 31, 2024, the Company has outstanding payables to USC for such services of $499,607 and $272,328 respectively, which is included in accounts payable - related parties in the accompanying consolidated balance sheets.

Accrued compensation

The amount accrued for the management team, including related payroll taxes, was $255,099 and $734,874 as September 30, 2025 and December 31, 2024, respectively.

Note 4 – Related Party Loans Payable

Bridge Loan

In April 2023, the Company entered into a non-interest bearing, non-convertible promissory note with HCWG LLC (the “Bridge Loan”). Borrowings under the Bridge Loan carry a 50% (or 1 times cash amounts borrowed) original issue discount (“OID”) on principal and through subsequent amendments the maximum cash borrowing was increased to $10,000,000. The outstanding amounts under this Bridge Loan were payable at the earlier of the date the Company completes an IPO or December 4, 2024 (the “Maturity Date”).

On June 14, 2024, the Company reached an agreement with HCWG LLC to convert the outstanding principal and interest on the Bridge Loan into 979,039 shares of common stock. As a result of this conversion, the Bridge Loan was terminated and is no longer available to the Company for borrowing. The Company has a receivable due from HCWG LLC totaling $138,247 which is recorded within prepaid expenses and other on the condensed consolidated balance sheet at September 30, 2025 and December 31, 2024, respectively.

Through June 30, 2024, the Company had received under the Bridge Loan an aggregate of $7,116,335. The OID was recognized ratably over the term of each draw-down under the Bridge Loan through the Maturity Date unless settled earlier, at which point the accretion is accelerated. Accretion of the OID for nine months ended September 30, 2024, amounted to $1,387,493, which is included in interest expense in the accompanying condensed consolidated statement of operations.

For the Year Ended December 31, 2024
Bridge loan – carrying value

Balance – January 1, 2024	$9,802,697
Borrowings	1,368,422
OID	1,368,422
Repayments	(791,077)
Total principal outstanding before conversion	11,748,464
Conversion to common stock (June, 14, 2024)	(11,748,464)
Principal outstanding – December 31, 2024	$-

Advances from Executive Chairman

In February 2025, our Executive Chairman advanced the Company approximately $300,000. The advances carry a 50% (or 1 times amounts borrowed) original issue discount (“OID”) on the principal. On March 10, 2025, the advance and 1x interest was repaid. Interest expense in the amount of $300,000 is included in the condensed consolidated statement of operations as interest expense – related parties for the nine months ended September 30, 2025.

NOTE 5 – Convertible Debt

On July 16 and July 18, 2025, the Company entered into a series of convertible promissory notes with a group of investors for the aggregate purchase price of $4,000,000 (the “Notes”). The Notes are payable three months after origination for a total amount of $5 million (20% OID). The Company may extend the payment date for up to three additional one-month periods with the OID on the Notes increasing to 25%, 30% and 35% with respect to any such monthly extensions. Further, upon the occurrence of an Event of Default, as that term is defined in the Notes, the Notes shall be convertible at the option of the holders into shares of the Common stock of the Company at a price equal to 80% of the lowest closing sale price of the Company’s common stock as reported on the Nasdaq Global Market on any trading day during the five (5) trading days prior to the respective conversion date. The Company also recorded debt issuance cost of $320,000 to be amortized as interest expense over the term of the loan using the straight-line method.

In accordance with ASU 2020-06, the Company accounts for the convertible notes as a single liability instrument. The notes are recorded at amortized cost, and interest expense is recognized using the effective interest method. The effective interest rate on the notes is approximately 7.72% per annum, which reflects the amortization of issuance costs and original issuance discount.

Through September 30, 2025, interest expense of $1,020,794 was recognized from the accretion of OID and accretion of the debt issuance cost. Subsequent to September 30, 2025, the Company exercised the first of three available extensions on the convertible promissory notes. The notes are now set to mature on November 16, 2025.

The following table summarizes the Company’s outstanding Notes as of September 30, 2025:

For the Nine Months Ended September 30, 2025
Purchase price of convertible promissory notes	$5,000,000
Less: unamortized original issuance discount	(179,206)
Less: unamortized debt issuance cost	(120,000)
Net convertible promissory note	$4,700,794

Note 6 – Leases

On February 1, 2024, the Company entered a 24-month lease for office space, which calls for a monthly base rent of $25,000, increasing at 3% per annum. The Company has only one operating lease and has no financing leases. The Company’s lease does not contain options to renew or extend the lease term or options to terminate leases early, except for insolvency. On November 27, 2024, the Company amended the lease expiration date from January 31, 2026, to January 31, 2025. As of December 31, 2024, the consolidated balance sheet reflects a right-of-use asset of $23,526 and a lease liability of $24,722. The lease liability was computed using an interest rate of 13.49%.

In April 2025, the Company entered into a 63 month lease for office space which calls for a monthly base rent of $6,778, increasing at approximately 3% per annum. The lease liability was computed using an interest rate of 3.72% and as of September 30, 2025 the lease has a remaining 58 months. In calculating the present value of future lease payments, the Company utilized its incremental borrowing rate based on the lease term. The Company’s net lease non-lease components (e.g., standard area maintenance, maintenance, consumables, etc.) are paid separately from rent based on actual costs incurred and, therefore, are not included in the right-of-use asset and lease liability and are reflected as an expense in the period incurred. At September 30, 2025 the consolidated balance sheet reflects a right-of-use asset of $379,509 and a lease liability of $378,741.

The Company recorded lease expense of $21,781 and $102,704 during the three months ended September 30, 2025 and 2024, respectively, and $43,743 and $214,497 during the nine months ended September 30, 2025, and 2024, respectively, within general and administrative expenses on the condensed consolidated statements of operations. Cash paid for amounts included in the measurement of lease liability was $20,335 and $125,000 and $40,670 and $200,000, respectively, during the three and nine months ended September 30, 2025, and 2024, respectively.

The following are the expected maturities of lease liabilities for operating leases as of September 30, 2025:

Twelve Months Ended December 31,
2025 (three months)	$20,335
2026	83,137
2027	85,663
2028	88,231
2029	90,928
Thereafter	44,944
Total	413,238
Less: interest	(34,497)
Present value of lease liability	378,741
Less: current portion	(69,877)
Noncurrent portion	$308,864

Note 7 – Common and Preferred Stock

NTHI is authorized to issue 100,000,000 shares of common stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of September 30, 2025, no preferred shares have been issued. The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

During the nine months ended September 30, 2025, the Company sold 727,750 shares of common stock at a price of $16.00 per share for gross proceeds of $11,644,005 pursuant to a private placement of its securities, issued 46,000 shares as part of advisory services related to the listing and as part of the private placement fee for our equity line of credit, 162,500 shares were issued for the cashless exercise of warrants, and issued 447,527 shares from the sale of shares under the equity line of credit, and the release of 3,310,000 shares for restricted stock units.

Private Placement

On October 11, 2024, the Company entered into an agreement with RBW Capital Partners LLC, a division of Dawson James Securities, Inc. (“Broker”) to serve as placement agent and provide broker services in connection with the possible sale of common stock up to $10 million. If a sale is made between the Company and any institutional or individual third-party funding source introduced by the placement agent, the Company will pay a placement fee of 8% of the gross proceeds. In addition, the company agrees to pay; (a) 1.0% of the gross proceeds for non-accountable expenses; and (b) out of pocket expenses plus the costs associated with the use of a third-party electronic road show service up to $10,000. The agreement expired on January 11, 2025 and was amended and restated on January 29, 2025 to extend the term for another six months through July 29, 2025 and increased the placement fee to 12% from 8% of the gross proceeds, and eliminated the 1% non-accountable expense fee.

Under this agreement, through December 31, 2024, the Company closed on commitments from investors to purchase 625,000 shares of common stock of the Company at $16 per share for total commitments of $10,000,000, which were to be held in escrow until the Company’s registration statement was declared effective. During the three months ended March 31, 2025, prior to the Company having an effective registration statement, the Company closed on an additional commitment to purchase 102,750 shares of common stock of the Company at $16 per share, for total commitments of $1,644,005, also to be held in escrow until the Company’s registration statement was declared effective. On March 25, 2025, the Company’s registration statement was declared effective at which time the $11,644,005 in escrow was released to the Company.

In connection with the agreement, the Company paid $300,000 in placement agent fees to Broker for securing $2,500,000 in commitments for the Private Placement. This fee was paid when the funds were released from escrow and recorded as a reduction to additional paid-in capital on the condensed consolidated statement of shareholders’ deficit as of September 30, 2025.

Advisory Services

On October 3, 2024, as amended on January 23, 2025, the Company entered into an agreement with Broker, for financial advisory and investment banking services in connection with a direct listing of the Company’s common stock on the Nasdaq Global Market or other major US market. The agreement provides for a one-time fee of $250,000 payable three days after the direct listing and the issuance of 30,000 shares of common stock (which are restricted until the shares are registered by filing a resale S-1 within 30 days after the effective date of the direct listing). In addition, the Company agreed to pay up to $100,000 for fees and expenses of legal counsel and other out-of-pocket expenses plus the costs associated with the use of a third-party electronic road show service. Such fees were included in accounts payable and deferred offering costs in the accompanying consolidated balance sheets as of December 31, 2024. The fair value of the 30,000 shares issued in March 2025, amounting to $363,300, was determined using the closing day price of $12.11. This amount was recorded as an advisory fee on the condensed consolidated statement of operations for the nine months ended September 30, 2025. The agreement expired on January 3, 2025 and was amended and restated on January 23, 2025 to extend the term for another six months through July 23, 2025. This agreement expired in July 2025.

Deferred Offering Costs – Direct Listing

Deferred offering costs relating to the Private Placement and direct listing at December 31, 2024 totaled $1,071,947. At September 30, 2025, this amount plus $0 and $319,633 incurred in the three and nine months ended September 30, 2025, respectively was reclassified against the common stock issued in the condensed consolidated statement of changes in shareholder’s deficit.

Equity Purchase Agreement

On October 22, 2024, the Company entered into an equity purchase agreement (the “Equity Purchase Agreement”) with Mast Hill Fund, LP (“Mast Hill”) pursuant to which the Company may sell and issue to Mast Hill, and the investor may purchase from the Company, up to $50,000,000 of Company’s common stock. Under the Equity Purchase Agreement, the Company has the right, but not the obligation, to direct Mast Hill, by its delivery to the Mast Hill of a Put Notice from time to time, to purchase Put Shares (i) in a minimum amount not less than $50,000 and (ii) in a maximum amount up to the lesser of (a) $750,000 or (b) 150% of the average trading volume of the Company’s common stock during the five trading days immediately preceding the Put Date.

The actual amount of proceeds the Company receives pursuant to each Put Notice (each, the “Put Amount”) is determined by multiplying the Put Amount requested by the applicable purchase price. The purchase price for each of the Put Shares equals 95% of the Market Price, (as defined below) less the Clearing Costs (as defined below). Market Price is the lowest volume weighted average prices of the Company’s common stock on its principal market on any trading day during the Valuation Period (as defined below). The Valuation Period is the five trading days immediately following the date on which Mast Hill receives the Put Shares in its brokerage account. Clearing Costs are all the fees incurred by Mast Hill with respect to its brokerage firm, clearing firm, Company transfer agent fees, and attorney fees, with respect to the Put Shares.

The term of the Equity Purchase Agreement commenced on the effective date of the direct listing and will terminate on the earlier of (i) the date on which the Mast Hill shall have purchased Put Shares equal to the $50,000,000, (ii) twenty-four (24) months after the date of the Equity Purchase Agreement, (iii) written notice of termination by the Company to Mast Hill, (iv) this Registration Statement is no longer effective after the initial effective date of this Registration Statement, or (v) the date that, pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a receiver, trustee, assignee, liquidator or similar official is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors. For the three and nine months ended September 30, 2025, the Company sold 447,527 shares of common stock at $3.73 – $9.53 per share under the Equity Purchase Agreement, resulting in net proceeds of $3,198,735. Since the shares were purchased at a discount as a result of the five-day settlement period, the settlement feature is considered a derivative liability. The fair value of the derivative approximates the loss on the settlement of such shares or $380,162 which was recognized in the condensed consolidated statement of operations for the three and nine months ended September 30, 2025.

In connection with this agreement, we issued 16,000 shares of common stock to Mast Hill. The fair value of the shares granted to Mast Hill upon issuance was determined by using the closing day price of $12.11. Such amount net of amortization was recorded as deferred offering cost on the condensed consolidated balance sheet as of March 31, 2025. For the three and nine months ended September 30, 2025, the Company reported $24,220 and $94,458, respectively as amortization expense in the condensed consolidated statement of operations, and the remaining deferred offering costs of $99,302 at September 30, 2025 are to be amortized over the remaining term of the Equity Purchase Agreement.

Note 8 – Stock-Based Compensation

On April 12, 2023, the Company adopted the 2023 Equity Incentive Plan (the “2023 Plan”), which allows the issuance of up to 3,440,000 shares of the Company’s authorized and unissued common stock in the form of incentive stock options, non-qualified stock options, restricted stock units, performance share units, or other forms of equity as may be added in the future to employees, directors and consultants of the Company and its affiliates. The allowable number of shares that can be issued under the 2023 Plan increased upon the completion of the listing to 4,764,507 which represents 20% of the fully diluted capitalization of the Company on the closing of Company’s initial public price.

In January and February 2024, 2,460,000 and 200,000, respectively, restricted stock units (“RSUs”) were granted to the executive officers and members of the Board of Directors further to the 2023 Plan as described above. Of the total RSUs granted (tranche 1) 1,686,667 vest 100% seven months from the date that the Company lists on a national exchange, (tranche 2) 466,667 will vest in equal monthly instalments over a one (1) year period commencing on the eighth month from the effective date of the listing on a national exchange and (tranche 3) 486,666 are performance-based, the vesting of which will be predicated on certain financial and operational performance metrics being met after the effective date of the listing on a national exchange as set forth the grant agreements. Since tranche 3 is performance based, it is not yet probable that all of the performance vesting conditions will be met and as such no expense has been recognized for tranche 3 as of September 30, 2025.

On October 23, 2024, 200,000 RSUs were granted to each of the CEO and the Executive Chairman, for a total of 400,000, and 100,000 granted to two members of the Board of Directors were canceled. These RSUs vest 100% seven months from the date the Company lists on a national exchange.

On March 26, 2025, 150,000 RSUs were granted to the three board members, in the amount of 50,000 each. These RSUs vest 100% seven months from the date the Company lists on a national exchange.

Prior to March 26, 2025, the Company determined that no expense should be recognized for the RSUs since the contingency related to the commencement of vesting (i.e., the listing) of the RSUs had not been met. On March 26, 2025, the listing occurred, satisfying the contingency required for vesting to begin and defining the service period.

On June 1, 2025, 300,000 RSUs were forfeited resulting in a reversal of $1,329,062 of shared based compensation during the nine months ended September 30, 2025.

On June 5, 2025, 200,000 RSUs were granted to the one board member. 66,667 RSUs vest 100% seven months from the date of issuance, 66,667 RSUs vest 100% thirty-six months from the date of issuance. The remaining 66,667 RUS’s vest thirty-six months from the date certain performance metrics are achieved.

The Company determined the fair value of all the RSUs at their respective grant dates to be $32,495,174 based on the price of the most recent sale of common stock prior to each grant date for those RSU’s granted prior to the Listing Date or the quoted market value for the RSU’s granted after the Listing Date. For the nine months ended September 30, 2025, the company recognized $25,964,096. As of September 30, 2025, there was unamortized stock-based compensation of approximately $9,270,400 which the Company expects to recognize over approximately 6.75 years.

The activity related to RSUs is summarized as follows:

Restricted Stock Units
Activity	RSUs Granted
2024
January 1, 2024	-
Granted	3,060,000
Cancelled	(100,000)
December 31, 2024	2,960,000
2025
Granted during nine months ended September 30, 2025	350,000
Forfeited	(300,000)
Balance at September 30, 2025	3,010,000
Released RSUs for nine months ended September 30, 2025	-

As of September 30, 2025, 1,754,500 RSU’s remain unissued in the 2023 Plan.

Note 9 – Commitments and Contingencies

Line of Credit Commitment – Related Party

On October 11, 2024, the Company entered into a Line of Credit Agreement (“the Agreement”) with HCWG for borrowings of up to $10.0 million. Borrowings under the Line of Credit Agreement bear interest at 10.0% per annum and increases to 14% if the Agreement is extended. Interest payments are due on the first business day of each calendar month and the unpaid principal is due on October 12, 2027. No amounts have been borrowed under the facility through September 30, 2025.

In connection with the agreement, the Company issued HCWG five-year warrants to purchase up to 312,500 shares of our common stock at an exercise price of $12.00 per share. These warrants expire on October 23, 2029. As of December 31, 2024, there were 312,500 warrants issued, outstanding and fully vested. In March 2025, 162,500 warrants were exercised in a cashless exercise, resulting in the issuance of 162,500 shares of common stock. At September 30, 2025, there are 150,000 shares of common stock remaining available to be purchased under the warrant.

The fair value of the warrants on the grant date was determined using the Black-Scholes valuation model, with the following key assumptions:

●	Fair value of common stock: $12.00

●	Expected volatility: 86%

●	Risk-free interest rate: 4.82%

●	Term: 2.5 years

The fair value of warrants at inception was $2,015,413, which was recorded as additional paid-in capital on the condensed consolidated statement of changes stockholders’ deficit for the year ended December 31, 2024, and as debt issuance costs on the balance sheet. The debt issuance costs are being amortized over the term of the line of credit and amounted to $167,951 and $503,853 for the three and nine months ended September 30, 2025. At September 30, 2025 and December 31, 2024, unamortized debt issuance costs total $1,366,458 and $1,870,316, respectively, which will be amortized over the remaining 13 months of the facility.

Litigation

From time to time, the Company is involved in various disputes, claims, liens and litigation matters arising out of the normal course of business which could result in a material adverse effect on the Company’s combined financial position, results of operations or cash flows. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that liability has been incurred, and the amount of the assessment can be reasonably estimated. As of September 30, 2025 and December 31, 2024, the Company had no liabilities recorded for loss contingencies, except as below.

License Agreement - Orient EuroPharma Co., Ltd.

On November 8, 2013, the Company entered into a collaboration agreement (“Agreement”) with Orient EuroPharma Co., Ltd. (“OEP”), pursuant to which the parties will develop certain licensed products defined in the Agreement. NeOnc will license OEP the right to commercialize the Company’s drug NEO100, a highly purified form of perillyl alcohol (“Licensed Product”), in the territories specified in the license agreement (“Territory”).

In 2023, the Company sent notice to OEP indicating their intent to terminate the Agreement with OEP, after which OEP threatened litigation. On February 15, 2024, OEP and the Company entered into a settlement agreement whereas the Company and OEP terminated the Agreement in exchange for a payment in the amount of $4,000,000 payable by the Company to OEP within ten days of the date the Company completes its initial public offering. The Company has a litigation settlement payable of $4,000,000 in the accompanying condensed consolidated balance sheets as of September 30, 2025 and December 31, 2024, respectively. As of the date of this filing, the Company has not paid the litigation settlement amount.

On June 6, 2023, a vendor filed a complaint against the Company for breach of contract in the Central District of California. The vendor alleged that the Company improperly terminated an Intellectual Property License and Supply Agreement (“IPLSA”) and that the Company also defrauded the vendor in connection with IPLSA. This matter was settled on October 16, 2023, and the Company agreed to pay the vendor $600,000 within 5 business days of the close of the date that the Company completes an IPO or March 31, 2024, whichever occurs first. The Company has a litigation settlement payable in the accompanying condensed consolidated balance sheet at September 30, 2025 and December 31, 2024. As of the date of this filing, the Company has not paid the litigation settlement amount.

On March 31, 2024, a vendor agreed to extend the payment until May 15, 2024 for payment of an additional $25,000, payable on demand. On July 25, 2024, the arbitrator granted the implementation of interest at the statutory rate on the unpaid balance commencing May 15, 2024 until paid, therefore an additional $48,750 and $146,250 of interest expense is recognized in the accompanying condensed consolidated statement of operations during the three and nine months ended September 30, 2025, respectively.

At September 30, 2025 and December 31, 2024, an aggregate of $146,250 and $41,250 of accrued interest is included in litigation settlement payable in the accompanying condensed consolidated balance sheet.

In August 2025, the Company was awarded a grant totaling $400,000 in gross proceeds from the National Institutes of Health (NIH). The Company’s portion of the total proceeds made available from the NIH Grant is approximately $160,000, net of subcontractor costs, as allowable expenses are incurred. For the three and nine months ended September 30, 2025 no allowable expenses under the NIH grant were incurred by the Company.

In September 2025, the Company was awarded a grant totaling approximately $1,007,000 in gross proceeds from the National Institutes of Health (NIH). The Company’s portion of the total proceeds made available from the NIH Grant is approximately $245,000, net of subcontractor costs, as allowable expenses are incurred. For the three and nine months ended September 30, 2025 no allowable expenses under the NIH grant were incurred by the Company.

Note 10 – Segment Reporting

The Company manages its business activities on a consolidated basis and operates as a single operating segment: Biotechnology. The accounting policies of the Biotechnology segment are the same as those described in Note 1 – Summary of Significant Accounting Policies.

Our Chief Operating Decision Maker (“CODM”) is our Chief Executive Officer, Amir Heshmatpour. The CODM uses net loss, as reported on our condensed consolidated statement of operations, in evaluating the performance of the biotechnology segment and determining how to allocate resources of the Company as a whole, including investing in our research and development programs and acquisition/licensing strategy. The CODM does not review assets in evaluating the results of the biotechnology segment, and therefore, such information is not presented. The following supplemental information breaks down the research and development costs for the three and nine months ended September 30, 2025 and 2024, respectively.

	For the Nine Months Ended September 30,
	2025	2024
Revenues	$39,990	$63,000

Less: Significant and other segment expenses:
NEO100	851,664	693,328
NEO100-02	327,373	203,075
NEO212	798,997	549,249
Pediatric	169,663	103,338
Laboratory	192,377	362,858
Other	50,518	53,878
Total research and development expense	2,390,592	1,965,726

Advisory fee	11,737,806	500,000
Legal and accounting	1,754,287	1,374,869
Employee compensation expenses	516,428	331,873
Amortization expense	798,311	178,869
Investor relations	959,431	18,623
Share based compensation	25,964,096	-
Other general and administrative expense	1,260,873	721,831
Interest expense - related parties’ loans	1,227,487	2,559,456
Loss on extinguishment of Bridge loan - related party	-	2,069,923
Loss on settlement	380,162	-
Interest and other income	(327,377)	(12,687)
Net loss	$(46,622,106)	$(9,645,482)

	For the Three Months Ended September 30,
	2025	2024
Revenues	$-	$-

Less: Significant and other segment expenses:
NEO100	163,036	236,607
NEO100-02	125,586	79,644
NEO212	343,368	189,553
Pediatric	70,653	34,350
Laboratory	-	362,858
Other	12,395	53,713
Total research and development expense	715,038	956,725

Advisory fee	-	500,000
Legal and accounting	276,378	219,531
Employee Expenses	182,268	186,149
Amortization expense	438,111	67,076
Investor relations	188,358	11,960
Share based compensation	5,040,246	-
Other general and administrative expense	532,359	253,348
Interest expense - related parties’ loans	869,815	2,400
Loss on extinguishment of bridge loan	-	-
Loss on settlement	380,162	-
Interest and other income	(6,815)	(12,687)
Net loss	$(8,615,920)	$(2,184,500)

Note 11 – Subsequent Events

On July 24, 2025, the Company entered into an agreement with Dr. Ishwar K. Puri and Beth R. Levinson for the acquisition of all equity interests in JandB Holdings LLC, a California limited liability company (“J&B”). J&B was newly formed and held a single patented asset. No other assets, liabilities, employees or facilities were acquired. The single asset passed the “screen test” to be considered an asset acquisition. Expenses of the transaction were not significant.

Under the terms of the asset acquisition, the transaction consideration includes:

(i)	a cash payment of $500,000 and

(ii)

shares of Company common stock equal to (a) 120,000 shares of Company common stock with an attributed value of $25 per share, less (b) an amount of shares equal to (x) the aggregate transaction fees incurred by the Company in connection with all of the transactions related to the Agreement divided by (y) $25.00, rounded up to the nearest whole share.

The Company remitted the cash payment for the patent on October 3, 2025 and received assignment of the patent effective October 8, 2025. As of November 13, 2025, the shares have yet to be issued.

On October 4, 2025, the Company’s wholly owned subsidiary, NuroMENA, signed a Master Services Agreement (MSA) with Insights Research Organization & Solutions (IROS), a UAE- based contract research organization (CRO) and part of the M42 group. The MSA has an initial term of three years from the first work order executed under the agreement. The first work order to be executed under the MSA covers a multi-site, randomized Phase 2b/3 study titled A Multi-Site, Randomized, Phase 2b/3 Study Evaluating Overall Survival of Intranasal NEO100 in Patients with Progressive or Recurrent Grade III Astrocytomas and Glioblastoma Multiforme (GBM), Stratified by IDH1 Mutation Status, Compared to Best Standard of Care.

On November 4, 2025, the Company sold 76,665 shares of common stock at $9.78 per share for gross proceeds of approximately $750,000 pursuant to Equity Purchase Agreement with Mast Hill Fund, LP.

On November 6, 2025, the Company granted 1,200,000 RSUs to Amir Heshmatpour and 70,000 RSUs to Grace Fisher.

NEONC TECHNOLOGIES HOLDINGS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NEONC TECHNOLOGIES HOLDINGS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

NeOnc Technologies Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of NeOnc Technologies Holdings, Inc. (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows for each of the two years in the period ended December 31 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2022.

Philadelphia, PA

February 26, 2025

NEONC TECHNOLOGIES HOLDINGS, INC.

Consolidated Balance Sheets

	December 31, 2024	December 31, 2023
Assets
Current Assets
Cash	$64,893	$31,862
Deferred offering costs	1,071,947	970,582
Debt issuance costs - current	671,804	-
Prepaid expenses and other	386,559	262,932
Total Current Assets	2,195,203	1,265,376
Non-Current Assets
Debt issuance costs - net of current portion	1,198,512
Right of use asset - operating lease	23,526	-
Total Assets	$3,417,241	$1,265,376

Liabilities and Shareholders’ Deficit
Current Liabilities
Accounts payable	$2,893,079	$1,565,968
Accounts payable - related parties	628,277	1,390,961
Litigation settlement payable	4,641,250	4,600,000
Accrued compensation	734,874	1,091,243
Bridge loan - related party	-	6,555,457
Lease liability, current	24,722	-
Note payable - related party, at fair value	-	50,000
Total Current Liabilities	8,927,202	15,253,629

Commitments and contingencies

Shareholders’ Deficit:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares were issued and outstanding as of December 31, 2024 and 2023, respectively	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized; 18,090,526 and 16,560,000 shares issued and outstanding as of December 31, 2024 and 2023, respectively	1,809	1,656
Additional paid in capital	45,101,675	24,720,072
Accumulated deficit	(50,608,445)	(38,709,981)
Total Shareholders’ Deficit	(5,504,961)	(13,988,253)

Total Liabilities and Shareholders’ Deficit	$3,417,241	$1,265,376

See accompanying notes to the consolidated financial statements.

NEONC TECHNOLOGIES HOLDINGS, INC.

Consolidated Statements of Operations

	For the Year Ended December 31,
	2024	2023
Revenues:
Revenue	$83,000	$70,462

Operating Expenses:
Research and development	3,045,239	1,534,114
Legal and professional	2,000,623	1,907,687
General and administrative	1,638,410	1,488,557
Advisory fee	500,000	500,000
Litigation settlement expense, net	41,250	4,100,000
License expense	-	2,737,773
Total Operating Expenses	7,225,522	12,268,132
Loss From Operations	(7,142,522)	(12,197,669)

Other Income and Expense:
Interest income	16,133	-
Amortization of debt issuance costs	(145,097)	-
Interest expense - related parties	(2,557,055)	(2,723,396)
Loss on extinguishment of Bridge loan - related party	(2,069,923)	-
Net Loss	$(11,898,464)	$(14,921,065)

Loss per share:
Net loss per share - basic and diluted	$(0.69)	$(1.02)
Weighted average number of common shares outstanding during the period - basic and diluted	17,342,755	14,681,111

See accompanying notes to the consolidated financial statements.

NEONC TECHNOLOGIES HOLDINGS, INC.

Consolidated Statements of Changes in Shareholders’ Deficit

	Common Stock		Additional Paid In	Accumulated	Total Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance - January 1, 2023	10,500,000	$1,050	$22,212,455	$(23,788,916)	$(1,575,411)
Common stock issued for share exchange	5,500,000	550	(100)	-	450
Common stock issued for license fee	560,000	56	2,507,717	-	2,507,773
Net loss	-	-	-	(14,921,065)	(14,921,065)
Balance - December 31, 2023	16,560,000	$1,656	$24,720,072	$(38,709,981)	$(13,988,253)

Balance - January 1, 2024	16,560,000	$1,656	$24,720,072	$(38,709,981)	$(13,988,253)
Sale of common stock, net of costs	384,646	38	4,615,751	-	4,615,789
Common stock issued for bridge loan conversion	979,039	98	11,748,366	-	11,748,464
Common stock issued for settlement of vendor payable	127,258	13	1,527,077	-	1,527,090
Common stock issued for settlement of accrued compensation	34,375	3	412,497	-	412,500
Common stock issued for note payable conversion	5,208	1	62,499	-	62,500
Warrants issued for line of credit	-	-	2,015,413	-	2,015,413
Net loss	-	-	-	(11,898,464)	(11,898,464)
Balance - December 31, 2024	18,090,526	$1,809	$45,101,675	$(50,608,445)	$(5,504,961)

See accompanying notes to the consolidated financial statements.

NEONC TECHNOLOGIES HOLDINGS, INC.

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(11,898,464)	$(14,921,065)
Adjustments to reconcile net loss to net cash used in operating activities:
Increase in bridge loan - expenses paid by bridge loan provider on behalf of the Company	476,393	1,997,775
Accretion of original issue discount on bridge loan - related party	2,557,055	2,721,747
Amortization of right to use asset	245,945	-
Amortization of debt issuance costs	145,097	-
Common stock issued for license fee, at fair value	-	2,507,773
Litigation settlement expense, net	-	4,100,000
Write off of deferred offering costs	703,796	-
Loss on extinguishment of bridge loan	2,069,923	-
Changes in operating assets and liabilities:
Prepaid expenses	(123,627)	(24,774)
Accrued compensation	56,131	678,743
Lease liability	(244,748)	-
Accounts payable and accounts payable - related parties	1,798,583	1,059,789
Net cash used in operating activities	(4,213,916)	(1,880,012)

Cash flows from financing activities:
Proceeds from related party loans	892,028	3,507,972
Repayment of related party loans	(791,077)	(2,135,277)
Deferred offering costs	(469,793)	(94,569)
Proceeds from sale of common stock, net	4,615,789	450
Net cash provided by financing activities	4,246,947	1,278,576

Net increase (decrease) in cash	33,031	(601,436)
Cash - beginning of period	31,862	633,298
Cash - end of period	$64,893	$31,862

Supplemental disclosure of non-cash financing activities:
Original issue discount on bridge loan - related party	$1,368,421	$5,968,987
Increase in bridge loan payable - prepaid and deferred offering costs paid directly by bridge loan provider on behalf of the Company	$31,346	$463,241
Conversion of bridge loan to common stock	$11,748,464	$-
Conversion of accrued compensation to common stock	$412,500	$-
Conversion of accounts payable to common stock	$1,527,090	$-
Warrants issued for line of credit commitment	$2,015,413	$-
Right of use asset at lease commencement	$536,605	$-
Decrease in right of use asset and liability from lease amendment	$267,134	$-
Deferred offering costs within accounts payable	$325,000	$475,000

See accompanying notes to the consolidated financial statements.

Note 1 – Description of Business and Liquidity

NeOnc Technologies, Inc. (“NTI”) was incorporated on April 13, 2005, as a California corporation. On April 7, 2023, NTI merged into NeOnc Technologies Holdings, Inc. (“NTHI” and the combined entities “NeOnc” or the “Company”). NTHI was incorporated January 5, 2023, as a Delaware Corporation.

NeOnc is the developer of a novel molecular technology that provides enhanced targeted delivery of technologies for treating central nervous system diseases. The Company’s lead product, NEO100 is in clinical trials treating glioblastoma, and has Orphan Drug and Fast Track designation from the United States Food and Drug Administration (“FDA”). The Company licensed the underlying technology from the University of Southern California. (“USC”).

In December 2022, the Company signed a Letter of Intent (“LOI”) with an investment advisory firm AFH Holdings and Advisory, LLC (“AFH”) to create a newly formed corporation called NeOnc Technologies Holding Company, Inc. (“NTHI”) to facilitate future fundraising transactions (see Note 3). On April 7, 2023, the Company entered into share exchange agreements whereby all of the common shareholders of NTI exchanged all of their stock in NTI for a total of 10,500,000 shares of NTHI common stock in the share exchange (“Share Exchange”). At the consummation of the Share Exchange transaction, AFH and its affiliated entities, individuals, or assignees owned an aggregate of 34.4% (5,500,000 shares) of the fully diluted issued and outstanding common shares of the Company. For a period of two years after an IPO or direct listing, AFH will also act as an investment advisor in future financing transactions. Except for the completed exchange transaction described above, there is no assurance of consummation of any of the transactions contemplated by the LOI. There can be no assurance that a fundraising transaction can be completed.

Liquidity

The accompanying financial statements have been prepared on the basis that the Company is a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. At December 31, 2024, the Company had cash totaling $64,893. For the year ended December 31, 2024, the Company incurred a net loss of $11,898,464 and has an accumulated deficit of $50,608,445 at December 31, 2024. The Company has financed its working capital requirements to date primarily through the issuance of common stock, preferred stock, shareholder loans and a short-term bridge loan.

As of December 31, 2024, the Company is preparing for a direct listing on a national exchange (“DL”) of its common stock, however, there is no certainty that the DL can be completed. The Company does not have sufficient available capital to fund operations for a period of twelve months from the issuance date of these financial statements. The Company will need to raise additional funding to complete the development of its products and commence the market launch, assuming regulatory approval is obtained. The Company does not know whether additional financing will be available when needed, whether it will be available on favorable terms, or if it will be available at all. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On October 11, 2024, the Company entered into an agreement with a broker dealer to serve as placement agent and provide broker services in connection with the proposed sale of common stock up to $10,000,000. As of December 31, 2024, the broker dealer has closed on commitments from investors of $10,000,000 to purchase common stock at $16 per share which as of December 31, 2024 are being held in escrow until the Company has an effective registration statement on file with the SEC. The Company is in the process of filing with the SEC for a registration statement, however no assurance can be given that the Company will complete the process.

Other risks and uncertainties

The Company is subject to risks common to biopharmaceutical companies, including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, product liability, and the uncertainty of market acceptance of products and the potential need to obtain additional financing. The Company is dependent on third-party suppliers and, in some cases, single-source suppliers. The Company’s products require approval or clearance from the FDA prior to commencing commercial sales in the United States. Approvals or clearances are also required in foreign jurisdictions where the Company may license or sell its products. There can be no assurance that the Company’s products will receive all required approvals or clearances.

There can be no assurance that the Company’s products, if approved, will be accepted in the marketplace, nor can there be any assurance that any future products can be developed or manufactured at an acceptable cost with appropriate performance characteristics or that such products will be successfully marketed, if at all.

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies

Basis of presentation

These accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), including all pronouncements of the U.S. Securities and Exchange Commission applicable to annual financial statements.

Principles of consolidation

The accompanying consolidated financial statements and related notes to the consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

In preparing the Company’s financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company, from time to time during the period covered by these financial statements, may have had bank account balances in excess of federally insured limits. The Company has not experienced losses in such accounts. For the statements of cash flows, the Company considers all short-term investments purchased with a maturity of three months or less to be cash equivalents. At December 31, 2024 and 2023, the Company did not have any cash equivalents.

Deferred offering costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet dated December 31, 2024 that are related to the planned public offering of its securities (See Note 3). These costs have been capitalized and are expected to be recognized in equity upon the completion of the securities offering. If planned offerings are terminated, the related capitalized deferred offering costs are written off.

Debt issuance costs

Debt issuance costs represent costs directly attributable to warrants issued for a line of credit commitment. Such costs represent the fair value of warrants issued to the debt facility provider, and are amortized to the statement of operations on a straight-line basis which approximates the effective interest rate method, over the term of the debt instrument. The debt issuance costs, net of accumulated amortization is classified as a long-term asset until the Company begins to draw funds from the debt facility in accordance with ASC 815: Derivatives and Hedging. At such time, the pro-rata portion of amounts borrowed as compared to the total debt facility will be reclassified as a contra-debt account.

Warrants

The Company evaluates the terms of warrants issued and determines if the instrument requires liability or equity accounting classification under ASC 815: Derivatives and Hedging and ASC 480: Distinguishing Liabilities from Equity.

Notes payable

The Company has elected to account for notes payable to a shareholder using the fair value option in accordance with the guidance contained in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 825-10-25. The fair value option provides an option to elect fair value as an alternative measurement for selected financial assets, financial liabilities, unrecognized firm commitments, and written loan commitments. See Note 4 for additional information.

The Original Issue Discount (“OID”) to be earned under the bridge loan is recognized ratably over the term of each draw-down under the loan through the maturity date.

Leases

The Company classifies its leases either as operating or financing lease at inception. The company has an operating lease. This lease is recorded as an operating lease, right of use (ROU) assets and operating lease liabilities on the accompanying consolidated balance sheets.

Operating lease ROU assets and the related lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. The operating lease ROU assets also include lease incentives and initial direct costs incurred. For operating leases, interest on the lease liability and the amortization of ROU asset result in straight-line rent expense over the lease term. Leases may include options to extend or terminate the lease which are included in the ROU operating lease assets and operating lease liability when they are reasonably certain of exercise. Certain leases include lease and non-leased components, which are accounted for as one single lease component. Operating lease expense associated with minimum lease payments is recognized on a straight-line basis over the lease term.

Fair value measurements

FASB ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”), defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, representing the assumptions the buyer and seller use in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that the buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs the buyer and seller would use to price the asset or liability developed based on the best information available in the circumstances.

The carrying value of the Company’s accounts payable approximates its fair value because of the short-term nature of these financial instruments. The note payable - related party is reported at fair value as the Company elected the fair value option for such note (see Note 4).

The fair value hierarchy is categorized into three levels based on the inputs as follows:

●	Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, the valuation of these securities does not entail a significant degree of judgment.

●	Level 2 - Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by the market through correlation or other means.

●	Level 3 - Valuations based on unobservable inputs and significant to the overall fair value measurement.

Licenses of intellectual property (“IP”)

The Company evaluates intellectual property licensing agreements in accordance with ASC 808, Collaborative Arrangements. If the license to the Company’s IP is determined to be distinct from the other performance obligations identified in the arrangement, the Company recognizes revenues from consideration allocated to the license when the license is transferred to the customer, and the customer can use and benefit from the licenses. For licenses that are combined with other promises, the Company utilizes judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue. The Company evaluates the measure of progress each reporting period and, if necessary, adjusts the measurement of performance and related revenue recognition. Determining the revenue recognition of IP licenses requires significant judgment and is discussed in further detail for each of the Company’s license and collaboration agreements in Note 5.

At the inception of each arrangement that includes development or regulatory milestone payments, the Company evaluates the probability of reaching the milestones. The Company estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal will not occur in the future, the associated milestone value is included in the transaction price. Milestone payments that are not within the Company’s control or the licensee’s, such as regulatory approvals, are not considered probable of being achieved until those approvals are received.

Therefore, revenue recognized is constrained as management cannot assert that a revenue reversal would not be possible. The transaction price is then allocated to each performance obligation on a residual basis. The Company recognizes revenue as or when the performance obligations under the contract are satisfied. At the end of each subsequent reporting period, the Company re-evaluates the probability of achieving such development milestones and any related constraints. The Company adjusts its estimate of the overall transaction price if necessary. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenues and earnings in the adjustment period. To date, the Company has not recognized any milestone revenue resulting from any of its agreements.

When performance obligations are not required of the Company or following the completion of the performance obligation period, such amounts are recognized as revenue upon transfer of control of the goods or services to the customer. Generally, all amounts received or due other than sales-based milestones and royalties are classified as license and collaboration revenue.

Sales-based milestones and royalties will be recognized as royalty revenue at the later of when the related sales occur or when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied).

Revenue

The Company recognized point-in-time revenue of $83,000 and $70,462 for the years ended December 31, 2024 and 2023, respectively, for the sale/license of technology where the Company has no further performance obligations.

Research and development

Research and development costs are expensed as incurred. Research and development expenses include personnel costs associated with research and development activities, including third-party contractors performing research, conducting clinical trials, and manufacturing drug supplies and materials.

Patent costs

All patent-related costs incurred in filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as legal and professional expenses in the accompanying consolidated statements of operations.

Share-based compensation

The Company has granted stock options and common shares to employees, non-employee consultants and non-employee members of our Board of Directors. The Company measures the compensation cost associated with all share-based payments based on the grant date fair values. Compensation costs associated with grants of common shares are measured at fair value at the date of grant, which has historically been the most recent price paid by investors to purchase shares of the Company’s common stock prior to such grant. The Company recognizes share-based compensation expense over the requisite service period of each award, which generally equals the vesting period, using the straight-line method for awards that contain only service conditions. If the stock grant is contingent upon events that have not yet happened, then the grant is not considered issued.

Net loss per share

Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing net loss by the sum of the weighted average number of common shares outstanding during the period. For periods in which the Company reports a net loss, the diluted net loss per share is the same as basic net loss per share.

For the year ended December 31, 2024, there are potentially dilutive securities outstanding of 312,500 warrants and 3,060,000 restricted stock units, which are not included in the diluted net loss per share calculation since their effect is anti-dilutive.

For the year ended December 31, 2023, there are no potentially dilutive securities outstanding.

Income taxes

The Company recognizes federal, state, and foreign current tax liabilities or assets based on its estimate of taxes payable to or refundable by tax authorities in the current fiscal year. The Company also recognizes federal and state deferred tax liabilities or assets based on the Company’s estimate of future tax effects attributable to temporary differences and carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years those temporary differences are expected to be recovered or settled.

Deferred tax assets are reduced by valuation allowances if, based on the consideration of all available evidence, it is more likely than not that some portion of the deferred tax asset will not be realized. The Company evaluates deferred income taxes quarterly to determine if valuation allowances are required by considering available evidence. If the Company is unable to generate sufficient future taxable income in certain tax jurisdictions, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, the Company could be required to increase its valuation allowance against its deferred tax assets which could result in an increase in the Company’s effective tax rate and an adverse impact on operating results. The Company will continue to evaluate the necessity of the valuation allowance based on the remaining deferred tax assets. The difference between the statutory and effective rates for the years ended December 31, 2024 and 2023 is a result of the Company applying a full valuation allowance against any deferred tax assets as a result of net operating losses due to uncertainties surrounding the usability of such net operating losses.

The Company follows the accounting guidance related to financial statement recognition, measurement and disclosure of uncertain tax positions. The Company recognizes the impact of an uncertain income tax position on an income tax return at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it is less than 50% likely to be sustained. Uncertain tax positions are recognized in the first subsequent financial reporting period in which that threshold is met or from changes in circumstances such as the expiration of applicable statutes of limitations. The Company will recognize interest and penalties related to tax positions in income tax expense.

Segment Reporting

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The standard expands reportable segment disclosure requirements for public business entities primarily through enhanced disclosures about significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”) and included within each reported measure of segment profit (referred to as the “significant expense principle”). The standard has been adopted for our fiscal year 2024 annual financial statements and interim financial statements thereafter and have applied this standard retrospectively for all prior periods presented in the financial statements.

Note 3 – Related party transactions

AFH Holdings and Advisory, LLC advisory agreement

On December 19, 2022, the Company entered into an advisory agreement with AFH to assist the Company in connection with its intent to affect a public listing. AFH was retained to assist the Company with investor presentations and decks, coordinate the retention of an investment banker for an initial public offering, identify legal and accounting professionals to assist in connection with such public offering, identify investor relations/public relations firms, advise on private capital markets activities prior to the initial public offering and coordinate the closing process for the offering.

NTI agreed to affect a share exchange with a special purpose entity (NTHI) substantially owned by AFH, whereby AFH retained approximately 34.4% of the shares of the combined entity after the Share Exchange. The Share Exchange occurred on April 7, 2024 (see Note 1). The Company has accounted for the Share Exchange transaction as a reverse recapitalization with NTI as the accounting acquirer. At the time of the Share Exchange, NTHI had no operations and did not meet the definition of a “business” as defined under U.S. GAAP. Since NTI is the accounting acquirer, its historical financial statements became the Company’s historical financial statements, and such assets and liabilities continued to be recorded at their historical carrying values. The historical common and preferred stock of NTI have been retroactively adjusted for all periods presented to reflect the conversion of preferred stock of NTI to common stock of NTI prior to the Share Exchange and the exchange ratio from the Share Exchange (0.1465 shares of common stock of NTHI for 1 share of common stock of NTI).

On July 12, 2024, the Company amended the AFH advisory agreement section to allow for an upfront payment on the listing date of $2,500,000 and the remaining amount of $8,828,565 to be paid in equal monthly installments for one year. AFH was paid a fee of $500,000 for the amendment and the fee is included in advisory fee expense in the December 31, 2024 consolidated statement of operations. For the year ended December 31, 2023, AFH earned a fee of $500,000 for its advisory work, which is included in advisory fee expense in the consolidated statement of operations.

In addition, the Company agreed to retain AFH as an exclusive advisor to the Company on all financing and mergers and acquisitions for a period of two (2) years from the closing of the private securities offering. Further to the advisory arrangement, AFH shall be paid an aggregate fee in an amount equal to 2% of the post-money valuation of the Company immediately after the effective time of the public offering.

Further, AFH agreed to advance costs of up to $500,000 to the Company for fees paid to service providers related to a financing transaction and were repaid out of proceeds from the short-term loan provided to the company by HCWG LLC. As of December 31, 2024 and 2023, no amounts were outstanding further to the agreement.

Transactions with USC

On March 9, 2009, the Company entered into an exclusive license agreement with USC, pursuant to which USC granted a license to use certain patented technology related to the use of monoterpenes as a solvent, specifically perillyl alcohol. This technology is the basis of the current products under development by the Company. The Company granted USC 117,236 shares of common stock in exchange for the license. Additionally, the Company is required to pay an annual patent maintenance cost of $20,000 and a 2% royalty on all net sales, as defined. The Company has not incurred any royalties through December 31, 2024, since no products are being sold using such technology.

On April 5, 2023, NeOnc amended the license agreement with USC dated March 9, 2009 (“Amended Agreement”) to include all of the worldwide patents developed by the Company related to the biotechnology under development by the Company. The Amended Agreement also had added the Company as an additional licensee. In addition, the Amended Agreement contained the following provisions:

●	The Company issued 560,000 shares of common stock of NTHI on October 11, 2023 to USC. The Company had not issued such shares within 15 days of the effective date of the Amended Agreement, as required by the Amended Agreement, and received a waiver from USC to forgo any material breach of the Amended Agreement for such failures. The fair value of the common stock was issued for the license was valued based upon the pricing from a recent financing round adjusted for the dilution from the Share Exchange. The Company recorded license expense in the amount of $2,507,773 in the accompanying consolidated statement of operations equal to the estimated fair value of the shares to be issued to USC.

●	The Company will pay USC nonrefundable earned royalties of 4% on Net Sales (as defined in the Amended Agreement) of Licensed Products covered by the licensed patents in all countries in which the manufacture, use, sale, offer for sale, or import of such Licensed Products, as such capitalized terms are defined in the Amended Agreement. To date, no sales have been made using Licensed Products, and no royalties are due to USC.

●	The Company will assume responsibility for patent-related costs.

On November 19, 2023, the Company and USC entered into an Amended and Restated Exclusive License Agreement (the “Restated Agreement”). The Restated Agreement addressed and clarified certain reporting obligations of the Company under the license agreement with USC dated March 9, 2009 (“Amended Agreement”), and addressed certain financial and other obligations, defaults, and deficiencies in connection with the Company’s performance under the Amended Agreement. In connection with the Restated Agreement, the Company recorded additional license fees in the amount of $230,000 to cure deficiencies in the March 9, 2009 agreement related to unpaid sub-license fees which is recorded as license fees in the accompanying consolidated statement of operations during the year ended December 31, 2023. On July 17, 2024 the restated agreement was amended to extend the payment date of the $230,000 to the earlier of September 1, 2025 or within five days of a public offering. Such payable is included in accounts payable - related parties in the accompanying consolidated balance sheets as of December 31, 2023 and as of December 31, 2024.

The Company also utilizes laboratory services from USC. The Company has incurred approximately $461,000 and $326,000 of research and development-related costs from USC for the years ended December 31, 2024 and 2023, respectively. The Company incurred approximately $20,000 and $41,000 of patent maintenance and legal-related expenses for the years ended December 31, 2024 and 2023, respectively. At December 31, 2024 and 2024, the Company owes USC $272,328 and $277,344 respectively, which is included in accounts payable - related parties in the accompanying consolidated balance sheets.

From time to time prior to January 1, 2023, the Company has been unable to reimburse USC for such costs. Therefore, USC deducted certain amounts due to the Chairman for compensation for his services as faculty at USC to satisfy the amounts due from the Company to USC. In 2024, the Company reached an agreement to convert a portion of amount owed as of such date in the amount of $1,377,096 to 114,758 common shares at $12 per share (the share price of the most recent financing round) and is recorded as a portion of the common stock issued for settlement of vendor payable in the Consolidated Statements of Changes in Shareholders’ Deficit for December 31, 2024.

Accrued compensation

The Company has incurred $785,996 and $798,743 for the years ended December 31, 2024 and 2023, respectively for compensation to the management team, Chairman, COO and CFO, all of whom are shareholders (the “Employees”). This compensation is recorded in the consolidated statement of operations as part of general and administrative expenses. On June 30, 2024, the Employees converted $412,500 of their accrued compensation into 34,375 shares of common stock at $12.00 per share (the share price of the most recent financing round). On June 30, 2024 and in light of the current macro-economic funding environment, the Board of Directors of the Company resolved to reverse their 2023 decision to provide bonuses to certain members of management, and accordingly $251,576 was recorded as a reduction of compensation expense in the year ended December 31, 2024. The amount accrued for the management team, including related payroll taxes, was $734,874 and $1,091,243 as of December 31, 2024 and 2023, respectively.

Note 4 – Related Party Loans Payable

Note Payable

In 2023, the Company issued $50,000 of convertible notes to a shareholder due August 30, 2024 (“Note”). The Note bears interest at 2% per annum. This Note and all accrued interest thereon is convertible, at the option of the noteholder, into the class and series of equity securities (“Conversion Stock”) that is sold by the Company in its next issuance of equity securities in a Financing Transaction (as defined below), consummated after the issuance date of the note. A Financing Transaction is a sale, other than an initial public offering (“IPO”), of equity securities by the Company to investors for cash. The Financing Transaction does not include the issuance of stock, options, or warrants to service providers in connection with the rendition of such services or to third parties in connection with the contribution of non-cash assets to the Company. The number of shares of Conversion Stock to be issued to the noteholder upon such conversion shall be equal to the quotient obtained by dividing (i) the entire principal amount of this Note plus accrued interest by (ii) the Financing Transaction Conversion Price (as defined below). The Financing Transaction Conversion Price shall be equal to seventy-five percent (75%) of the price paid for one share of Conversion Stock by the investors in the Financing Transaction. The entire principal amount of and accrued interest on this Note shall automatically be converted, without further action on the part of the noteholder or the Company, into the class and series of stock issued by the Company, at the closing of an IPO. The number of shares of stock to be issued to the holder upon such conversion shall be equal to the quotient obtained by dividing (i) the entire principal amount of this Note plus accrued interest by (ii) the IPO Conversion Price (as defined in the Note). On January 31, 2024, the Note was assigned to HCWG LLC (an entity owned by certain shareholders, directors, and officers of the Company). Additionally, as part of the assignment, the Note was amended to increase the principal balance to $62,500, amend the maturity date to the date that the Company completes its initial public offering, and the Note was subordinated to the Bridge Loan (defined below).

The Company has elected to account for the Note under the fair value option (See Note 2). The fair value of the Note (classified within Level 3 of the fair value hierarchy) approximated the face amount of $50,000 at both December 31, 2024 and 2023. As such, no adjustment was made to the carrying value of the Note.

On June 30, 2024, the Company and noteholder entered an agreement with HCWG LLC to assume the Note. As part of the agreement, an outstanding interest of $2,250 at the time of the assignment, plus an additional interest charge of $10,250 upon assignment of the loan, was converted to principal, for a total principal balance of $62,500. The additional interest of $10,250 is recorded as an interest expense in the accompanying consolidated statement of operations. On July 23, 2024, the note was converted into 5,208 shares of common stock.

Bridge Loan

In April 2023, the Company entered into a non-interest bearing, non-convertible promissory note with HCWG LLC (the “Bridge Loan”). Borrowings under the Bridge Loan carry a 50% (or 1 times cash amounts borrowed) original issue discount (“OID”) on principal and through subsequent amendments the maximum cash borrowing was increased to $10,000,000 at December 4, 2023. The outstanding amounts under this Bridge Loan were payable at the earlier of the date the Company completes an IPO or December 4, 2024, (the “Maturity Date”).

Through December 31, 2024 and 2023, the Company had received under the Bridge Loan an aggregate of $7,337,408 and $5,968,987, respectively. The OID was recognized ratably over the term of each draw-down under the Bridge Loan through the Maturity Date unless settled earlier, at which point the accretion is accelerated. Accretion of the OID for the year ended December 31, 2024 and 2023, amounted to $2,557,055 and 2,721,747, respectively, and are included in interest expense in the accompanying consolidated statement of operations. Summary of the bridge loan activity for the years ended December 31, 2024 and 2023, respectively, is as follows:

	For the year ended December 31, 2024	For the year ended December 31, 2023
Bridge loan - rollforward

Principal outstanding	$9,802,697	$-
Borrowings	1,368,422	5,968,987
OID	1,368,422	5,968,987
Repayments	(791,077)	(2,135,277)
Total principal outstanding before conversion	11,748,464	9,802,697
Conversion to common stock	(11,748,464)	-
Principal; outstanding	$-	$9,802,697

For the year ended December 31, 2023
Bridge loan

Principal Outstanding	$9,802,697
Less: Unrecognized OID	(3,247,240)
Total:	$6,555,457

On June 14, 2024, the Company reached an agreement with HCWG LLC to convert the outstanding principal and interest on the Bridge Loan totaling $11,748,464 to 979,039 shares of common stock at $12 per share. The fair value of the common stock issued for the conversions was valued based upon the pricing from a recent financing round which was $12 a share. The difference between the carrying value of the debt as of the date of the extinguishment of $9,678,541 and the fair value of the shares issued to settle to the debt as of the date of the extinguishment of $11,748,464 is recorded as a loss on extinguishment. As a result of this conversion, the Bridge Loan was terminated and is no longer available to the Company for borrowing.

The Company has a receivable due from HCWG LLC totaling $148,705 which is recorded within prepaid expenses and other on the consolidated balance sheet at December 31, 2024.

Note 5 – Leases

On February 1, 2024, the Company entered a 24-month lease for office space, which calls for a monthly base rent of $25,000, increasing at 3% per annum. The Company has only one operating lease and has no financing leases. The Company’s lease does not contain options to renew or extend the lease term or options to terminate leases early, except for insolvency. In calculating the present value of future lease payments, the Company utilized its incremental borrowing rate based on the lease term. The Company’s net lease non-lease components (e.g., standard area maintenance, maintenance, consumables, etc.) are paid separately from rent based on actual costs incurred and, therefore, are not included in the right-of-use asset and lease liability and are reflected as an expense in the period incurred. On November 27, 2024, the Company amended the lease expiration date from January 31, 2026, to January 31, 2025.

As of December 31, 2024, the consolidated balance sheet reflects a right-of-use asset of $23,526 and a lease liability of $24,722. The Company recorded lease expense of $245,944 and $0 during the year ended December 31, 2024, and 2023, respectively, within general and administrative expenses on the consolidated statements of operations. Cash paid for amounts included in the measurement of lease liability was $275,000 and $0, respectively, during the year ended December 31, 2024, and 2023, respectively. The lease liability was computed using an interest rate of 13.49% and as of December 31, 2024, the lease has a remaining life of one month. Future lease payments under non-cancellable operating leases are detailed as follows:

December 31, 2024
Future Operating Lease Payments
2025	$25,000
Total lease payments	25,000
Less imputed interest	(278)
Present value of lease payments	24,722
Less: current portion	(24,722)
Lease liability, net of current portion	$-

Note 6 – Common and preferred Stock

NeOnc Technologies Holdings, Inc.

The total number of shares of common stock available for issue by NTHI is 100,000,000 shares of common stock at $0.0001 par value per share and the total number of shares of preferred stock is 10,000,000 at a par value of $0.0001. See Note 1 for discussion of the issuance of common shares pursuant to the Share Exchange. As of December 31, 2024, no preferred shares have been issued. During the year ended December 31, 2024, the Company sold 384,646 shares of common stock at a price of $12 per share for gross proceeds of $4,615,789.

The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

Note 7 – Collaboration and license agreements

License Agreement - Orient EuroPharma Co., Ltd.

On November 8, 2013, the Company entered into a collaboration agreement (“Agreement”) with Orient EuroPharma Co., Ltd. (“OEP”), pursuant to which the parties will develop certain licensed products defined in the Agreement. NeOnc will license OEP the right to commercialize the Company’s drug NEO100, a highly purified form of perillyl alcohol (“Licensed Product”), in the territories specified in the license agreement (“Territory”).

Pursuant to the terms of the Agreement, OEP will bear the cost of, and be responsible for, among other things, developing pre-clinical materials, conducting the clinical studies and other developmental activities for the Licensed Products, and bear the cost of and be responsible for, among other things, preparing and filing applications for regulatory approval in the Territory and for commercializing Licensed Products in the Territory, and will use commercially reasonable efforts to commercialize Licensed Products and obtain pricing approval for Licensed Products in the Territory.

As part of the Agreement, OEP agreed to compensate the Company as follows:

●	Reimbursement of the costs related to an Investigational New Drug Application filing with the FDA, which was received in 2014 and 2016.

●	$200,000 paid upon signing the agreement in 2013, and

●	Specified clinical milestone payments of up to $1,900,000. The Company received a milestone payment of $300,000 during the year ended December 31, 2020 upon completion of the first phase of clinical trials. The Company has received no other clinical milestone payments through December 31, 2024.

The Company has determined that the arrangement is within the scope of ASC 808, Collaborative Arrangements, as both NeOnc and OEP are active participants in the activity, and they are both exposed to significant risks and rewards dependent on the commercial success of the activity. The Company has determined two performance obligations under the arrangement – the scientific development phase and the clinical trial evaluation phase. The Company had deferred recognition of revenue on the $200,000 paid upon signing the agreement and the $300,000 milestone payment received in 2020 as the clinical trial evaluation phase had not yet been completed at that time.

If, after completion of Phase II clinical trials, the Company enters into one or more agreements to license any of the patent rights or Licensed Products to a party other than OEP, then the Company will reimburse specified amounts based upon amounts paid by OEP to the Company, not to exceed $3,000,000 to be paid as various milestones are met.

In 2023, the Company sent notice to OEP indicating their intent to terminate the Agreement with OEP, after which OEP threatened litigation. On February 15, 2024, OEP and the Company entered into a settlement agreement whereas the Company and OEP terminated the Agreement in exchange for a payment in the amount of $4,000,000 payable by the Company to OEP within ten days of the date the Company completes its initial public offering. As part of the settlement, the license was terminated and all rights in the underlying licensed territories have been returned to the Company. The Company recognized $4,000,000 as a litigation settlement expense in the accompanying consolidated statement of operations during the year ended December 31, 2023, and had recorded an associated litigation settlement payable in the accompanying consolidated balance sheets as of December 31, 2024 and 2023.

License Agreement – Neucen Biomedical Co., Ltd.

On December 5, 2015, the Company entered into a license agreement with Neucen Biomedical Co., Ltd. (“NB”), a shareholder of the Company, in which NeOnc will license to NB the right to commercialize the Company’s drug NEO212, a conjugate of perillyl alcohol and temozolomide (“NB Licensed Product”) in the territories specified in the license agreement (“NB Territory”).

Pursuant to the terms of the Agreement, NB will bear the cost of, and be responsible for, among other things, developing pre-clinical materials, conducting the clinical studies and other developmental activities for the NB Licensed Products, and bear the cost of, and be responsible for, among other things, preparing and filing applications for regulatory approval in the NB Territory and for commercializing NB Licensed Products in the NB Territory, and obtain pricing approval for NB Licensed Products in the NB Territory.

NB must pay the Company tiered royalties of 1-5% on net sales of NB Licensed Products in the NB Territory. The Company received no sales milestones or royalties through December 31, 2024, as no commercialized products are using such technology.

In June 2023, NB and NTHI mutually agreed to terminate this license agreement, and no consideration was paid or received related to such termination.

Note 8 – Segment Reporting

The company manages our business activities on a consolidated basis and operates as a single operating segment: Biotechnology. The accounting policies of the Biotechnology segment are the same as those described in Note 1 – Summary of Significant Accounting Policies.

Our Chief Operating Decision Maker (“CODM”) is our President and Chief Executive Officer, Dr. Chen. The CODM uses net loss, as reported on our Consolidated Statement of Operations, in evaluating the performance of the biotechnology segment and determining how to allocate resources of the Company as a whole, including investing in our research and development programs and acquisition/licensing strategy. The CODM does not review assets in evaluating the results of the biotechnology segment, and therefore, such information is not presented. The following supplemental information breaks down the research and development costs for the years ended December 31, 2024 and 2023, respectively.

	For the Year Ended December 31,
	2024	2023
Revenues	$83,000	$70,462

Less: Significant and other segment expenses:
NEO100	1,200,624	702,226
NEO100-02	320,987	-
NEO212	870,634	279,859
Pediatric	191,593	169,777
Laboratory	460,559	326,272
Other	841	55,980
Total clinical trial expense	3,045,238	1,534,114
Legal and accounting	1,178,812	1,907,687
Offering costs	821,812	-
Employee expenses	686,131	798,743
Advisory services	500,000	500,000
Lease amortization	245,944	-
Advertising	349,278	141,109
General and administrative expense	357,057	550,354
Litigation settlement expense, net	41,250	4,100,000
License expense	-	2,737,773
Interest expense - related parties and loss on extinguishment of bridge loan	4,626,978	2,721,747
Amortization expense	145,097	-
Interest income	(16,133)	-
Net loss	$(11,898,464)	$(14,921,065)

Note 9 – Stock-Based Compensation

On April 12, 2023, the Company adopted the 2023 Equity Incentive Plan (the “2023 Plan”), which allows the issuance of up to 3,440,000 shares of the Company’s authorized and unissued common stock in the form of incentive stock options, non-qualified stock options, restricted stock units, performance share units, or other forms of equity as may be added in the future to employees, directors and consultants of the Company and its affiliates.

In January and February 2024, 2,460,000 and 200,000, respectively, restricted stock units (“RSUs”) were granted to the executive officers and directors further to the 2023 Plan as described above. Of the total RSUs granted 1,686,667 vest 100% seven months from the date that the Company lists on a national exchange, 486,667 will vest in equal monthly installments over a one (1) year period commencing on the eighth month from the effective date of the listing on a national exchange and 486,666 are performance-based, the vesting of which will be predicated on certain financial and operational performance metrics being met after the effective date of the listing on a national exchange as set forth the grant agreements.

On October 23, 2024, 200,000 RSUs were granted to each of the CEO and the Executive Chairman, for a total of 400,000, and 100,000 granted to the Board of Directors were canceled. These granted RSUs vest seven months from the effective date the Company lists on a national exchange. As of December 31, 2024, 380,000 common shares remain unissued in the 2023 Plan.

Since the terms of the grants are not fixed due to the uncertainty of the timing and completion of a listing on a national exchange as of December 31, 2024, the RSU’s are not considered issued and outstanding, and no expense related to such instruments is recognized.

Note 10 – Commitments and Contingencies

Contingent Fee Arrangements

Placement Agent

On October 11, 2024, the Company entered into an agreement with RBW Capital Partners LLC, a division of Dawson James Securities, Inc. (“Broker”) to serve as placement agent and provide broker services in connection with the possible sale of common stock up to $10 million. If a sale is made between the Company and any institutional or individual third-party funding source introduced by the placement agent, the Company will pay a placement fee of 8% of the gross proceeds. In addition, the company agrees to pay; (a) 1.0% of the gross proceeds for non-accountable expenses; and (b) out of pocket expenses plus the costs associated with the use of a third-party electronic road show service up to $10,000. The agreement expires on January 11, 2025 and was amended and restated on January 29, 2025 to extend the term for another six months through July 29, 2025.

During the year ended December 31, 2024, we entered into agreements with investors to sell 624,999 shares of common stock at the private placement price of $16.00 per share for gross proceeds of approximately $10,000,000 (the “Private Placement”) which are currently being held in escrow until the Company has an effective registration statement on file with the SEC. In connection with the Private Placement, the Company incurred placement agent fees from Broker of $235,000 of which $225,000 is payable upon the release of the Private Placement funds from escrow. Such amounts are recorded within deferred offering costs on the consolidated balance sheet at December 31, 2024.

On January 29, 2025, the Company amended the agreement with RBW Capital Partners LLC, a division of Dawson James Securities, Inc., increasing the placement fee to 12% from 8% of the gross proceeds, and eliminated the 1% non-accountable expense fee.

Advisory Services

On October 3, 2024 as amended on January 23, 2025, the Company entered into an agreement with Broker, for financial advisory and investment banking services in connection with a direct listing of the Company’s common stock on the Nasdaq Global Market or other major US market. The agreement provides for a one-time fee of $250,000 payable three days after the direct listing and the issuance of 30,000 shares of common stock which are restricted until the shares are registered by filing a resale S-1 within 30 days after the effective date of the direct listing. In addition, the Company agreed to pay up to $100,000 for fees and expenses of legal counsel and other out-of-pocket expenses plus the costs associated with the use of a third-party electronic road show service. Such fee and expenses of legal counsel in the amount of $100,000 is included in accounts payable and deferred offering costs in the accompanying consolidated balance sheets as of December 31, 2024. The agreement expired on January 3, 2024, and was amended and restated on January 23, 2025 to extend the term for another six months through July 23, 2025.

During the year ended December 31, 2023, the Company incurred $475,000 in fees with service providers which were payable upon completion of a previous planned offering, and are included in accounts payable on the December 31, 2023 consolidated balance sheet. As a result of the termination of the previous planned offering during the year ended December 31, 2024, such amounts became immediately payable and are no longer payable contingent on completion of a planned offering.

Deferred Offering Costs

As of December 31, 2023, the Company had recorded deferred offering costs of $970,582 related to a previous planned offering. During the year ended December 31, 2024, the Company terminated the previous planned offering and determined that some of those costs no longer met the criteria for capitalization as they were specific to the previous planned offering. As a result, the Company wrote off $703,796 of such costs, which was recorded within legal and professional expense on the consolidated statement of operations for the year ended December 31, 2024. Total deferred costs relating to the Private Placement and direct listing at December 31, 2024 totaled $225,000 and are recorded as deferred offering costs on the consolidated balance sheet at December 31, 2024.

Line of Credit Commitment

On October 11, 2024, the Company entered into a Line of Credit Agreement (“the Agreement”) with HCWG for borrowings of up to $10.0 million. Borrowings under the Line of Credit Agreement bear interest at 10.0% per annum and increases to 14% if the Agreement is extended. Interest payments are due on the first business day of each calendar month and unpaid principal is due on October 12, 2027. No amounts have been borrowed under the facility through December 31, 2024.

In connection with the agreement, the Company issued HCWG five-year warrants to purchase up to 312,500 shares of our common stock at a per-share exercise price of $12.00. These warrants expire on October 23, 2029. As of December 31, 2024, there were 312,500 warrants issued, outstanding and fully vested.

The fair value of the warrants on the grant date was determined using the Black-Scholes valuation model, with the following key assumptions:

●	Fair value of common stock: $12.00

●	Expected volatility: 86%

●	Risk-free interest rate: 4.82%

●	Term: 2.5 years

The fair value of warrants at inception was $2,015,413, which was recorded as additional paid-in capital on the consolidated statement of stockholders’ equity for the year ended December 31, 2024, and as debt issuance costs on the balance sheet. At December 31, 2024, unamortized debt issuance costs total $1,870,316 on the balance sheet.

Equity Purchase Agreement

On October 22, 2024, we entered into an equity purchase agreement (the “Equity Purchase Agreement”) with Mast Hill Fund, LP (“Mast Hill”) pursuant to which the Company may sell and issue to the investor, and the investor may purchase from the Company, up to $50,000,000 of Company’s common shares. Under the Equity Purchase Agreement, the Company has the right, but not the obligation, to direct Mast Hill, by its delivery to the Mast Hill of a Put Notice from time to time, to purchase Put Shares (i) in a minimum amount not less than $50,000.00 and (ii) in a maximum amount up to the lesser of (a) $750,000.00 or (b) 150% of the average trading volume of the Company’s common stock during the five trading days immediately preceding the Put Date. The Company cannot draw down any funds under the Equity Purchase Agreement until the Company has an effective registration statement.

The actual amount of proceeds we receive pursuant to each Put Notice (each, the “Put Amount”) is determined by multiplying the Put Amount requested by the applicable purchase price. The purchase price for each of the Put Shares equals 95% of the Market Price, (as defined below) less the Clearing Costs (as defined below). Market Price is the lowest volume weighted average prices of the Company’s common shares on its principal market on any trading day during the Valuation Period (as defined below). The Valuation Period is the five trading days immediately following the date on which Mast Hill receives the Put Shares in its brokerage account. Clearing Costs are all the fees incurred by Mast Hill with respect to its brokerage firm, clearing firm, Company transfer agent fees, and attorney fees, with respect to the Put Shares.

The term of the Equity Purchase Agreement will commence on the effective date of the direct listing and will terminate on the earlier of (i) the date on which the Mast Hill shall have purchased Put Shares equal to the $50,000,000, (ii) twenty-four (24) months after the date of the Equity Purchase Agreement, (iii) written notice of termination by the Company to Mast Hill, (iv) this Registration Statement is no longer effective after the initial effective date of this Registration Statement, or (v) the date that, pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a receiver, trustee, assignee, liquidator or similar official is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors.

Litigation

From time to time, the Company is involved in various disputes, claims, liens and litigation matters arising out of the normal course of business which could result in a material adverse effect on the Company’s combined financial position, results of operations or cash flows. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred, and the amount of the assessment can be reasonably estimated. As of December 31, 2024 and 2023, the Company had no liabilities recorded for loss contingencies, except as below.

On June 6, 2023, a vendor filed a complaint against the Company for breach of contract in the Central District of California. The vendor alleged that the Company improperly terminated an Intellectual Property License and Supply Agreement (“IPLSA”) and that the Company also defrauded the vendor in connection with IPLSA. This matter was settled on October 16, 2023, and the Company agreed to pay the vendor $600,000 within 5 business days of the close of the date that the Company completes an IPO or March 31, 2024, whichever occurs first. The Company recognized this as a litigation settlement expense in the accompanying consolidated statement of operations for the year ended December 31, 2023 and a litigation settlement payable in the accompany consolidated balance sheet at December 31, 2024 and 2023.

On March 31, 2024, a vendor agreed to extend the payment until May 15, 2024 for payment of an additional $25,000. The Company has not made the payment as of October 28, 2024, and the settlement is payable on demand. Such amount is included in litigation settlement payable in the accompanying consolidated balance sheet at December 31, 2024. On July 25, 2024, the arbitrator granted the implementation of interest at the statutory rate on the unpaid balance commencing May 15, 2024 until paid, therefore an additional $16,250 of interest expense is recognized in the accompanying consolidated statement of operations during the year ended December 31, 2024.

Note 11 – Income Taxes

The Company has no significant current income taxes due because of the losses generated each year.

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and those used for income tax purposes. The Company’s deferred tax assets relate primarily to its net operating loss carryforwards and other balance sheet basis differences. In accordance with ASC 740, the Company recorded a valuation allowance to fully offset the gross deferred tax asset because it is not “more likely than not” that the Company will realize future benefits associated with these deferred tax assets at December 31, 2024 and 2023. The valuation allowance increased by approximately $2,700,000 and $4,200,000 for the years ended December 31, 2024 and 2023, respectively.

Significant components of the Company’s deferred tax assets at December 31, 2024 and 2023 as follows:

	For the Year Ended December 31,
	2024	2023
Deferred tax assets:
Net operating losses	$8,398,192	$5,452,848
Share based compensation	2,405,371	2,405,371
Interest expense	87,260	849,349
Deferred research and development costs	1,230,953	614,609
Accrued wages	205,765	305,548
Accrued litigation cots	1,299,550	1,288,000
Deferred revenue and other	37,940	37,940
Total deferred tax assets	13,665,031	10,953,665
Valuation allowance	(13,665,031)	(10,953,665)
Deferred tax asset, net of valuation allowance	$-	$-

The difference between income taxes at the statutory federal income tax rate and income taxes reported in the consolidated statements of operations is attributable to a full valuation allowance recorded in all periods since inception.

The provision for income taxes for the taxable years ended December 31, 2024 and 2023 differs from the statutory federal income tax rate for the years ended December 31, 2024 and 2023 as follows:

	For the Year Ended December 31,
	2024	2023
Tax benefit at the federal statutory rate	21%	21%
State tax, net of federal benefit	$7%	7%
Permanent differences	0%	0%
Change in valuation allowance	-28%	-28%
Effective income tax rate	$0%	0%

At December 31, 2024, the Company had Federal net operating loss carryforwards of approximately $30,000,000 which will begin to expire in 2035. Of the total Federal net operating losses, the amounts incurred after 2017 of approximately $22,800,000 will carry forward indefinitely. Sections 382 and 383 of the Internal Revenue Code, and similar state regulations, contain provisions that may limit the NOL carryforwards available to be used to offset income in any given year upon the occurrence of certain events, including changes in the ownership interests of significant stockholders. In the event of a cumulative change in ownership in excess of 50% over a three-year period, the amount of the NOL carryforwards that the Company may utilize in any year may be limited. Although the Company has not undertaken a formal analysis, it is likely that such an ownership change occurred prior to 2020. The years 2021 through 2024 are subject to examination by taxing authorities.

Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s financial statements as of December 31, 2024 or 2023. The Company does not expect any significant changes in its unrecognized tax benefits within twelve months of the reporting date. No tax audits were commenced or were in process for the taxable years that ended December 31, 2024 and 2023. No tax related interest or penalties were incurred during the years ended December 31, 2024 and 2023.

Note 12 – Subsequent Events

The Company has evaluated subsequent events through February 26, 2025, the date these financial statements were available to be issued and determined the following subsequent events have been identified and would require adjustment to our disclosure in the financial statement except as disclosed in Note 10:

In February 2025, our Executive Chairman advanced the Company approximately $300,000. The advances carry a 50% (or 1 times amounts borrowed) original issue discount (“OID”) on the principal. In the event of default, interest is payable at on any unpaid balance at a rate of 10% per annum. The Executive Chairman is to receive a total of $600,000 upon repayment of such advances, including OID, absent default. The Company shall pay the Executive Chairman the entire unpaid principal balance on the earlier of one year following the date of the effective date of the agreement or the date of the direct listing on the Nasdaq Global Market.

111,732 Shares

NEONC TECHNOLOGIES HOLDINGS, INC.

Common Stock

December 23, 2025